EXHIBIT 99.1

August 14, 2023

Dear American Resources Corporation Shareowner:

We previously announced plans to spin-off our wholly owned subsidiary American Carbon Corp. (“ACC”) from American Resources Corporation (“AREC”). The separation will occur by means of a spinoff, intended to be tax-free, of a newly formed company named American Carbon Corporation (“ACC”), which will own American Carbon Corp, including its assets and liabilities.

American Resources Corporation, our existing company in which you currently own common stock, will continue to own and operate our remaining business, American Metals a next-generation, environmentally and socially responsible aggregator and processor of used metals to be recycled into new steel products as well as diversified battery and magnet metal mining business. Our operations are centrally located in the heart of carbon country where an abundance of used metal reserves reside from shut down thermal carbon mines. The Company is leveraging its regional low-cost logistics infrastructure and environmental efforts to expand its aggregation network to feed the rapidly expanding used steel market.

The separation will create two publicly traded companies, AREC and ACC, both with proven long-term strategies, sufficient scale and financial strength that will benefit both businesses. These potential benefits include enhancing the strategic and operational flexibility of each company, enhancing the focus of each management team on its business strategy and operations, allowing each company to adopt a capital structure, acquisition strategy, and return of capital policy best suited to its financial profile and business needs, and providing each company with its own equity currency to facilitate acquisition and to better incentivize management. In addition, once ACC is a stand-alone public company, potential investors will be able to invest directly in ACC’s common stock.

I encourage you to read the attached information statement about ACC, as well as the supplemental information on AREC’s investor relations website. The information statement describes the spinout in detail and contains important business and financial information. Once the spinout is effective, each AREC shareowner will receive shares of ACC based on the number of shares of AREC common stock held by the shareowner as of the record date.

Today’s announcement reflects our continued commitment to generate shareowner value as AREC becomes the premier producer of raw materials to the infrastructure and electrification market. I am confident that American Carbon Corporation will be successful following its separation from American Resources Corporation and look forward to the bright futures of both companies.

Sincerely,

Mark C. Jensen

Chairman and Chief Executive Officer

American Resources Corporation

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August [•], 2023

To Our Future American Carbon Corporation Shareowners:

Thank you for your interest in American Carbon Corporation, American Resources Corporation’s planned spin-off company that is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking. American Carbon Corporation has been a disruptor and innovator in bringing a more modern-day approach to the carbon mining industry. Its restructuring efforts have created a platform with abundant organic growth with extremely low capex relative to its legacy peers while also focusing on environmental stewardship. We believe there’s a great opportunity for a company like American Carbon Corporation to be a leader in supplying high-quality metallurgical carbon to the global infrastructure marketplace.

Importantly for you as a stockholder, we’ll be able to intensify our focus on our strategic priorities. American Carbon Corporation will have a simplified business structure, a capital structure tailored to our opportunities and a clearly outlined investment profile. Our standalone stock listing will create an independent equity currency we can use to recruit talent and structure employee incentive compensation arrangements that are more directly tied to our performance, and pursue strategic objectives, including acquisitions. We intend to continue to drive profitable growth in our business, capitalizing on substantial market opportunities in the global infrastructure marketplace, and to be an innovation leader. We expect to list American Carbon Corporation on the NASDAQ Capital Market under the ticker symbol “[•]”.

We are excited about how American Carbon Corporation is positioned on day one and the ways we intend to advance the company and industry in the years to come. We are passionate about improving lives around the globe by enabling the clean energy economy to have access to the raw materials needed to achieve their projected effectiveness and growth rate. We have assembled a world-class team of talent to lead American Carbon Corporation and through the spin-off, will be able to continue to expand the team for its future success. The attached information statement details our strategy and plans for near and long-term growth to generate value for our shareowners.

Sincerely,

Tarlis Thompson

Chief Executive Officer

American Carbon Corp

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Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion, Dated August 14, 2023

INFORMATION STATEMENT

American Carbon Corporation

Common Stock

(no par value)

We are sending you this Information Statement in connection with the spin-off by American Resources Corporation (“American Resources” or “AREC”) of its wholly owned subsidiary, American Carbon Corporation (the “Company”, “ACC”, or “SpinCo”). To effect the spin-off, AREC will distribute all of the shares of SpinCo common stock on a pro rata basis to the holders of American Resources common stock. We expect that the distribution of SpinCo common stock will be tax-free to holders of American Resources common stock for U.S. federal income tax purposes.

If you are a record holder of American Resources Corporation common stock as of the close of business on [•], 2023, which is the record date for the distribution, you will be entitled to receive one half of a share of SpinCo common stock for every share of American Resources common stock that you hold on that date. American Resources will distribute the shares of SpinCo common stock in book-entry form, which means that we will not issue physical stock certificates. The distribution agent will not distribute any fractional shares of SpinCo common stock.

The distribution will be effective as of 11:59 p.m., New York City time, on [•] 2023. Immediately after the distribution becomes effective, SpinCo will be an independent, publicly traded company.

American Resource’s stockholders are not required to vote on or take any other action to approve the spin-off. We are not asking you for a proxy, and request that you do not send us a proxy. American Resources stockholders will not be required to pay any consideration for the shares of SpinCo common stock they receive in the spin-off, and they will not be required to surrender or exchange their shares of American Resources common stock or take any other action in connection with the spin-off.

No trading market for SpinCo common stock currently exists. We expect, however, that a limited trading market for SpinCo common stock, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of SpinCo common stock will begin on the first trading day after the distribution date. We intend to list SpinCo common stock on the NASDAQ Capital Market under the ticker symbol “[•]”.

In reviewing this Information Statement, you should carefully consider the matters described in the section entitled “Risk Factors” beginning on page 16 of this Information Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this Information Statement is [•], 2023.

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INDUSTRY AND MARKET DATA

This information statement includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms, and our own estimates based on our management’s knowledge of, and experience in, the markets in which we compete. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in surveys of market size. Furthermore, all of this information involves a variety of assumptions, limitations, and methodologies and is inherently subject to uncertainties, and therefore you are cautioned not to give undue weight to these estimates.

INFORMATION STATEMENT SUMMARY

In this Information Statement, unless the context otherwise requires:

•	The “Company”, “ACC”, “SpinCo”, “American Carbon”, “we”, “our”, “ourselves” and “us” refer to American Carbon Corporation and its consolidated subsidiaries after giving effect to the Spin-Off; and

•	“American Resources” or “Parent” refers to American Resources Corporation and its consolidated subsidiaries.

The transaction in which American Resources will distribute to its stockholders a majority of the shares of our common stock is referred to in this Information Statement as the “Share Distribution” or the “Spin-Off.” Prior to American Resources’ Share Distribution of the shares of our common stock to its stockholders, American Resources will undertake a series of internal reorganization transactions, following which SpinCo will hold, directly or through its subsidiaries, the American Carbon Corporation division which we refer to as the “Business.” We refer to this series of internal reorganization transactions as the “Reorganization Transactions.”

Unless the context otherwise requires, or when otherwise specified, references in this information statement to our historical assets, liabilities, products, businesses or activities of our businesses are generally intended to refer to the historical assets, liabilities, products, businesses or activities of American Carbon businesses as they were conducted as part of American Resources prior to completion of the Spin-Off.

The Spin-Off

On August 14, 2023, American Carbon Corporation announced plans for the complete legal and structural separation of our Business from American Resources. In reaching the decision to pursue the Spin-Off, American Resources considered a range of potential structural alternatives for the Business and concluded that the Spin-Off is the most attractive alternative for enhancing stockholder value.

To affect the separation, first, American Carbon will undertake the series of Reorganization Transactions including instituting a shared resource arrangement and establishing an independent board of directors and executive officers. American Resources will subsequently distribute a majority of SpinCo’s common stock to American Resources’ stockholders, and following the Share Distribution, SpinCo, holding the Business, will become an independent, public company.

Prior to completion of the Spin-Off, we intend to enter into a Mutual Services and Transition Agreement with American Resources related to the Spin-Off. The Mutual Services and Transition Agreement will govern the relationship between American Resources and SpinCo up to and after completion of the Spin-Off and allocate between American Resources and SpinCo various assets, rights, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities and in certain cases could result in certain significant business relationships between SpinCo and American Resources. See “Certain Relationships and Related Party Transactions” for more information.

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Completion of the Spin-Off may be subject to the satisfaction or waiver of a number of conditions. In addition, American Resources has the right not to complete the Spin-Off if, at any time, American Resources’ board of directors (the “American Resources Board”) determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of American Resources or its stockholders or is otherwise not advisable. See “The Spin-Off-Conditions to the Spin-Off” for more information.

Following the Spin-Off, SpinCo and American Resources will each have a more focused business and be better positioned to invest in growth opportunities through tailored capital allocation and will be better able to execute on each company’s specific strategic plans. SpinCo is a supplier of raw materials to the rapidly growing infrastructure marketplace, with a primary focus on the extraction, processing, transportation and distribution of metallurgical carbon to the steel industry. SpinCo focuses on running efficient streamlined operations to be the new-aged supplier of raw materials to the infrastructure and electrification marketplace in the most sustainable way by operating with low or no legacy costs and having one of the largest and most innovative growth pipelines in the industry, the SpinCo will work to maximize value for its investors, while being able to scale its operations to meet the growth of the markets it serves. Further, the Spin-Off will allow our management team to devote its time and attention to corporate strategies and policies that are based specifically on the needs of our Business and its dynamic end markets. We plan to create incentives for our management and employees that are more closely tied to business performance and our stockholders’ expectations, which we believe will help us attract and retain highly qualified personnel. Additionally, we believe the Spin-Off will help align our stockholder base with the characteristics and risk profile of our business. See “The Spin-Off-Reasons for the Spin-Off” for more information.

Aspects of the Spin-Off may increase the risks associated with ownership of shares of SpinCo. In connection with the Spin-Off, we may incur substantial indebtedness in the future to execute the growth plan of the business. We may also enter into a revolving credit facility to be available for our working capital and other cash needs in the future as needed. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations- Liquidity and Capital Resources” for more information. Furthermore, as an independent entity we may lose some of the benefits of purchasing power, borrowing leverage and available capital for investments associated with being a larger entity. See “Risk Factors” in this Information Statement. As a consequence of the foregoing, there is no guarantee that any dividends will be declared on our common stock by our board of directors (our “Board”), or if so declared, will be continued in the future. For more information, see “Dividend Policy”.

Following the Spin-Off, we expect our common stock to trade on the NASDAQ Capital Market under the ticker symbol “[•]”.

Our Company

We are an Indiana based Company with operations primarily focused on the extraction, processing, transportation, and distribution of carbon for a variety of industries, with a primary focus on metallurgical quality carbon to the steel industry. Metallurgical carbon also known as “met carbon” is an essential ingredient in the steelmaking process as its carbon context is forged with iron ore to create new steel and other alloy metals. Our operations are strategically located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon is concentrated. As a cost-effective and well-positioned supplier of high-quality metallurgical carbon to the global marketplace, we are the fastest growing U.S. supplier of metallurgical carbon.

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We have six carbon mining and processing operating subsidiaries: McCoy Elkhorn Coal LLC (doing business as McCoy Elkhorn Coal Company) (McCoy Elkhorn), Knott County Coal LLC (Knott County Coal), Deane Mining, LLC (Deane Mining), Wyoming County Coal LLC (Wyoming County), Perry County Resources (Perry County) located in eastern Kentucky and western West Virginia within the Central Appalachian basin, and ERC Mining Indiana Corporation (ERC) located in southwest Indiana within the Illinois basin. The carbon targeted by the Company are generally comprise of metallurgical carbon (used for steel making), pulverized carbon injections (used in the steel making process) and ancillary production of high-BTU, low sulfur, low moisture bituminous carbon used for a variety of uses within several industries, including industrial customers and specialty products.

We intend to expand our operations with low or no legacy costs and having one of the largest and most innovative growth pipelines in the industry, as the Company works to maximize value for its investors, while being able to scale its operations to meet the growth of the markets it serves.

Our Strengths

Our Company benefits from the following competitive strengths:

1. Developing and Operating Our Metallurgical Carbon Properties.

We plan to continue our development of our existing properties and increase annual production over the next few years to continue to expand the production of the clean tons of primarily metallurgical carbon, subject to market conditions, permitting and additional capital deployment. We may also acquire additional leases, properties, or infrastructure to expand our footprint and operational growth.

2. We are a sustainable U.S. Producer of Metallurgical Carbon.

Our footprint and carbon processing and transloading infrastructure presents advantaged characteristics that allow our operations to be a fully integrated producer, processor, and shipper of metallurgical carbon.

3. Maintaining a Conservative Capital Structure and Prudently Managing the Business for the Long Term.

We are committed to maintaining a conservative capital structure with a reasonable amount of debt that will afford us the financial flexibility to execute our business strategies on an ongoing basis and in a variety of markets for our products.

4. Enhancing Carbon Purchase or Services Opportunities.

Depending on market conditions, we will purchase carbon from regional producers or provide carbon services (processing and/or loading of carbon) for a fee from other independent producers. Purchased carbon or carbon services is complementary from a quality blending standpoint with our produced carbons or it may also be sold as an independent product.

5. Demonstrating Excellence in Safety and Environmental Stewardship.

We are committed to complying with both regulatory and our own high standards for environmental and employee health and safety requirements. We believe that business excellence is achieved through the pursuit of safer and more productive work practices.

6. Advancing our Initiatives in Rare Earth Elements and Advanced Carbon Products.

We are also focused on producing concentrates of critical minerals and rare earth minerals from carbon-based materials as potential future revenue streams. These initiatives provide additional growth opportunities and upside potential in future periods.

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Our Growth Strategies

Our Company’s future growth is primarily focused on the following key areas:

1. Maximize profitable carbon production.

In the year ended December 31, 2022, we produced 105,607 tons of carbon from our operational footprint. Based on our management’s operational experience, we are confident in our ability to expand our operations in a safe and efficient manner.

2. Maximize organic growth.

On June 7, 2023, we announced the closing of our tax-exempt financing for our Wyoming County Coal LLC operations in Wyoming County, West Virginia for the development and expansion of our metallurgical carbon operations and critical mineral and rare earth element concentrates business. Having a well-capitalized Wyoming County Coal division will enable efficient growth from operations through our organic footprint.

We have also streamlined our other carbon businesses through the completion of significant reclamation and bond releases over the last 36 months. We have also developed and positioned both the Carnegie 1 and Carnegie 2 mines for future production expansion that will feed our McCoy Elkhorn Coal LLC division.

 3. Capitalize on opportunities for technological innovation to continue to reduce our impact on the environment.

We are fully committed to being a responsible corporate citizen to our employees, customers, communities, and other stakeholders. We are committed to providing our products in a responsible manner. We continue to maintain our focus on negative net acres disturbed through our reclamation and bond release programs. Furthermore, we intend to continue to build out our potential to extract metals from our waste water through our sub licensed patented technology to reduce impact from waste material and extraction of metals from our carbon processing facilities as we have announced in our West Virginia project. The Company’s management and board of directors (the “Board”) are increasingly focused on these and other opportunities for technical and operational innovations.

Industry Overview

Background. Carbon is mined globally using various methods of surface and underground recovery. Carbon is primarily used for steel production and electric power generation, but it is also used for certain industrial processes such as cement production. Carbon is a globally marketed commodity and can be transported to demand centers by ocean-going vessels, barge, rail, truck, or conveyor belt.

In 2022, world carbon production recovered from the COVID-19 pandemic related supply and demand disruptions experienced in 2020. An expansionary economic environment was supportive of carbon fundamentals in 2022. Based on data provided by Research and Markets, and internal estimates, we believe world carbon production increased around 5% in 2022 to approximately 8.5 billion metric tons. Global carbon production likely reached an all-time high in 2022.

China is the largest producer of carbon in the world accounting for about 50% of total production. According to the Chinese National Bureau of Statistics, China produced around 4.5 billion metric tons of carbon in 2022. Other major carbon producing countries are India, Indonesia, the United States, Australia, Colombia, South Africa, and Russia. India, the world’s second biggest cost producer, could reach 1 billion metric tons of production before 2025. In 2022, U.S. carbon production increased by approximately 3% to 540 million metric tons, after increasing around 8% in 2021 to around 525 million metric tons mainly due to lower demand for power generation and subdued exports. U.S. carbon production has been roughly halved in the past decade as carbon-fired generation demand has continued to decrease. The U.S. is now the fourth largest producer after having been surpassed by India and Indonesia in the past decade.

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Steel is produced via two main methods: basic oxygen furnace (BOF) and electric arc furnace (EAF). EAF steelmaking produces steel by using an electrical current to melt scrap steel, while BOF steelmaking relies on coke and iron ore as key inputs to produce pig iron, which is then converted into steel. Metallurgical carbon is a key part of the BOF process as it is used to make coke.

According to World Steel Association, approximately 71% of global steel is produced via the BOF steelmaking process, while in the United States, BOF accounts for around 30% of steel production. The main steel producing countries are China, India, Japan, United States, Russia, South Korea, Turkey, Germany, Brazil, and Italy. Arch sells high-quality metallurgical carbon products that are essential inputs for BOF steel production worldwide. Our focus is to be a premier low-cost, metallurgical carbon supplier to the global steel industry.

All of our metallurgical carbon is produced at operations in either Kentucky or West Virginia. Approximately 50% of the metallurgical carbon produced in the United States is produced in West Virginia. Carbon content, volatility, fluidity, coke strength after reaction (CSR), and other chemical and physical properties are among critical characteristics for metallurgical carbon.

Nearly all of our carbon is sold at the mine or our processing plants where title and risk of loss is transferred to the customer as carbon is loaded into the railcar or truck. Customers are generally responsible for transportation - typically using third party carriers. There are, however, some agreements where we retain responsibility for the carbon during delivery to the customer site or intermediate terminal. Our export carbons usually change title and risk of loss as the carbon is loaded at the mine, processing plant or occasionally on the vessel at the port.

Carbon prices are tied to supply and demand patterns, which are influenced by many uncontrollable factors. For metallurgical carbon, the price of carbon is affected by the supply and demand of competitive carbon, transportation, the price of steel, the price of scrap, demand for steel, transportation rates, strength of the U.S. dollar, regulations, international trade disputes and economic conditions.

U.S. Carbon Production. The United States is among the top four largest carbon producers in the world. According to the U.S. Energy Information Administration (EIA), there are over 250 billion short tons of recoverable carbon reserves in the United States. Current domestic recoverable carbon reserves could supply the carbon-fired generation fleet for the next 450 years, based on current demand.

The EIA subdivides United States carbon production into three major areas: Western Region, Appalachia, and Interior Region. According to the preliminary information from EIA, total U.S. carbon production increased by an estimated 15 million short tons in 2022, to around 595 million short tons.

The Western Region includes the Powder River Basin and the Western Bituminous region. According to the EIA, carbon produced in the Western Region increased from approximately 330 million short tons in 2021 to around 345 million short tons in 2022. The Powder River Basin is located in northeastern Wyoming and southeastern Montana and is the largest producing region in the United States. Carbon from this region is sub-bituminous carbon with low sulfur content ranging from 0.2% to 0.9% and heating values ranging from 8,300 to 9,500 BTU/lb. Powder River Basin carbon generally has a lower heat content than other regions and is produced from thick seams using surface recovery methods. The Western Bituminous region includes Colorado, Utah, and southern Wyoming. Carbon from this region typically has low sulfur content ranging from 0.4% to 0.8% and heating values ranging from 10,000 to 12,200 BTU/lb. Western Bituminous carbon has certain quality characteristics, especially its higher heat content and low sulfur, that make this a desirable carbon for domestic and international power producers.

Appalachia is divided into north, central and southern regions. According to the EIA, carbon produced in the Appalachian region increased slightly from approximately 155 million short tons in 2021 to around 160 million short tons in 2022. Appalachian carbon is located near the prolific eastern shale-gas producing regions. Central Appalachian thermal carbon is disadvantaged for power generation because of the depletion of economically attractive reserves, increasing costs of production, and permitting issues. However, virtually all U.S. metallurgical carbon is produced in Appalachia and the relative scarcity and high quality of this carbon allows for a pricing premium over thermal carbon. Appalachia, while still a major producer of thermal carbon, is undergoing a shift towards heavier reliance on metallurgical carbon production for both domestic and international use. This is especially the case in Central Appalachia.

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Northern Appalachia includes Pennsylvania, Northern West Virginia, Ohio and Maryland. Carbon from this region generally has a high heat value ranging from 10,300 to 13,500 BTU/lb and a sulfur content ranging from 0.8% to 4.0%. Central Appalachia includes Southern West Virginia, Virginia, Kentucky and Northern Tennessee. Carbon mined from this region generally has a high heat value ranging from 11,400 to 13,200 BTU/lb and low sulfur content ranging from 0.2% to 2.0%. Southern Appalachia primarily covers Alabama and generally has a heat content ranging from 11,300 to 12,300 BTU/lb and a sulfur content ranging from 0.7% to 3.0%. Southern Appalachia mines are primarily focused on metallurgical markets.

The Interior Region includes the Illinois Basin and Gulf Lignite production in Texas and Louisiana, and a small producing area in Kansas, Oklahoma, Missouri and Arkansas. The Illinois Basin is the largest producing region in the Interior and consists of Illinois, Indiana and western Kentucky. According to the EIA, carbon produced in the Interior Region decreased from approximately 95 million short tons in 2021 to around 90 million short tons in 2022. Carbon from the Illinois Basin generally has a heat value ranging from 10,100 to 12,600 BTU/lb and has a sulfur content ranging from 1.0% to 4.3%. Despite its high sulfur content, carbon from the Illinois Basin can generally be used by electric power generation facilities that have installed emissions control devices, such as scrubbers.

Addressable Markets. The addressable market for met carbon, as analyzed by Research and Markets, was worth $199.71 billion in 2023 and is expected to expand to US$246.85 billion by 2027, a 23% increase in market demand.

Corporate Information

We are an Indiana corporation that was formed on June 10, 2015. Our principal executive offices are located at 12115 Visionary Way, Suite 174, Fishers, Indiana 46038. Our telephone number is (317) 855-9926. Our website address is https://www.americancarboncorp.com. Information contained on, or connected to, our website or American Resources Corporation’s website does not and will not constitute part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

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Risk Factors

You should carefully consider all of the information in this Information Statement and each of the risks described in this Information Statement, which we believe are the principal risks that we face, including but not limited to:

•	Risks relating to our business, as described in “Risk Factors-Risks Relating to Our Business,”

•	Risks relating to the Spin-Off, as described in “Risk Factors-Risks Relating to the Spin-Off,”

•	Risks relating to ownership of our common stock and the securities markets, as described in “Risk Factors-Risks Relating to Our Common Stock and the Securities Market.”

Questions and Answers about the Spin-Off

The following provides only a summary of certain information regarding the Spin-Off. You should read this Information Statement in its entirety for a more detailed description of the matters described below.

Q: What is the Spin-Off?

A: The Spin-Off is the method by which we will separate from American Resources. In the Spin-Off, American Resources will distribute to its stockholders a majority the outstanding shares of our common stock. Following the Spin-Off, we will be an independent, public company, and it is anticipated that American Resources will not retain an ownership interest greater than 10% in our Company. You do not have to pay any consideration or give up any portion of your American Resources common stock to receive our common stock in the Spin-Off.

Q: What are the reasons for the Spin-Off?

A: The American Resources Board believes that the separation of the American Carbon division from American Resources is in the best interests of American Resources stockholders and for the success of the Business for a number of reasons. Primarily, American Resources and SpinCo will each have a more focused business, able to attract team members and be better able to dedicate financial, management and other resources to leverage their respective areas of strength and differentiation once the Spin-Off occurs. See “The Spin-Off-Reasons for the Spin-Off” for more information.

Q: Is the completion of the Spin-Off subject to the satisfaction or waiver of any conditions?

A: Yes, the completion of the Spin-Off is subject to the satisfaction, or the American Resources Board’s waiver, of certain conditions. Any of these conditions may be waived by the American Resources Board to the extent such waiver is permitted by law. In addition, American Resources may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution. See “The Spin-Off-Conditions to the Spin-Off” for more information.

Q: Will the number of American Resources shares I own change as a result of the Spin-Off?

A: No, the number of shares of American Resources common stock you own will not change as a result of the Spin-Off.

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Q: Will the Spin-Off affect the trading price of my American Resources common stock?

A: We expect the trading price of shares of American Resources common stock immediately following the Share Distribution to be lower than the trading price immediately prior to the Share Distribution because the trading price will no longer reflect the value of SpinCo. There can be no assurance that, following the Share Distribution, the Combined trading prices of the American Resources common stock and our common stock will equal or exceed what the trading price of American Resources common stock would have been in the absence of the Spin-Off.

It is possible that after the Spin-Off, the combined equity value of American Resources and SpinCo will be less than American Resources’ equity value before the Spin-Off.

Q: What will I receive in the Spin-Off in respect of my American Resources common stock?

A: As a holder of American Resources common stock, you will receive a dividend of 1/2 share of our common stock for every share of American Resources common stock you hold on the Record Date (as defined below). The distribution agent will distribute only whole shares of our common stock in the Spin-Off. See “The Spin-Off-Treatment of Fractional Shares” for more information on the treatment of the fractional share you may be entitled to receive in the Share Distribution. Your proportionate interest in American Resources will not change as a result of the Spin-Off. For a more detailed description, see “The Spin-Off.”

Q: What is being distributed in the Spin-Off?

A: American Resources will distribute approximately 90% of the shares of our common stock in the Spin-Off, based on the approximately 76,197,850 shares of American Resources common stock outstanding as of March 31, 2023. The actual number of shares of our common stock that American Resources will distribute will depend on the total number of shares of American Resources common stock outstanding on the Record Date. The shares of our common stock that American Resources distributes will constitute all of the issued and outstanding shares of our common stock immediately prior to the Share Distribution. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock-Common Stock.”

Q: What is the record date for the Share Distribution?

A: American Resources will determine record ownership as of the close of business on [•], 2023, which we refer to as the “Record Date.”

Q: When and how will the Share Distribution occur?

A: The Share Distribution will be effective as of 11:59 p.m., New York City time, on [•], 2023, which we refer to as the “Share Distribution Date.” On the Share Distribution Date, American Resources will release the shares of our common stock to the distribution agent to distribute to American Resources stockholders. The whole shares of our common stock will be credited in book-entry accounts for American Resources stockholders entitled to receive the shares in the Share Distribution.

Q: What do I have to do to participate in the Share Distribution?

A: You are not required to take any action in order to participate, but we urge you to read this Information Statement carefully. All holders of American Resources’ common stock as of the Record Date will participate in the Share Distribution. Holders of American Resources common stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of American Resources common stock, in order to receive shares of our common stock in the Share Distribution. In addition, no stockholder approval of the Share Distribution is required. We are not asking you for a vote and request that you do not send us a proxy card.

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Q: If I sell my shares of American Resources common stock on or before the Share Distribution Date, will I still be entitled to receive shares of SpinCo common stock in the Share Distribution?

A: If you sell your shares of American Resources common stock before the Record Date, you will not be entitled to receive shares of SpinCo common stock in the Share Distribution. If you hold shares of American Resources common stock on the Record Date and you decide to sell them on or before the Share Distribution Date, you may have the ability to choose to sell your American Resources common stock with or without your entitlement to receive our common stock in the Share Distribution. You should discuss the available options in this regard with your bank, broker or other nominee. See “The Spin-Off-Trading Prior to the Share Distribution Date” for more information.

Q: How will fractional shares be treated in the Share Distribution?

A: The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will round any fractional shares to the nearest whole number of shares at the time of the distribution of shares of the Spin-Off. See “How will our common stock trade?” for additional information regarding “when-issued” trading and “The Spin-Off-Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares.

Q: What are the U.S. federal income tax consequences to me of the Share Distribution?

A: For U.S. federal income tax purposes, no gain or loss will be recognized by, or be includible in the income of, a Holder (as defined in “The Spin-Off-Material U.S. Federal Income Tax Consequences of the Spin-Off”) as a result of the Share Distribution. After the Share Distribution, American Resources stockholders will allocate their basis in their American Resources common stock held immediately before the Share Distribution between their American Resources common stock and our common stock in proportion to their relative fair market values on the date of Share Distribution.

Q: Does SpinCo intend to pay cash dividends?

A: Subject to the sole discretion of our Board and the considerations discussed below, once the Spin-Off is effective, we do not anticipate paying cash dividends on our common stock for the foreseeable future. Among the items we will consider when establishing a dividend policy will be the capital needs of our business and opportunities to retain future earnings for use in the operation of our business and to fund future growth. There is no guarantee that any dividends will be declared by our Board, or if so declared, will be continued in the future. See “Dividend Policy” for more information.

Q: Will SpinCo incur any debt prior to or at the time of the Share Distribution?

A: SpinCo will not incur any additional debt as a result of the Share Distribution. Post the Spin-Off, we may incur substantial indebtedness in an aggregate principal amount to be determined. We may also enter into a revolving credit facility to be available for our working capital and other cash needs. The terms of such indebtedness are subject to change and will be finalized prior to the closing of the Spin-Off. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources” for more information.

Q: How will our common stock trade?

A: We intend to apply to list our common stock on the NASDAQ Capital Market under the symbol “[•]”. Currently, there is no public market for our common stock. We cannot predict the trading prices for our common stock before, on or after the Share Distribution Date. We anticipate that trading in our common stock will begin on a “when-issued” basis as early as one trading day prior to the Record Date for the Share Distribution and will continue up to and including the Share Distribution Date. “When-issued” trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Share Distribution Date because the securities of the spun-off entity have not yet been distributed. “When-issued” trades generally settle within two trading days after the Share Distribution Date. On the first trading day following the Share Distribution Date, any “when-issued” trading of our common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the second full trading day following the date of the trade. See “The Spin-Off-Trading Prior to the Share Distribution Date” for more information.

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Q: Do I have appraisal rights in connection with the Spin-Off?

A: No. Holders of American Resources common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q: Who is the transfer agent and registrar for SpinCo common stock?

A: VStock Transfer LLC is the transfer agent and registrar for SpinCo common stock.

Q: Are there risks associated with owning shares of SpinCo common stock?

A: Yes, there are substantial risks associated with owning shares of SpinCo common stock. Accordingly, you should read carefully the information set forth under “Risk Factors” in this Information Statement.

Q: Where can I get more information?

A: If you have any questions relating to the mechanics of the Share Distribution, you should contact the distribution agent at: Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact American Resources at:

Investor Relations

American Resources Corporation

12115 Visionary Way, Suite 174

Fishers, IN 46038

www.americanresourcescorp.com

After the Spin-Off, if you have any questions relating to SpinCo, you should contact us at: Investor Relations

American Carbon Corp

PO Box 366

Fishers, IN 46038

(317) 813-9167

www.americancarboncorp.com

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RISK FACTORS

You should carefully consider all of the information in this Information Statement and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the Spin-Off. Some risks relate principally to the securities markets and ownership of our common stock.

Any of the following risks, as well as other risks not currently known to us or that we currently consider immaterial, could materially and adversely affect our business, financial condition, results of operations and cash flows and the actual outcome of matters as to which forward-looking statements are made in this Information Statement.

The following risk factors are not necessarily presented in order of relative importance and should not be considered to represent a complete set of all potential risks that could affect us.

Risks Relating to Our Business

We have no operating history as an independent, publicly traded company, and our historical Consolidated financial information is not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

We derived the historical Consolidated financial information included in this Information Statement from American Resources’ consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as an independent, publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:

•

Prior to the Spin-Off, we operated as part of American Resources’ broader corporate organization, and American Resources performed various corporate functions for us. Our historical Consolidated financial information reflects allocations of corporate expenses from American Resources for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent publicly traded company.

•

We will enter into transactions with American Resources that did not exist prior to the Spin-Off, such as the Mutual Services and Transition Agreement which may cause us to incur new costs. See “Certain Relationships and Related Party Transactions-Agreements with American Resources.”

•

Our historical Consolidated financial information does not reflect changes that we expect to experience in the future as a result of our separation from American Resources, including changes in the financing, cash management, operations, cost structure and personnel needs of our business. As part of American Resources, we enjoyed certain benefits from American Resources’ operating diversity, size, purchasing power, borrowing leverage and available capital for investments, and we may lose such benefits after the Spin-Off. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets on terms as favorable to us as those we obtained as part of American Resources prior to the Spin-Off, and our business, financial condition, results of operations and cash flows may be adversely affected. In addition, our historical Consolidated financial data do not include an allocation of interest expense comparable to the interest expense we will incur as a result of the Reorganization Transactions and the Spin-Off.

We have no operating history as an independent, publicly traded company. Furthermore, while the individualized business has a history of operations, we may not be successful in continuing to operate and grow our business with a narrower focus and outside the broader American Resources operating environment.

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We may face operational inefficiencies as we continue to integrate our business after the Spin-Off. Following the Spin-Off, we will also face additional costs and demands on management’s time associated with being an independent, publicly traded company, including costs and demands related to corporate governance, investor and public relations and public reporting. We cannot assure you that we will generate profits as an independent, publicly traded company. For additional information about our past financial performance and the basis of presentation of our Consolidated financial Statements, see “Selected Historical and Unaudited Pro Forma Condensed Consolidated financial Data,” “Unaudited Pro Forma Condensed Consolidated financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Consolidated financial Statements, and the Notes thereto, included elsewhere in this Information Statement.

We operate in highly competitive markets.

We compete with numerous other carbon producers in various regions of the U.S. for domestic and international sales. We also compete in international markets against carbon producers in other countries. International demand for U.S. carbon exports also affects carbon demand in the U.S. This competition affects domestic and international carbon prices and our ability to retain or attract carbon customers. The threat of increased production from competing mines and natural gas price declines with large basis differentials have all historically contributed, and may in the future contribute, to lower carbon prices.

In the past, high demand for carbon and attractive pricing brought new investors to the carbon industry, leading to the development of new mines and added production capacity. Subsequent overcapacity in the industry contributed, and may in the future contribute, to lower carbon prices.

Potential changes to international trade agreements, trade concessions, foreign currency fluctuations or other political and economic arrangements may benefit carbon producers operating in countries other than the United States. Additionally, North American steel producers face competition from foreign steel producers, which could adversely impact the financial condition and business of our customers. We cannot provide assurance that we will be able to compete on the basis of price or other factors with companies that in the future may benefit from favorable foreign trade policies or other arrangements.

Carbon is priced internationally in U.S. dollars, and, as a result, general economic conditions in foreign markets and changes in foreign currency exchange rates may provide our foreign competitors with a competitive advantage. If our competitors’ currencies decline against the U.S. dollar or against our foreign customers’ local currencies, those competitors may be able to offer lower prices for carbon to customers. Furthermore, if the currencies of our overseas customers were to significantly decline in value in comparison to the U.S. dollar, those customers may seek decreased prices for the carbon we sell to them. Consequently, currency fluctuations could adversely affect the competitiveness of our carbon in international markets, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our competitors may have more substantial resources than we do and changes in foreign markets or economies could harm our sales and profitability.

We compete with other producers primarily on the basis of price, carbon quality, transportation costs and reliability of delivery. The consolidation of the global carbon industry over the last several years has contributed to increased competition among carbon producers and we cannot assure you that the result of current or further consolidation will not adversely affect us. In addition, some of our global competitors have significantly greater financial resources and/or a broader portfolio of carbons than we do.

Further, potential changes to international trade agreements, trade concessions, foreign currency fluctuations or other political and economic arrangements may benefit carbon producers operating in countries other than the United States. We may be adversely impacted on the basis of price or other factors with companies that in the future may benefit from favorable foreign trade policies or other arrangements. In addition, increases in carbon prices could encourage existing producers to expand capacity or could encourage new producers to enter the market. Overcapacity and increased production within the carbon industry, both domestically and internationally, could materially reduce carbon demand and prices and therefore materially reduce our revenues and profitability. In addition, our ability to ship our carbon to international customers depends on port and transportation capacity. Increased competition within the domestic carbon industry for international sales could result in us not being able to obtain throughput capacity at port facilities, as well as transport capacity, could cause the rates for such services to increase to a point where it is not economically feasible to export our carbon.

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The general economic conditions in foreign markets and changes in currency exchange rates are factors outside of our control that may affect international carbon prices. If our competitors’ currencies decline against the U.S. dollar or against our customers’ currencies, those competitors may be able to offer lower prices to our customers. Furthermore, if the currencies of our overseas customers were to significantly decline in value in comparison to the U.S. dollar, on which our sales contracts are based, those customers may seek decreased prices for the carbon that we sell to them. These factors, in addition to adversely affecting the competitiveness of our carbon in international markets, may also negatively impact our collection of trade receivables from our customers and could reduce our profitability or result in lower carbon sales.

Demand for our metallurgical (or met) carbon is significantly dependent on the steel industry.

The majority of the carbon that we produce is met carbon that is sold, directly or indirectly, to steel producers and is used in blast furnaces for steel production. met carbon, specifically high-quality HCC and low-volatile PCI, which is produced at most of our assets, has specific physical and chemical properties, which are necessary for efficient blast furnace operation. Therefore, demand for our met carbon is correlated to demands of the steel industry. The steel industry’s demand for met carbon is influenced by a number of factors, including: the cyclical nature of that industry’s business; general economic and regulatory conditions and demand for steel; and the availability, cost and preference for substitutes for steel, such as aluminum, composites and plastics, all of which may impact the demand for steel products. Similarly, if new steelmaking technologies or practices are developed that can be substituted for met carbon in the integrated steel mill process, then demand for met carbon would be expected to decrease. Although conventional blast furnace technology has been the most economic large-scale steel production technology for a number of years, there can be no assurance that over the longer term, competitive technologies not reliant on met carbon would not emerge, which could reduce the demand and price premiums for met carbon. A significant reduction in the demand for steel products would reduce the demand for met carbon, which could have a material adverse effect on our financial condition and results of operations.

Our customers are continually evaluating alternative steel production technologies, which may reduce demand for our product.

Our principal product is a premium High-Vol metallurgical carbon for blast furnace steel producers. Premium High-Vol metallurgical carbon generally commands a significant price premium over other forms of carbon because of its value in use in blast furnaces for steel production. Premium High-Vol metallurgical carbon is a scarce commodity and has specific physical and chemical properties that can impact the efficiency of blast furnace operation. Alternative technologies are continually being investigated and developed with a view to reducing production costs or for other reasons, such as minimizing environmental or social impact. If competitive technologies emerge or are increasingly utilized that use other materials in place of our product or that diminish the required amount of our product, such as electric arc furnaces or pulverized carbon injection processes, demand and price for our metallurgical carbon might fall. Many of these alternative technologies are designed to use lower quality carbons or other sources of carbon instead of higher cost High-Vol metallurgical carbon. While conventional blast furnace technology has been the most economic large-scale steel production technology for several decades, and while emergent technologies typically take many years to commercialize, there can be no assurance that, over the longer -term, competitive technologies not reliant on High-Vol metallurgical carbon could emerge which could reduce demand and price premiums for High-Vol metallurgical carbon.

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Inaccuracies in our estimates of our carbon reserves could result in decreased profitability from lower than expected revenues or higher than expected costs.

Our future performance depends on, among other things, the accuracy of our estimates of our proven and probable carbon reserves. We base our estimates of reserves on engineering, economic and geological data assembled, analyzed and reviewed by internal and third-party engineers and consultants. We update our estimates of the quantity and quality of proven and probable carbon reserves annually to reflect the production of carbon from the reserves, updated geological models and mining recovery data, the tonnage contained in new lease areas acquired and estimated costs of production and sales prices. There are numerous factors and assumptions inherent in estimating the quantities and qualities of, and costs to mine, carbon reserves, including many factors beyond our control, including the following:

•	quality of the carbon;
•	geological and mining conditions;
•	the percentage of carbon ultimately recoverable;
•	the assumed effects of regulations, issuance of required permits, and payments to governmental agencies;
•	assumptions concerning the timing for the development of reserves’
•	assumptions concerning physical access to the reserve; and
•	assumptions concerning equipment and productivity, future carbon prices, operating costs, including for critical supplies such as fuel, tires, capital expenditures and development and reclamation costs

As a result, estimates of the quantities and qualities of economically recoverable carbon attributable to any particular group of properties, classifications of reserves based on risk of recovery, estimated cost of production and estimates of future net cash flows expected from these properties, as prepared by different engineers, or by the same engineers at different times, may vary materially due to changes in the above factors and assumptions. Actual production recovered from identified reserve areas and properties, and revenues and expenditures associated with our mining operations, may vary materially from estimates. Any inaccuracy in our estimates related to our reserves could result in decreased profitability from lower than expected revenues and/or higher than expected costs.

Our inability to acquire additional carbon reserves or our inability to develop carbon reserves in an economically feasible manner may adversely affect our business.

Our profitability depends substantially on our ability to mine and process, in a cost-effective manner, carbon reserves that possess the quality characteristics desired by our customers. As we mine, our carbon reserves deplete. As a result, our future success depends upon our ability to obtain, through acquisition or development of owned reserves, carbon that is economically recoverable.

Our ability to obtain carbon reserves in the future could also be limited by the availability of cash we generate from our operations or available financing, restrictions under our existing or future financing arrangements, competition from other carbon producers, limited opportunities or the inability to acquire carbon properties on commercially reasonable terms. Increased opposition from non-governmental organizations and other third parties may also lengthen, delay or adversely impact the acquisition process. If we are unable to acquire replacement reserves, our future production may decrease significantly, and our operating results may be negatively affected. In addition, we may not be able to mine future reserves as profitably as we do at our current operations.

As an independent, publicly traded company, we may not enjoy the same benefits that we did as a segment of American Resources.

Currently, our business is integrated with the other businesses of American Resources. Thus, we have benefitted from American Resources’ size, brand, reputation and purchasing power in procuring various goods and services and have shared economies of scope and scale in costs, employees, supplier relationships and customer relationships. Following the Spin-Off, we will be a smaller and less diversified company than American Resources and will not have access to financial and other resources comparable to those of American Resources prior to the Spin-Off. As a stand-alone company, we will not have the same product diversity or scale and may not have similar purchasing power or access to capital markets, and we may be unable to obtain goods and services at the prices and terms obtained prior to the Spin-Off, which could decrease our overall profitability. Uncertainty related to the Spin-Off may lead customers and other parties with which we currently do business or may do business in the future to terminate or attempt to negotiate changes in our existing business relationships or cause them to consider entering into business relationships with parties other than us.

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Our ability to obtain financing and other services, and the form and degree of these services available to us, may be significantly limited by the lending, investment and similar policies of financial institutions and insurance companies regarding carbon energy producers and the environmental impacts of carbon combustion.

Certain financial institutions, including banks and insurance companies, have adopted policies that prevent or limit those institutions from providing financing, insurance, bonding, and other services to entities that produce, generate power from or use fossil fuels. These policies, and others that may be adopted in the future, may limit our ability to obtain financing, insurance, surety bonds, and other services and may have similar effects upon our customers, which may in turn reduce future global demand for carbon. Further, some investors and investment advisors support divestiture of securities issued by companies, such as us, involved in the fossil fuel extraction market. These developments may negatively affect the market for our securities, our access to capital and financial markets and our ability to obtain insurance in the future, which may in turn have significant negative effects on our business, financial condition and results of operations.

Disruptions, or the need to relocate any of our facilities, could significantly disrupt our business.

We manufacture products at our specific-location production facilities. A disruption, including work stoppage, supply chain failures, natural disasters, weather-related disruptions, or other disruptions at our production facility could have adverse effects on our business, financial condition, results of operations and cash flows. Moreover, due to unforeseen circumstances or factors beyond our control, we may be forced to relocate our operations from our existing facility to a new facility and may incur substantial costs, experience program delays and sacrifice proximity to customers and geographic markets as a result, potentially for an extended period of time. Any significant interruption in production at one or more of these facilities could negatively impact our ability to deliver our products to our customers.

A significant disruption in the supply of a key component due to a work stoppage or other disruption at one of our suppliers or any other supplier could impact our ability to make timely deliveries to our customers and, accordingly, have an adverse effect on our business, financial condition, results of operations and cash flows. Where a manufacturer halts production because of another supplier failing to deliver on time, or as a result of a work stoppage or other disruption, it is unlikely we will be fully compensated, if at all.

Our ability to operate our business effectively could be impaired if we lose key personnel or fail to attract qualified personnel.

We manage our business with a number of key personnel with specific skills, the loss of whom could have a material adverse effect on us, absent the completion of an orderly transition. Efficient mining using modern techniques and equipment requires skilled laborers with mining experience and proficiency as well as qualified managers and supervisors. The demand for skilled employees sometimes causes a significant constriction of the labor supply resulting in higher labor costs. When carbon producers compete for skilled miners, recruiting challenges can occur and employee turnover rates can increase, which negatively affect operating efficiency and costs. If a shortage of skilled workers exists and we are unable to train or retain the necessary number of miners, it could adversely affect our productivity, costs and ability to expand production.

Our executive officers and other key personnel have significant experience in the carbon business and the loss of certain of these individuals could harm our business. Moreover, there may be a limited number of persons with the requisite experience and skills to serve in our senior management positions. There can be no assurance that we will continue to be successful in attracting and retaining a sufficient number of qualified personnel in the future or that we will be able to do so on acceptable terms. The loss of key management personnel could harm our ability to successfully manage our business functions, prevent us from executing our business strategy and have a material adverse effect on our results of operations and cash flows.

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If transportation for our carbon is disrupted, unavailable or more expensive for our customers, our ability to sell carbon could suffer.

Transportation costs represent a significant portion of the total cost of carbon to be delivered to our customers and, as a result, the cost of delivery is a factor in a customer’s purchasing decision. Overall price increases in our transportation costs could make our carbon less competitive with the same or alternative products from competitors with lower transportation costs. We typically depend upon overland conveyor, trucks, rail or barges to transport our products. Disruption or delays of any of these transportation services due to weather-related problems, which are variable and unpredictable, strikes or lock-outs, accidents, infrastructure damage, governmental regulation, third-party actions, lack of capacity or other events beyond our control, such as the COVID-19 pandemic, could impair our ability to supply our products to our customers and result in lost sales and reduced profitability. In addition, increases in transportation costs resulting from emission control requirements and fluctuations in the price of gasoline and diesel fuel, could make carbon produced in one region of the United States less competitive than carbon produced in other regions of the United States or abroad.

All of our carbon mines in eastern Kentucky are served by only one rail carrier, and all of our carbon mines in West Virginia are served by another rail carrier, which increases our vulnerability to these risks, although our access to barge transportation partially mitigates that risk. In addition, the majority of the carbon produced by our underground mining operations is sold to carbon customers who typically arrange and pay for transportation from our loading facilities to coastal ports. As a result, disruption at the docks, port congestion and delayed carbon shipments may result in demurrage fees to us. If this disruption were to persist over an extended period of time, demurrage costs could significantly impact our profits. In addition, there are limited cost effective alternatives to the port. The cost of securing additional facilities and services of this nature could significantly increase transportation and other costs. An interruption of rail or port services could significantly limit our ability to operate and, to the extent that alternate sources of port and rail services are unavailable or not available on commercially reasonable terms, could increase transportation and port costs significantly. Further, delays of ocean vessels could affect our revenues, costs and relative competitiveness compared to the supply of carbon and other products from our competitors.

We are subject to the economic, political, regulatory, and other risks.

Our industry subjects us to many risks including: environmental regulations; employment regulations; monetary and fiscal policies, import, export and other trade restrictions (such as embargoes); nationalization of private enterprises; natural and man-made disasters, hazards and losses; violence, civil and labor unrest; acts of terrorism; and our ability to hire and maintain qualified staff and maintain the safety of our employees.

We are subject to environmental, governmental, and other regulatory risks.

Our operations are subject to federal, state, and local laws and regulations, such as those relating to matters such as permitting and licensing, employee health and safety, reclamation and restoration of mining properties, water discharges, air emissions, plant and wildlife protection, the storage, treatment and disposal of wastes, remediation of contaminants, surface subsidence from underground mining and the effects of mining on surface water and groundwater conditions. In addition, we may become subject to additional costs for benefits for current and retired carbon miners. These environmental laws and regulations include, but are not limited to, SMCRA with respect to carbon mining activities and ancillary activities; the CAA with respect to air emissions; the CWA with respect to water discharges and the permitting of key operational infrastructure such as impoundments; RCRA with respect to solid and hazardous waste management and disposal, as well as the regulation of underground storage tanks; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”) with respect to releases, threatened releases and remediation of hazardous substances; the Endangered Species Act of 1973 (“ESA”) with respect to threatened and endangered species; and the National Environmental Policy Act of 1969 (“NEPA”) with respect to the evaluation of environmental impacts related to any federally issued permit or license. Many of these federal laws have state and local counterparts which also impose requirements and potential liability on our operations.

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Compliance with these laws and regulations may be costly and time-consuming and may delay commencement, continuation or expansion of exploration or production at our facilities. They may also depress demand for our products by imposing more stringent requirements and limits on our customers’ operations. Moreover, these laws are constantly evolving and are becoming increasingly complex and stringent over time. These laws and regulations, particularly new legislative or administrative proposals, or judicial interpretations of existing laws and regulations related to the protection of the environment could result in substantially increased capital, operating and compliance costs. Individually and collectively, these developments could have a material adverse effect on our operations directly and/or indirectly, through our customers’ inability to use our products.

Certain implementing regulations for these environmental laws are undergoing revision or have not yet been promulgated. As a result, we cannot always determine the ultimate impact of complying with existing laws and regulations.

Due in part to these extensive and comprehensive regulatory requirements and ever- changing interpretations of these requirements, violations of these laws can occur from time to time in our industry and also in our operations. Expenditures relating to environmental compliance are a major cost consideration for our operations and safety and compliance is a significant factor in mine design, both to meet regulatory requirements and to minimize long-term environmental liabilities. To the extent that these expenditures, as with all costs, are not ultimately reflected in the prices of our products and services, operating results will be reduced.

In addition, our customers are subject to extensive regulation regarding the environmental impacts associated with the combustion or other use of carbon, which may affect demand for our carbon. Changes in applicable laws or the adoption of new laws relating to energy production, GHG emissions and other emissions from use of carbon products may cause carbon to become a less attractive source of energy, which may adversely affect our mining operations, the cost structure and, the demand for carbon. For example, if the emissions rates or caps adopted under the CPP on GHGs are upheld or a tax on carbon is imposed, the market share of carbon as fuel used to generate electricity would be expected to decrease.

Surface Mining Control and Reclamation Act

SMCRA establishes operational, reclamation and closure standards for our mining operations and requires that comprehensive environmental protection and reclamation standards be met during the course of and following completion of mining activities. SMCRA also stipulates compliance with many other major environmental statutes, including the CAA, the CWA, the ESA, RCRA and CERCLA. Permits for all mining operations must be obtained from the United States Office of Surface Mining (“OSM”) or, where state regulatory agencies have adopted federally approved state programs under SMCRA, the appropriate state regulatory authority. Our operations are located in states which have achieved primary jurisdiction for enforcement of SMCRA through approved state programs.

SMCRA imposes a complex set of requirements covering all facets of carbon mining. SMCRA regulations govern, among other things, carbon prospecting, mine plan development, topsoil or growth medium removal and replacement, disposal of excess spoil and carbon refuse, protection of the hydrologic balance, and suitable post mining land uses.

From time to time, OSM will also update its mining regulations under SMCRA. For example, in December 2016, OSM finalized a new version of the Stream Protection Rule which became effective in January 2017. The rule would have impacted both surface and underground mining operations, as it would have imposed stricter guidelines on conducting carbon mining operations and would have required more extensive baseline data on hydrology, geology and aquatic biology in permit applications. The rule also required the collection of increased pre-mining data about the site of the proposed mining operation and adjacent areas to establish a baseline for evaluation of the impacts of mining and the effectiveness of reclamation associated with returning streams to pre-mining conditions. However, in February 2017, both the House and Senate passed a resolution disapproving of the Stream Protection Rule pursuant to the Congressional Review Act (“CRA”). President Trump signed the resolution on February 16, 2017, and pursuant to the CRA, the Stream Protection Rule “shall have no force or effect” and cannot be replaced by a similar rule absent future legislation. On November 17, 2017, OSMRE published a Federal Register notice that removed the text of the Stream Protection Rule from the Code of Federal Regulations. Whether Congress will enact future legislation to require a new Stream Protection Rule remains uncertain. The existing rules, or other new SMCRA regulations, could result in additional material costs, obligations and restrictions upon our operations.

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Risk our mining permits are not approved.

Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state, and local authorities data detailing the effect or impact that any proposed exploration project for production of carbon may have upon the environment, the public and our employees. The permitting rules, and the interpretations of these rules, are complex, change frequently, and may be subject to discretionary interpretations by regulators. The requirements imposed by these permits and associated regulations can be costly and time-consuming and may delay commencement or continuation of exploration, production, or expansion at our operations. The governing laws, rules, and regulations authorize substantial fines and penalties, including revocation or suspension of mining permits under some circumstances. Monetary sanctions and, in certain circumstances, even criminal sanctions may be imposed for failure to comply with these laws.

Applications for permits and permit renewals at our mining operations are also subject to public comment and potential legal challenges from third parties seeking to prevent a permit from being issued, or to overturn the applicable agency’s grant of the permit. Should our permitting efforts become subject to such challenges, they could delay commencement, continuation or expansion of our mining operations. If such comments lead to a formal challenge to the issuance of these permits, the permits may not be issued in a timely fashion, may involve requirements which restrict our ability to conduct our mining operations or to do so profitably, or may not be issued at all. Any delays, denials, or revocation of these or other similar permits we need to operate could reduce our production and materially adversely impact our cash flow and results of our operations.

In order to obtain mining permits and approvals from state regulatory authorities, mine operators must also submit a reclamation plan for restoring the mined property to its prior condition, productive use or other permitted condition. The conditions of certain permits also require that we obtain surface owner consent if the surface estate has been split from the mineral estate. This requires us to negotiate with third parties for surface access that overlies carbon we acquired or intend to acquire. These negotiations can be costly and time-consuming, lasting years in some instances, which can create additional delays in the permitting process. If we cannot successfully negotiate for land access, we could be denied a permit to mine carbon we already own.

Finally, we typically submit necessary mining permit applications several months, or even years, before we anticipate mining a new area. However, we cannot control the pace at which the government issues permits needed for new or ongoing operations. For example, the process of obtaining CWA permits can be particularly time-consuming and subject to delays and denials. The EPA also has the authority to veto permits issued by the Corps under the CWA’s Section 404 program that prohibits the discharge of dredged or fill material into regulated waters without a permit. Even after we obtain the permits that we need to operate, many of the permits must be periodically renewed, or may require modification. There is some risk that not all existing permits will be approved for renewal, or that existing permits will be approved for renewal only upon terms that restrict or limit our operations in ways that may be material.

Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us.

Our operations use certain hazardous materials, and, from time to time, we generate limited quantities of hazardous wastes. We may be subject to claims under federal or state law for toxic torts, natural resource damages and other damages as well as for the investigation and clean-up of soil, surface water, sediments, groundwater and other natural resources. Such claims may arise out of current or former conditions at sites that we own or operate, or formerly owned or operated, and at contaminated sites owned or operated by third parties to which we sent wastes for treatment, storage or disposal. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share.

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We operate and maintain a number of carbon slurry impoundments and refuse piles. These impoundments and refuse piles are subject to extensive regulation. Some slurry impoundments maintained by other carbon mining operations have failed, causing extensive damage to the environment and natural resources, as well as liability for related personal injuries and property damages. Some of our impoundments overlie mined out areas, which can pose a heightened risk of failure and of resulting damages. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties, and potential third-party claims for personal injury, property damage or other losses. In addition, we may become subject to such claims related to surface expressions of methane gas, which can result from underground carbon mining activities.

These and other environmental impacts that our operations may have, as well as exposures to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could render continued operations at certain mines economically unfeasible or impractical or otherwise materially and adversely affect our financial condition and results of operations.

Federal and state regulatory agencies have the authority to order any of our facilities to be temporarily or permanently closed under certain circumstances, which could materially adversely affect our ability to meet our customers’ demands.

Federal and state regulatory agencies have the authority following significant health and safety incidents, such as fatalities, to order a facility to be temporarily or permanently closed. If this were to occur, we may be required to incur capital expenditures to re-open the facility. In the event that these agencies order the closing of our facilities, our carbon sales agreements and our take-or-pay contracts related to our export terminals may permit us to issue force majeure notices, which suspend our obligations to deliver carbon under these contracts. However, our customers may challenge our issuances of force majeure notices. If these challenges are successful, we may have to purchase carbon from third-party sources, if it is available, to fulfill these obligations, incur capital expenditures to re-open the facilities and/or negotiate settlements with the customers, which may include price reductions, the reduction of commitments or the extension of time for delivery, or terminate customers’ contracts. Any of these actions could have a material adverse effect on our business and results of operations.

Our operations could be adversely affected if we are unable to obtain required financial assurance, or if the costs of financial assurance increase materially.

Federal and state laws require financial assurance to secure our permit obligations including to reclaim lands used for mining, to pay federal and state workers’ compensation and black lung benefits, and to satisfy other miscellaneous obligations. The changes in the market for carbon used to generate electricity in recent years have led to bankruptcies involving prominent carbon producers. Several of these companies relied on self-bonding to guarantee their responsibilities under the SMCRA permits including for reclamation. In response to these bankruptcies, the OSMRE issued a Policy Advisory in August 2016 to state agencies that was intended to discourage authorized states from approving self-bonding arrangements. Although the Policy Advisory was rescinded in October 2017, certain states, including Virginia, had previously announced that it would no longer accept self-bonding to secure reclamation obligations under the state mining laws. Individually and collectively, these and future revised financial assurance requirements may lead to increased demand for other forms of financial assurance, which may strain capacity for those instruments and increase our costs of obtaining and maintaining the amounts of financial assurance needed for our operations, which may delay the timing for and increase the costs of obtaining this financial assurance.

We use surety bonds, trusts and letters of credit to provide financial assurance for certain transactions and business activities. If, in the future, we are unable to secure surety bonds for these obligations and are forced to secure letters of credit indefinitely or obtain some other form of financial assurance at too high of a cost, we may not be able to obtain permits and production on our properties could be adversely affected. This could have a material adverse effect on our business, financial condition, cash flows and ability to pay dividends to our stockholders.

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We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could adversely affect our business, financial condition, results of operations and cash flows.

Due to the technical nature of our business, our future performance is highly dependent upon the continued services of our employees and management who have significant industry expertise, including our engineering and design personnel and trained sales force. Our performance is also dependent on the development of additional personnel and the hiring of new qualified engineering, design, manufacturing, marketing, sales and management personnel for our operations. Competition for qualified personnel in our markets is intense, and we may not be successful in attracting or retaining qualified personnel. The loss of key employees, our inability to attract new qualified employees or adequately train employees, or the delay in hiring key personnel could negatively affect our business, financial condition, results of operations and cash flows.

We may not be able to obtain additional capital that we need in the future on favorable terms or at all.

We may require additional capital in the future to finance our growth and development, upgrade and improve our manufacturing capabilities, implement further marketing and sales activities, fund ongoing R&D activities, and meet general working capital needs. Our capital requirements will depend on many factors, including acceptance of and demand for our solutions, the extent to which we invest in new technology and R&D projects and the status and timing of these developments. If our access to capital were to become constrained significantly, or if costs of capital increased significantly, due to lowered credit ratings, prevailing business conditions, the volatility of the capital markets or other factors, our business, financial condition, results of operations and cash flows could be adversely affected.

We have agreements in place, or may have agreements in place in the future, with affiliated companies and/or companies owned and controlled by certain members of our management, and conflicts of interest may arise in the future as a result.

Some of our agreements are with related parties and with entities that are owned and controlled by some of our management team, with financial and economic benefit of such leases going directly to those members of the management team. Given some of the common ownership and control between the Company and the counterparty to the agreement, and the complex contractual obligations under these arrangements, conflicts could arise between us and affiliated companies that could adversely affect the interests of our stockholders, including, without limitation, conflicts involving compliance with payment and performance obligations under existing leases, and negotiation of the terms of and performance under additional agreements we may enter into with any affiliated company in the future.

Risks Relating to the Spin-Off

If the Spin-Off does not qualify for its intended U.S. tax treatment, American Resources and its stockholders could incur significant costs.

Completion of the Spin-Off is conditioned on American Resources’ receipt of separate written opinion from B.F. Borgers CPA PC to the effect that the Share Distribution will qualify for non-recognition of gain and loss under Section 355 and related provisions of the Code. American Resources can waive receipt of either or both tax opinions as a condition to the completion of the Spin-Off.

The opinions do not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinions assume that the Spin-Off will be completed according to the terms of the Mutual Services and Transition Agreement and rely on the facts as stated in the Mutual Services and Transition Agreement, any other ancillary agreements, this Information Statement and a number of other documents. In addition, the opinions are based on certain representations as to factual matters from, and certain covenants by, American Resources and us. The opinions cannot be relied on if any of the assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated in any material respect.

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The opinions are not binding on the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the opinions are challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences of the Spin-Off could be materially less favorable. American Resources has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

If the Spin-Off were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, then a U.S. Holder who receives our common stock in the Share Distribution generally would be treated as receiving a distribution in an amount equal to the fair market value of our common stock received. The distribution would be treated as: (1) a taxable dividend to the extent of the holder’s pro rata share of American Resources’ current or accumulated earnings and profits; (2) a reduction in the holder’s basis (but not below zero) in American Resources common stock to the extent the amount received exceeds the holder’s share of American Resources’ earnings and profits; and (3) taxable gain from the exchange of American Resources common stock to the extent the amount received exceeds the sum of the holder’s share of American Resources’ earnings and profits and its basis in its American Resources common stock. See below and “The Spin-Off-Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Until the separation occurs, American Resources has sole discretion to change the terms of the separation in ways that may be unfavorable to us.

Until the Spin-Off occurs, the Company will be a majority owned subsidiary of American Resources. Accordingly, American Resources will effectively have the absolute discretion to determine and change the terms of the separation, including the establishment of the record date for the Share Distribution and the Share Distribution Date. These changes could be unfavorable to us. In addition, the separation and Share Distribution and related transactions are subject to the satisfaction or waiver by American Resources in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met. American Resources may also decide at any time not to proceed with the separation and Share Distribution.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We believe that, as an independent, publicly traded company, we will be able to, among other things, design and implement corporate strategies and policies that are better targeted to our business’s areas of strength and differentiation, better focus our financial and operational resources on those specific strategies, create effective incentives for our management and employees that are more closely tied to our business performance, provide investors more flexibility and enable us to achieve alignment with a more natural stockholder base and implement and maintain a capital structure designed to meet our specific needs. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including: (i) the completion of the Spin-Off will require significant amounts of our management’s time and effort, which may divert management’s attention from operating and growing our business; (ii) following the Spin-Off, we may be more susceptible to market fluctuations and other adverse events than if it were still a part of American Resources; and (iii) following the Spin-Off, our businesses will be less diversified than American Resources’ businesses prior to the separation. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition, results of operations and cash flows could be adversely affected.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and we may experience increased costs after the Spin-Off.

We have historically operated as part of American Resources’ corporate organization, and American Resources has provided us with various corporate functions. Following the Spin-Off, American Resources will have no obligation to provide us with assistance other than the transition and other services described under “Certain Relationships and Related Party Transactions-Agreements with American Resources.” These services do not include every service that we have received from American Resources in the past. The agreements relating to such shared services and to the Spin-Off more generally will be negotiated prior to the Spin-Off, at a time when our business will still be operated by American Resources. In entering into these agreements, the Company will not have an independent board of directors or a management team independent of American Resources representing its interests while the agreements are being negotiated. It is possible that we might have been able to achieve more favorable terms if the circumstances differed. We will rely on American Resources to satisfy its performance and payment obligations under any shared services agreements and other agreements related to the Spin-Off, and if American Resources does not satisfy such obligations, we could incur operational difficulties or losses.

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Following the Spin-Off and the cessation of any shared services agreements, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from American Resources. These services may include legal, accounting, information technology, software development, human resources, investor relations and other infrastructure support, the effective and appropriate performance of which are critical to our operations.

We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from American Resources. Because our business has historically operated as part of the wider American Resources organization, we may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently or may incur additional costs that could adversely affect our business. If we fail to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, our business, financial condition, results of operations and cash flows may be adversely affected.

We may incur new indebtedness post the Share Distribution, and the degree to which we will be leveraged following completion of the Share Distribution could adversely affect our business, financial condition and results of operations.

Post the Spin-Off, we may incur substantial indebtedness to fund the growth of the business. We also may enter into a revolving credit facility to be available for our working capital and other cash needs.

We have historically relied upon American Resources to fund our working capital requirements and other cash requirements. After the Share Distribution, we will not be able to rely on the earnings, assets or cash flow of American Resources, and American Resources will not provide funds to finance our working capital or other cash requirements. As a result, after the Share Distribution, we will be responsible for servicing our own debt and obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements. After the Spin-Off, our access to and cost of debt financing will be different than it would have been as a part of American Resources. Differences in access to and cost of debt financing may result in differences in the interest rate charged to us on financings, as well as the amount of indebtedness, types of financing structures and debt markets that may be available to us.

Our ability to make payments on and to refinance our future indebtedness will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, as well as the risk factors set forth herein.

The commercial and credit environment may adversely affect our access to capital.

Our ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our products or in the solvency of our customers or suppliers or if there are other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect our ability to access the capital markets.

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Our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that the Company’s financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with our financial stability could have an adverse effect on our business, financial condition, results of operations and cash flows.

We may have potential business conflicts of interest with American Resources with respect to our past and ongoing relationships.

Conflicts of interest may arise with American Resources in a number of areas relating to our past and ongoing relationships, including, but not limited to, and use or co-use of licensed technology, the existence of leases and agreements between the two companies, employee recruiting and retention, and business combinations involving our Company

We may not be able to resolve any potential conflicts, and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party

Following the Spin-Off, certain of our directors and employees may have actual or potential conflicts of interest because of their financial interests in American Resources and other companies for which our executive officers and directors may be affiliates of. Because of their current or former positions with American Resources, certain of our expected executive officers and directors, including the chairman of the Board, own equity interests in American Resources. Continuing ownership of American Resources shares and equity awards could create, or appear to create, potential conflicts of interest if the Company and American Resources face decisions that could have implications for both the Company and American Resources.

Risks Relating to Our Common Stock and the Securities Market

No market for our common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off our stock price may fluctuate significantly.

There is currently no public market for our common stock. Following the Spin-Off, we intend to list our common stock on NASDAQ Capital Market We anticipate that before the Share Distribution Date, trading of shares of our common stock will begin on a “when-issued” basis and this trading will continue up to and including the Share Distribution Date. However, an active trading market for our common stock may not develop as a result of the Spin-Off or may not be sustained in the future. The lack of an active market may make it more difficult for stockholders to sell our shares and could lead to our share price being depressed or volatile.

We cannot predict the prices at which our common stock may trade after the Spin-Off or whether the Combined market value of a share of our common stock and a share of American Resources’ common stock will be less than, equal to or greater than the market value of a share of American Resources common stock prior to the Spin-Off. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our results of operations due to factors related to our business;

•	success or failure of our business strategies;

•	competition and industry capacity;

•	changes in interest rates and other factors that affect earnings and cash flow;

•	our ability to retain and recruit qualified personnel;

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•	our quarterly or annual earnings, or those of other companies in our industry;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover, or positively cover, our common stock after the Spin-Off;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of our Company and our industry;

•	overall market fluctuations unrelated to our operating performance;

•	results from any material litigation or government investigation;

•	changes in laws and regulations (including tax laws and regulations) affecting our business;

•	changes in capital gains taxes and taxes on dividends affecting stockholders; and

•	general economic conditions and other external factors.

Furthermore, our business profile and market capitalization may not fit the investment objectives of some American Resources stockholders and, as a result, these American Resources stockholders may sell their shares of our common stock after the Share Distribution. See “-Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.” Low trading volume for our stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on our stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against the Company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.

American Resources stockholders receiving shares of our common stock in the Share Distribution generally may sell those shares immediately in the public market. It is likely that some American Resources stockholders, including some of its larger stockholders, will sell their shares of our common stock received in the Share Distribution if, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives, or, in the case of index funds, we are not a participant in the index in which they are investing. The sales of significant amounts of our common stock or the perception in the market that such sales might occur may decrease the market price of our common stock.

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Your percentage ownership in the Company may be diluted in the future.

Your percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we will be granting to our directors, officers and other employees. We expect to have one or more equity compensation plans that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. In particular, prior to the Spin- Off, we expect our Board to adopt, and American Resources, as our majority shareholder, to approve, the 2023 Stock Incentive Plan of SpinCo and its Affiliates (the “Equity Plan”) for the benefit of certain of our current and future employees and other service providers, as well as an equity plan for our non-employee directors.

From time-to-time, SpinCo may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of SpinCo common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock.

The rights associated with the Company’s common stock may differ from the rights associated with American Resources common stock.

Upon completion of the Share Distribution, the rights of American Resources stockholders who become Company stockholders will be governed by the Certificate of Incorporation of the Company and by Indiana law. The rights associated with American Resources shares are different from the rights associated with Company shares. Material differences between the rights of stockholders of American Resources and the rights of stockholders of the Company include differences with respect to, among other things, the removal of directors, the convening of annual meetings of stockholders and special stockholder meetings, stockholder approval of certain transactions, anti-takeover measures and provisions relating to the ability to amend the certificate of incorporation. See “Description of Our Capital Stock-Certain Provisions of Indiana Law, Our Certificate of Incorporation and By-Laws” for more information.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with auditor attestation of the effectiveness of our internal controls, beginning with our required annual report on Form 10-K. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of shares of common stock could decline and we could be subject to sanctions or investigations by the U.S. Securities and Exchange Commission (the “SEC”) or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer, and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, because of its inherent limitations, internal control over financial reporting might not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for our shares of common stock, and could adversely affect our ability to access the capital markets. See “-Risks Relating to the Spin-Off-As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions, and our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the Spin-Off.”

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Although we believe that the forward-looking statements contained in this Information Statement are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

•	lack of operating history as an independent, publicly traded company and unreliability of historical Consolidated financial information as an indicator of our future results.
•	the level of competition from other companies.
•	our ability to generate sufficient cash or obtain financing to fund our business operations.
•	changes in prevailing global and regional economic conditions.
•	natural disasters or inclement or hazardous weather conditions, including, but not limited to cold weather, flooding, tornadoes and the physical impacts of climate change.
•

changes in domestic or international environmental laws and regulations, and court decisions, including those directly affecting our carbon mining and production, and those affecting our customers’ carbon usage, including potential climate change initiatives.

•	ability to operate as an independent publicly traded company without certain benefits available to us as a part of American Resources.
•	worldwide market demand for carbon and steel, including demand for U.S. carbon exports, and competition in carbon markets.
•	attracting and retaining key personnel and other employee workforce factors, such as labor relations.
•	technical difficulties or failures.
•	work stoppages, other disruptions, or the need to relocate any of our facilities.
•	economic, political, regulatory, foreign exchange and other risks of international operations.
•	changes in legislation or government regulations or policies.
•	our production capabilities and costs.
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests.
•	•inherent risks of carbon mining, including those that are beyond our control.
•	difficulty collecting receivables.
•	the failure to protect our intellectual property or allegations that we have infringed the intellectual property of others.
•	reclamation and mine closure obligations.
•	the failure to increase productivity through sustainable operational improvements.
•	inability to grow successfully through future acquisitions.
•	inability to recruit and retain qualified personnel.

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•	the operational constraints and financial distress of third parties.
•	our assumptions concerning economically recoverable carbon reserve estimates
•	labor disputes.
•	our ability to borrow funds and access capital markets.
•	potential material environmental liabilities.
•	alternative steel production technologies that may reduce demand for our carbon.
•	potential material litigation matters.
•	unforeseen U.S. federal income tax and foreign tax liabilities.
•	U.S. federal income tax reform.
•	the potential suspension in the future of our dividend program.
•	certain factors discussed elsewhere in this Information Statement.

These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this Information Statement. These risks could cause actual results to differ materially from those implied by forward-looking statements in this Information Statement. Even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this Information Statement, those results or developments may not be indicative of results or developments in subsequent periods.

Any forward-looking statements made by us in this Information Statement speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

THE SPIN-OFF

Background

On August 14, 2023, American Resources announced plans for the complete legal and structural separation of the Business from American Resources. To affect the separation, American Resources is undertaking the Reorganization Transactions described under “Certain Relationships and Related Party Transactions-Agreements with American Resources-Mutual Services and Transition Agreement.”

Following the Reorganization Transactions, American Resources will distribute approximately 90% of its equity interest in us, consisting of all of the outstanding shares of our common stock, to holders of American Resources’ common stock on a pro rata basis. Following the Spin-Off, it is anticipated that American Resources will not retain an ownership interest greater than 10% in our Company, and we will operate independently from American Resources. No approval of American Resources’ stockholders is required in connection with the Spin-Off, and American Resources’ stockholders will not have any appraisal rights in connection with the Spin-Off.

Completion of the Spin-Off is subject to the satisfaction, or the American Resources Board’s waiver, to the extent permitted by law, of a number of conditions. In addition, American Resources may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution. For a more detailed discussion, see “The Spin-Off-Conditions to the Spin-Off.”

Aspects of the Spin-Off may increase the risks associated with ownership of shares of SpinCo. In connection with the Spin-Off, we may incur substantial indebtedness in the future. We may also enter into a revolving credit facility to be available for our working capital and other cash needs. Furthermore, as an independent entity we may lose some of the benefits of purchasing power, borrowing leverage and available capital for investments associated with being part of a larger entity. See “Risk Factors” in this Information Statement.

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Reasons for the Spin-Off

In August 2022, the American Resources Board authorized a review of American Resources’ business portfolio and capital allocation options, with the goal of enhancing stockholder value. As part of its review process, American Resources evaluated a range of potential structural alternatives in addition to the Spin-Off, including opportunities for dispositions, acquisitions, business combinations and separations. American Resources considered a number of factors, including the strategic clarity and flexibility for American Resources and SpinCo after the Spin-Off, the ability of SpinCo to compete and operate efficiently and effectively (including SpinCo’s ability to retain and attract management talent) after the Spin-Off, the financial profile of SpinCo and the potential reaction of investors. As a result of this review, American Resources identified differences in operations, strategic focus and growth drivers of American Resources’ business and the Business, including that the Business would not fully utilize synergies across the American Resources portfolio. In addition, a number of the characteristics of the SpinCo businesses differ significantly from those of the remaining American Resources operations. In reaching the decision to separate the Business, the American Resources Board concluded that the separation of the Business from the remainder of American Resources as a stand-alone, public company is the most attractive alternative for enhancing stockholder value.

As a result of this evaluation, American Resources determined that proceeding with the Spin-Off would be in the best interests of American Resources and its stockholders. American Resources considered the following potential benefits of this approach:

•	Enhanced Strategic and Operational Focus. Following the Spin-Off, American Resources and SpinCo will each have a more focused business and be better able to dedicate financial, management and other resources to leverage their respective areas of strength and differentiation. Each company will pursue appropriate growth opportunities and execute strategic plans best suited to address the distinct market trends and opportunities for its business. SpinCo plans to focus on leadership in attractive products invest selectively in growth areas, ensure continued operational discipline and capture transformative productivity.

•	Simplified Organizational Structure and Resources. The Spin-Off will allow the management of each of American Resources and SpinCo to devote their time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of their respective companies. Each company will be able to adapt faster to clients’ changing needs, address specific market dynamics, target innovation and investments in select growth areas and accelerate decision-making processes.

•	Distinct and Clear Financial Profiles and Compelling Investment Cases. Investment in one company or the other may appeal to investors with different goals, interests and concerns. The Spin-Off will allow investors to make independent investment decisions with respect to American Resources and SpinCo and may result in greater alignment between the interests of SpinCo’s stockholder base and the characteristics of SpinCo’s business, capital structure and financial results.

•	Performance Incentives. We believe that the Spin-Off will enable SpinCo to create incentives for its management and employees that are more closely tied to its business performance and stockholder expectations. SpinCo’s equity-based compensation arrangements will more closely align the interests of SpinCo’s management and employees with the interests of its stockholders and should increase SpinCo’s ability to attract and retain personnel.

•	Capital Structure. The Spin-Off will enable each of American Resources and SpinCo to leverage its distinct growth profile and cash flow characteristics to optimize its capital structure and capital allocation strategy.

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In determining whether to effect the Spin-Off, American Resources considered the costs and risks associated with the transaction, including the costs associated with preparing SpinCo to become an independent, publicly traded company, the risk of volatility in our stock price immediately following the Spin-Off due to sales by American Resources’ stockholders whose investment objectives may not be met by our common stock, the time it may take for us to attract our optimal stockholder base, the possibility of disruptions in our business as a result of the Spin-Off, the risk that the Combined trading prices of our common stock and American Resources’ common stock after the Spin-Off may drop below the trading price of American Resources’ common stock before the Spin-Off and the loss of synergies and scale from operating as one company. Notwithstanding these costs and risks, taking into account the factors discussed above, American Resources determined that the Spin-Off provided the best opportunity to achieve the above benefits and enhance stockholder value. American Resources will pay substantially all of the third-party fees, costs and expenses associated with the Spin-Off incurred before and in connection with the consummation of the Spin-Off, and each of American Resources and the Company generally will bear its own third-party fees, costs and expenses associated with the Spin-Off incurred after the consummation of the Spin-Off.

When and How You Will Receive SpinCo Shares

American Resources will distribute to its stockholders, as a pro rata dividend, 1/2 of a share of our common stock for every share of American Resources common stock outstanding as of [•], 2023, the Record Date of the Share Distribution.

Prior to the Share Distribution, American Resources will deliver all of the issued and outstanding shares of our common stock to the distribution agent. VStock Transfer LLC will serve both as distribution agent in connection with the Share Distribution transfer agent and registrar for our common stock.

If you own American Resources common stock as of the close of business on [•], 2023, the shares of our common stock that you are entitled to receive in the Share Distribution will be issued to your account as follows:

•

Registered stockholders. If you own your shares of American Resources common stock directly through American Resources’ transfer agent, you are a registered stockholder. In this case, the distribution agent will credit the shares, rounded to the nearest whole share, of our common stock you receive in the Share Distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Share Distribution. You will be able to access information regarding your book-entry account for SpinCo shares through VStock Transfer LLC at info@vstocktransfer.com or by calling (212) 828-8436.

Commencing on or shortly after the Share Distribution Date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Share Distribution Date to complete the distribution of the shares of our common stock and mail statements of holding to all registered stockholders.

•

“Street name” or beneficial stockholders. If you own your shares of American Resources common stock beneficially through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker or other nominee will credit your account with the whole shares of our common stock that you receive in the Share Distribution on or shortly after the Share Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

If you sell any of your shares of American Resources common stock on or before the Share Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the American Resources shares you sold. See “The Spin-Off- Trading Prior to the Share Distribution Date” for more information.

We are not asking American Resources stockholders to take any action in connection with the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of American Resources common stock for shares of our common stock. The number of outstanding shares of American Resources common stock will not change as a result of the Spin-Off.

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Treatment of Fractional Shares

The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will round any fractional shares to the nearest whole number of shares at the time of the distribution of shares of the Spin-Off. See “How will our common stock trade?” for additional information regarding “when-issued” trading.

Material U.S. Federal Income Tax Consequences of the Spin-Off

Consequences to Holders of American Resources common stock

The following is a summary of the material U.S. federal income tax consequences to holders of American Resources common stock in connection with the Distribution. This summary is based on the Code, the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies.

•	tax-exempt entities.

•	banks, financial institutions or insurance companies.

•	real estate investment trusts, regulated investment companies or grantor trusts.

•	persons who acquired American Resources common stock pursuant to the exercise of employee stock options or otherwise as compensation.

•	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of American Resources equity.

•	stockholders owning American Resources common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes.

•	certain former citizens or long-term residents of the United States.

•	stockholders who are subject to the alternative minimum tax.

•	persons who are subject to special accounting rules under Section 451(b) of the Code.

•	persons who own American Resources common stock through partnerships or other pass-through entities.

•	persons who hold American Resources common stock through a tax-qualified retirement plan.

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This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds American Resources common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to its tax consequences.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SHARE DISTRIBUTION.

General

Completion of the Spin-Off is conditioned upon American Resources’ receipt of written opinion from B.F. Borgers CPA PC to the effect that the Distribution will qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code. The opinions will be based on the assumption that, among other things, the representations made, and information submitted, in connection with it are accurate. If the Distribution qualifies for this treatment and subject to the qualifications and limitations set forth herein, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by, or be includible in the income of, a holder as a result of the Distribution.

•

the aggregate tax basis of the American Resources common stock and our common stock held by each holder immediately after the Distribution will be the same as the aggregate tax basis of the American Resources common stock held by that holder immediately before the Distribution, allocated between the American Resources common stock and our common stock in proportion to their relative fair market values on the date of the Distribution; and

•	the holding period of our common stock received by each Holder will include the holding period of its American Resources common stock.

The opinions will not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinions will assume that the Spin-Off will be completed according to the terms of the Mutual Services and Transition Agreement and will rely on the facts as stated in the Mutual Services and Transition Agreement, this Information Statement and a number of other documents. In addition, the opinions will be based on certain representations as to factual matters from, and certain covenants by, American Resources and us. The opinions cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or are violated in any material respect.

The opinions will not be binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the opinions are challenged by the IRS, and if the IRS prevails in that challenge, the tax consequences of the Spin-Off could be materially less favorable. American Resources has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

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If the Distribution were determined not to qualify for non-recognition of gain or loss, the above consequences would not apply and each holder who receives our common stock in the Distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which would generally result in:

•	a taxable dividend to the extent of the holder’s pro rata share of American Resources’ current or accumulated earnings and profits.

•	a reduction in the holder’s basis (but not below zero) in American Resources common stock to the extent the amount received exceeds the holder’s share of American Resources’ earnings and profits; and

•

a taxable gain from the exchange of American Resources common stock to the extent the amount received exceeds the sum of the holder’s share of American Resources’ earnings and profits and its basis in its American Resources common stock.

Consequences to American Resources

The following is a summary of the material U.S. federal income tax consequences to American Resources in connection with the Spin-Off that may be relevant to holders of American Resources common stock.

As discussed above, completion of the Spin-Off is conditioned upon American Resources’ receipt of written opinion from B.F. Borgers CPA PC to the effect that the Distribution will qualify for nonrecognition of gain or loss under Section 355 and related provisions of the Code. If the Distribution qualifies for nonrecognition of gain or loss under Section 355 and related provisions of the Code, then American Resources generally will not recognize gain or loss as a result of the Distribution. The opinions are subject to the qualifications and limitations as are set forth above under “-Consequences to U.S. Holders of American Resources common stock.”

If the Distribution were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, then American Resources would recognize gain equal to the excess of the fair market value of our common stock distributed to American Resources stockholders over American Resources’ tax basis in our common stock.

Results of the Spin-Off

After the Spin-Off, we will be an independent, publicly traded company. Immediately following the Spin-Off, we expect to have approximately 38,098,925 shares of our common stock outstanding, based on the number of American Resources stockholders and shares of American Resources common stock outstanding on March 31, 2023. The actual number of shares of our common stock American Resources will distribute in the Spin-Off will depend on the actual number of shares of American Resources common stock outstanding on the Record Date, which will reflect any issuance of new shares or exercises of outstanding options pursuant to American Resources’ equity plans, and any repurchase of American Resources shares on or prior to the Record Date. Shares of American Resources common stock held by American Resources as treasury shares will not be considered outstanding for purposes of, and will not be entitled to participate in the Share Distribution. The Spin-Off will not affect the number of outstanding shares of American Resources common stock or any rights of American Resources stockholders. However, following the Share Distribution, the equity value of American Resources will no longer reflect the value of the Business. There can be no assurance that the Combined trading prices of the American Resources common stock and our common stock will equal or exceed what the trading price of American Resources common stock would have been in absence of the Spin-Off.

Before our separation from American Resources, we intend to enter into a Mutual Services and Transition Agreement and potentially other agreements with American Resources related to the Spin-Off. These agreements will govern the relationship between us and American Resources up to and after completion of the Spin-Off and allocate between us and American Resources various assets, liabilities, rights and obligations, including employee benefits, environmental, intellectual property and tax-related assets and liabilities. We describe these arrangements in greater detail under “Certain Relationships And Related Party Transactions-Agreements with American Resources.”

Listing and Trading of Our Common Stock

As of the date of this Information Statement, we are a majority owned subsidiary of American Resources. Accordingly, no public market for our common stock currently exists, although a “when-issued” market in our common stock may develop prior to the Share Distribution. See “The Spin-Off-Trading Prior to the Share Distribution Date” below for an explanation of a “when-issued” market. We intend to apply to list our shares of common stock on the NASDAQ Capital Market under the symbol “[•]”. Following the Spin-Off, American Resources common stock will continue to trade on the NASDAQ Stock Exchange under the symbol “AREC”.

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Neither we nor American Resources can assure you as to the trading price of American Resources common stock or our common stock after the Spin-Off, or as to whether the Combined trading prices of our common stock and the American Resources common stock after the Spin-Off will equal or exceed the trading prices of American Resources common stock prior to the Spin-Off. The trading price of our common stock may fluctuate significantly following the Spin-Off.

The shares of our common stock distributed to American Resources stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.

Trading Prior to the Share Distribution Date

We expect a “when-issued” market in our common stock to develop as early as one trading day prior to the Record Date for the Share Distribution and continue up to and including the Share Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally on or before the Share Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own shares of American Resources common stock at the close of business on the Record Date, you will be entitled to receive shares of our common stock in the Share Distribution. You may trade this entitlement to receive shares of our common stock, without the shares of American Resources common stock you own, on the “when-issued” market. We expect “when-issued” trades of our common stock to settle within two trading days after the Share Distribution Date. On the first trading day following the Share Distribution Date, we expect that “when-issued” trading of our common stock will end and “regular-way” trading will begin.

We also anticipate that, as early as one trading day prior to the Record Date and continuing up to and including the Share Distribution Date, there will be two markets in American Resources common stock: a “regular-way” market and an “ex-distribution” market. Shares of American Resources common stock that trade on the regular-way market will trade with an entitlement to receive shares of our common stock in the Share Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of our common stock in the Share Distribution. Therefore, if you sell shares of American Resources common stock in the regular-way market up to and including the Share Distribution Date, you will be selling your right to receive shares of our common stock in the Share Distribution. However, if you own shares of American Resources common stock at the close of business on the Record Date and sell those shares on the ex-distribution market up to and including the Share Distribution Date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the Share Distribution.

If “when-issued” trading occurs, the listing for our common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our “when-issued” trading symbol when and if it becomes available. If the Spin-Off does not occur, all “when-issued” trading will be null and void.

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Conditions to the Spin-Off

We expect that the Spin-Off will be effective on the Share Distribution Date, provided that the following conditions shall have been satisfied or waived by American Resources:

•	the American Resources Board shall have approved the Reorganization Transactions and Share Distribution and not withdrawn such approval, and shall have declared the dividend of our common stock to American Resources stockholders;

•	the ancillary agreements contemplated by the Mutual Services and Transition Agreement shall have been executed by each party to those agreements;

•	the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•	our common stock shall have been accepted for listing on a national securities exchange approved by American Resources, subject to official notice of issuance;

•	American Resources shall have received the written opinion of B.F. Borgers CPA PC, which shall remain in full force and effect, regarding the intended treatment of the Share Distribution under the Code;

•	the Reorganization Transactions shall have been completed (other than those steps that are expressly contemplated to occur at or after the Share Distribution);

•	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Share Distribution shall be in effect, and no other event outside the control of American Resources shall have occurred or failed to occur that prevents the consummation of the Share Distribution;

•	no other events or developments shall have occurred prior to the Share Distribution that, in the judgment of the American Resources Board, would result in the Share Distribution having a material adverse effect on American Resources or its stockholders;

•	prior to the Share Distribution Date, notice of Internet availability of this Information Statement or this Information Statement shall have been mailed to the holders of American Resources common stock as of the Record Date; and

•	certain other conditions set forth in the Mutual Services and Transition Agreement.

Any of the above conditions may be waived by the American Resources Board to the extent such waiver is permitted by law. If the American Resources Board waives any condition prior to the effectiveness of the Registration Statement on Form 10, of which this Information Statement Forms a part, and the result of such waiver is material to American Resources stockholders, we will file an amendment to the Registration Statement on Form 10, of which this Information Statement forms a part, to revise the disclosure in the Information Statement accordingly. In the event that American Resources waives a condition after this Registration Statement becomes effective and such waiver is material, we would communicate such change to American Resources’ stockholders by filing a Form 8-K describing the change.

The fulfillment of the above conditions will not create any obligation on American Resources’ part to complete the Spin-Off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our common stock and the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Share Distribution. American Resources may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution.

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Reasons for Furnishing this Information Statement

We are furnishing this Information Statement solely to provide information to American Resources’ stockholders who will receive shares of our common stock in the Share Distribution. You should not construe this Information Statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of American Resources. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor American Resources undertakes any obligation to update the information except in the normal course of our and American Resources’ public disclosure obligations and practices.

DIVIDEND POLICY

Subject to the sole discretion of our Board and the considerations discussed below, once the Spin-Off is effective, we do not anticipate paying cash dividends on our common stock for the foreseeable future.

The Board’s decisions regarding the payment of dividends will depend on consideration of many factors, such as our financial condition, earnings, sufficiency of distributable reserves, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, legal requirements, regulatory constraints and other factors that the Board deems relevant. See “Risk Factors-Our ability to pay cash dividends to our stockholders is subject to the discretion of our Board and there is no guarantee we will initiate dividends, or that once initiated, that we will continue paying dividends.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2023:

•	on a historical basis; and

•	on a pro forma basis to reflect the adjustments included in our unaudited pro forma Consolidated financial information.

The information below is not necessarily indicative of what our capitalization would have been had the separation, distribution and related transactions been completed as of March 31, 2023. In addition, it is not indicative of our future capitalization.

This table should be read in conjunction with the “Unaudited Pro Forma Consolidated Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, sections of this Information Statement and our unaudited condensed Consolidated Financial Statements and notes thereto included in the “Index to Consolidated Financial Statements” of this Information Statement.

	As of March 31, 2023 (Unaudited)
	Historical	As Adjusted
Cash, cash equivalents and restricted cash:	$1,539,691	$1,539,691

Capitalization:
Debt	$839,731	$839,731

Shareholder’s equity:
Common stock, no par value; 2,500 shares authorized, issued and outstanding	$-	$-
Common stock, $0.01 par value; 5,000,000,000 shares authorized, 38,098,925 shares outstanding on a pro forma basis	-	3,810
Additional paid-in capital	146,362,415	146,358,605
Accumulated deficit	(160,544,410)	(160,544,410)
Total stockholders’ deficit	$(14,181,995)	$(14,181,995)

Total capitalization	$(13,342,264)	$(13,342,264)

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We have not yet finalized our post-Spin-Off capitalization. Adjusted financial data reflecting our post-Spin-Off capitalization will be included in an amendment to this Information Statement.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following tables present certain selected historical Consolidated financial information as of and for each of the years in the two-year period ended December 31, 2022 and 2021 and for the three months ended March 31, 2023 and 2022. The selected historical Consolidated financial data as of December 31, 2022 and 2021 is derived from our historical audited Consolidated Financial Statements included elsewhere in this Information Statement. The unaudited Consolidated financial Statements have been prepared on the same basis as the audited Consolidated financial Statements and, in the opinion of our management, include all adjustments, consisting of only ordinary recurring adjustments, necessary for a fair statement of the information set forth in this Information Statement.

 The selected historical Consolidated financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Consolidated Financial Statements and the accompanying Notes thereto included elsewhere in this Information Statement. For each of the periods presented, our business was wholly owned by American Resources. The financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented. In addition, our historical Consolidated financial information does not reflect changes that we expect to experience in the future as a result of our separation from American Resources, including changes in the financing, operations, cost structure and personnel needs of our business. Further, the historical Consolidated financial information includes allocations of certain American Resources corporate expenses, as described in Note 2 in the Consolidated Financial Statements. We believe the assumptions and methodologies underlying the allocation of these expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that we would have incurred if we had operated as an independent, publicly traded company or of the costs expected to be incurred in the future.

The following tables also present certain Unaudited Pro Forma Condensed Consolidated financial information of SpinCo for the three months ended March 31, 2023 and the year ended December 31, 2022 and an Unaudited Pro Forma Condensed Consolidated Financial Balance Sheet as of March 31, 2023. The Unaudited Pro Forma Condensed Consolidated Financial Statements are derived from our historical Consolidated Financial Statements included elsewhere in this Information Statement, and are not intended to be a complete presentation of our financial position or results of operations had the transactions contemplated by the Mutual Services and Transition Agreement and related agreements occurred as of the dates indicated. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Consolidated Financial Statements and the accompanying Notes included elsewhere in this Information Statement. The Unaudited Pro Forma Condensed Consolidated Financial Statements of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 reflect our results as if the Spin-Off and related transactions had occurred as of January 1, 2023 and January 1, 2022, respectively. The Unaudited Pro Forma Condensed Consolidated Financial Balance Sheet as of March 31, 2023 reflects our results as if the Spin-Off and related transactions had occurred as of such date. Refer to the “Unaudited Pro Forma Condensed Consolidated Financial Statements” for further information about the Spin-Off transactions.

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Selected Historical Statement of Operations Information

Selected Balance Sheet Information

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022
			(unaudited)	(unaudited)
Statement of Operations Data
Total revenue	$39,431,058	$7,595,707	$8,849,591	$9,043,396
Total operating expenses	$60,619,848	$32,680,995	$9,980,604	$12,372,353
Loss from operations	(21,188,790)	(25,085,288)	(1,131,013)	(3,328,957)
Total other income (expense)	3,138,471	(2,524,735)	(28,572)	1,487,637
Net loss	$(18,050,319)	$(27,610,023)	$(1,159,585)	$(1,841,320)

Balance Sheet Data (at period end)
Cash and cash equivalents	$5,084,739	$1,960,020	$1,539,691	$2,802,035
Working capital	$(12,204,405)	$(6,792,509)	$(9,214,674)	$(2,512,823)
Total assets	$27,341,048	$28,076,747	$27,042,004	$30,317,300
Total liabilities	$44,776,901	$31,461,133	$41,223,999	$30,174,957
Total stockholders’ (deficit) equity	$(17,435,853)	$(3,384,386)	$(14,534,445)	$142,343

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Consolidated Financial Statements of SpinCo consist of the Unaudited Pro Forma Condensed Consolidated Financial Statements of operations for the three months ended March 31, 2023 and the year ended December 31, 2022, and an Unaudited Pro Forma Condensed Consolidated Financial Balance Sheet as of March 31, 2023. The Unaudited Pro Forma Condensed Consolidated Financial Statements are derived from our historical Consolidated Financial Statements included elsewhere in this Information Statement and are not intended to be a complete presentation of our financial position or results of operations had the transactions contemplated by the Mutual Services and Transition Agreement and related agreements occurred as of the dates indicated. The Unaudited Pro Forma Condensed Consolidated d Financial Statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Consolidated Financial Statements and the accompanying Notes included elsewhere in this Information Statement.

The Unaudited Pro Forma Condensed Consolidated Financial Statements of Operations for the three months ended March 31, 2023, and the year ended December 31, 2022 reflect our results as if the Spin-Off and related transactions described below had occurred as of January 1, 2023 and January 1, 2022, respectively. The Unaudited Pro Forma Condensed Consolidated financial balance sheet as of March 31, 2023 reflects our results as if the Spin-Off and related transactions described below had occurred as of such date.

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The Unaudited Pro Forma Condensed Consolidated Financial Statements will give effect to the following:

•	the contribution by American Resources to us of all the assets and liabilities that comprise our business pursuant to the Mutual Services and Transition Agreement;

•	the anticipated post-Distribution capital structure, including the issuance of our common stock to holders of American Resources common stock;

•

the impact of, and transactions contemplated by, the Mutual Services and Transition Agreement, Royalty Agreement and other agreements related to the Distribution between us and American Resources and the provisions contained therein;

•	the incremental costs we expect to incur as an autonomous entity.

The Unaudited Pro Forma Condensed Consolidated Financial Statements are subject to the assumptions and adjustments described in the accompanying notes that reflect the expected impacts of events directly attributable to the Spin-Off and that are factually supportable and, for purposes of statements of operations, are expected to have a continuing impact on us. However, these adjustments are subject to change as we and American Resources finalize the terms of the Mutual Services and Transition Agreement and the other agreements related to the Share Distribution. The Unaudited Pro Forma Condensed Consolidated Financial Statements are provided for illustrative and informational purposes only and are not necessarily indicative of our future results of operations or financial condition as an independent, publicly traded company.

The operating expenses reported in our historical Consolidated Statements of Operations include allocations of certain American Resources costs. These costs include the allocation of all American Resources corporate costs, shared services and other related costs that benefit us.

As a stand-alone public company, we expect to incur additional recurring costs of being a stand-alone public company. The significant assumptions involved in determining our estimates of recurring costs of being a stand-alone public company include:

•	costs to perform financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit and investor relations activities;

•	insurance premiums;

•	changes in our overall facility costs;

•	depreciation and amortization related to information technology infrastructure investments; and

•	the type and level of other costs expected to be incurred.

We currently estimate that we will incur substantial non-recurring costs associated with becoming a stand-alone public company within 24 months of the Distribution. The accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements of Operations are not adjusted for these estimated expenses as they are also projected amounts based on estimates and would not be factually supportable. These expenses primarily relate to the following:

•	recruiting costs associated with hiring key senior management personnel new to our company;

•	costs related to establishing our new brand in the marketplace;

•	costs to separate information systems; and

•	costs of retention bonuses.

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Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially, and the timing of incurrence could change.

The accompanying pro forma Consolidated Statements of Operations are also not adjusted for any potential dividends SpinCo may pay in the future should the Board determine to declare any such dividends.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2023

		Autonomous
		Entity
	Historical	Adjustments		ProForma
Revenue
Coal sales	$8,723,185	$		$8,723,185
Metal recovery and sales	1,744			1,744
Royalty income	124,662			124,662
Total revenue	8,849,591	-		8,849,591

Operating expenses
Cost of coal sales and processing	2,705,820			2,705,820
Accretion	248,293			248,293
Depreciation	13,336			13,336
Amortization of mining rights	305,859			305,859
General and administrative	475,841	386,894	(a)	862,735
Professional fees	149,377			149,377
Production taxes and royalties	448,170	367,221	(b)	815,391
Development	5,633,908			5,633,908
Total operating expenses	9,980,604	754,115		10,734,719

Net loss from operations	(1,131,013)	(754,115)		(1,885,128)

Other income (expense)
Other income and (expense)	-			-
Gain on cancelation of debt	-			-
Interest income	(562)			(562)
Interest expense	(28,010)			(28,010)
Total other income (expenses)	(28,572)	-		(28,572)

Net loss	$(1,159,585)	$(754,115)		$(1,913,700)

Net loss per share - basic	$(463.83)		(c)	$(0.05)
Net loss per share - diluted	(463.83)		(d)	(0.05)

Weighted average shares outstanding - basic	2,500		(e)	38,098,925

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UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

		Autonomous
		Entity
	Historical	Adjustments		ProForma
Revenue
Coal sales	$39,103,995	$		$39,103,995
Metal recovery and sales	4,988			4,988
Royalty income	322,075			322,075
Total revenue	39,431,058	-		39,431,058

Operating expenses
Cost of coal sales and processing	21,687,656			21,687,656
Accretion	1,344,047			1,344,047
Depreciation	2,034,763			2,034,763
Amortization of mining rights	1,238,449			1,238,449
General and administrative	1,957,030	1,547,576	(a)	3,504,606
Professional fees	626,496			626,496
Production taxes and royalties	3,596,524	1,646,168	(b)	5,242,692
Development	28,134,883			28,134,883
Total operating expenses	60,619,848	3,193,743		63,813,591

Net loss from operations	(21,188,790)	(3,193,743)		(24,382,533)

Other income (expense)
Other income and (expense)	142,181			142,181
Gain on cancelation of debt	3,119,775			3,119,775
Gain on Sales of Assets	-			-
Amortization of debt discount and debt issuance costs	-			-
Interest income	4,001			4,001
Interest expense	(127,486)			(127,486)
Total other income (expenses)	3,138,471

Net loss	$(18,050,319)	$(3,193,743)		$(24,382,533)

Net loss per share - basic	$(7,220.13)		(c)	$(0.64)
Net loss per share - diluted	(7,220.13)		(d)	(0.64)

Weighted average shares outstanding - basic	2,500		(e)	38,098,925

45

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT BALANCE SHEET

MARCH 31, 2023

		Transaction
		Accounting
	Historical	Adjustments		Pro Forma
Assets
Current assets:
Cash	$297,245	$		$297,245
Receivables	1,682,907			1,682,907
Inventory	2,959,511			2,959,511
Prepaid fees and deposits	566,193			566,193
Advances to related party	-			-
Total Current Assets	5,505,856	-		5,505,856

Cash - restricted	1,242,446			1,242,446
Property and Equipment, net	20,118,975			20,118,975
Right of use assets	75,705			75,705
Notes receivables	99,022			99,022
Total Assets	$27,042,004	$-		$27,042,004
Liabilities And Equity
Current liabilities:
Trade payables	$4,305,975	$		$4,305,975
Non-trade payables	2,685,008			2,685,008
Accounts payable - related party	3,005,044			3,005,044
Accrued interest	106,885			106,885
Due to affiliate	205,000			205,000
Current portion of long term debt	839,731			839,731
Operating lease liabilities	6,520			6,520
Finance lease liabilities	3,566,367			3,566,367
Total current liabilities	14,720,530			14,720,530

Remediation liability	20,543,926			20,543,926
Long-term portion of notes payable	-			-
Operating lease liabilities, non-current	68,262			68,262
Finance lease liabilities, non-current	5,891,281			5,891,281
Total liabilities	41,223,999			41,223,999

Stockholders’ deficit:
Common stock, no par value; 2,500 shares authorized, issued and outstanding	-	-		-
Common stock, $0.01 par value; 5,000,000,000 shares authorized, 38,098,925 shares outstanding on a pro forma basis		3,810	(e)(f)	3,810
Additional paid-in capital	146,362,415	(3,810	)(e)(f)	146,358,605
Accumulated deficit	(160,544,410)			(160,544,410)
Total stockholders’ deficit	(14,181,995)	-		(14,181,995)
Total liabilities and stockholders’ deficit	$27,042,004	$-		$27,042,004

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NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

For further information regarding the historical Consolidated Financial Statements, please refer to the audited Consolidated Financial Statements included in this Information Statement. The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2023, Unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 include adjustments related to the following:

(a)

As an independent, separate public company following the separation from American Resources, we expect to incur certain costs including financial reporting and regulatory compliance, board of directors’ fees and expenses, accounting, auditing, tax, legal, insurance, information technology, human resources, investor relations and other general and administrative-related function. We expect $386,893 and $1,547,575 of general administrative expenses for the three months ended March 31, 2023 and for the year ended December 31, 2022, respectively.

(b)

Reflects the effects of the Royalty Agreement we and AREC will enter into in connection with the spinoff. Included in the pro forma consolidated statement of operations for the there months ended March 31, 2023 and for the year ended December 31, 2022 are royalties expense recorded as adjustments to Production taxes and royalties of $367,221 and $1,646,168, respectively.

(c)

The number of ACC shares used to compute basic loss per share for the three months ended March 31, 2023 and year ended December 31, 2022 is based on the number of shares of ACC common stock which are expected to be outstanding upon completion of the distribution. We have assumed the number of outstanding shares of common stock based on the number of American Resources common shares outstanding as of March 31, 2023 and an assumed pro-rata distribution ratio of one-half share of ACC common stock for each share of American Resources common stock. The actual number of shares of ACC common stock outstanding upon completion of the Distribution may be different from this estimated amount.

(d)

The number of shares used to compute diluted loss per share is the same as the basic shares of ReElement Technologies LLC (or “RETC”) common stock as described in Note (c) above, due to a net loss reported in the unaudited pro forma consolidated statement of earnings for the three months ended March 31, 2023 and for the year ended December 31, 2022.

(e)

Reflects American Resources restructuring its investment in RETC in connection with the separation and distribution. The cash advances from American Resources are non-interest bearing and will be payable upon demand by American Resources.

(f)

Reflects the Parent investment impact as a result of the anticipated post-separation and post-distribution capital structure. As of the distribution date, the Parent investment after reflecting the impact of the restructuring of the Parents investment described in note (e) above will be adjusted to reflect the distribution of approximately 33 million outstanding shares of ACC common stock as of March 31, 2023, to American Resources stockholders. ACC’s common stock account reflects an adjustment for the par value of the anticipated approximately 38 million outstanding shares of RETC common stock, par value of $0.0001 per share, expected to be issued upon distribution. RETC’s accumulated deficit reflect and adjustment related to the reclassification of the Parent’s net investment in after reflecting the impact of the restructuring of the Parents investment described in note (e) above. Parent’s net investment in RETC will be allocated between common stock and accumulated deficit based on the number of shares of RETC common stock outstanding at the distribution date.

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BUSINESS

Our Business

We are a supplier of raw materials to the rapidly growing global infrastructure marketplace, with a primary focus on the extraction, processing, transportation, and distribution of metallurgical carbon to the steel industry.

We have six carbon mining and processing operating subsidiaries: McCoy Elkhorn Coal LLC (doing business as McCoy Elkhorn Coal Company) (McCoy Elkhorn), Knott County Coal LLC (Knott County Coal), Deane Mining, LLC (Deane Mining), Wyoming County Coal LLC (Wyoming County), Perry County Resources (Perry County) located in eastern Kentucky and western West Virginia within the Central Appalachian coal basin, and ERC Mining Indiana Corporation (ERC) located in southwest Indiana within the Illinois coal basin. The carbon deposits under control by the Company are generally comprise of metallurgical carbon (used for steel making), pulverized coal injections (used in the steel making process) and high-BTU, low sulfur, low moisture bituminous carbon used for a variety of uses within several industries, including industrial customers and specialty products.

Historic Metallurgical Carbon Prices		Historic CAPP Thermal Carbon Prices
Year End	Hampton Road Index HCC - High	Year End	Big Sandy / Kanawha Rate District
2014	$100.35	2014	$56.00
2015	$80.25	2015	$45.55
2016	$223.00	2016	$50.65
2017	$210.00	2017	$60.90
2018	$205.34	2018	$68.12
2019	$135.00	2019	$60.30
2020	$101.00	2020	$54.35
2021	$342.00	2021	$92.50
2022	$364.53	2022	$148.57

McCoy Elkhorn Coal LLC

General:

Located primarily within Pike County, Kentucky, McCoy Elkhorn is currently comprised of one active mine (the Carnegie 1 Mine), one mine in “idle” status (the Mine#15 Mine), two carbon preparation facilities (Bevins #1 and Bevins #2), and other mines and permits in various stages of development or reclamation. The address for the Bevins #1 and #2 preparation facilities is 2069 Highway 194 E Meta, KY 41501. The address for Mine #15 is 2560 Highway194 E Meta, KY 41501. The address for Carnegie 1 is 209 Meathouse Fork Kimper, KY 41502.

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McCoy Elkhorn sells its carbon to a variety of customers, both domestically and internationally, primarily to the steel making industry as a high-vol “B” carbon or blended carbon.

The carbon controlled at McCoy Elkhorn (along with our other subsidiaries) has not been classified as either “proven” or “probable” as defined in the United States Securities and Exchange Commission Items 1300 through 1305 of Regulation S-K, and as a result, do not have any “proven” or “probable” reserves under such definition and are classified as an “Exploration Stage” pursuant to Items 1300 through 1305 of Regulation S-K. Approximate carbon deposits owned is 0 tons and leased by McCoy Elkhorn totals 11,287,904 tons. The current leases contain minimum annual payments of $20,000 and production royalty payments of 7% of gross sales price.

Mines:

Within the McCoy Elkhorn subsidiary, Carnegie 1 is deemed material under Items 1304 of Regulation S-K.

Mine #15 is an underground mine in the Millard (also known as Glamorgan) carbon seam and located near Meta, Kentucky. Mine #15 is mined via room-and-pillar mining methods using continuous miners, and the coal is belted directly from the stockpile to McCoy Elkhorn’s carbon preparation facility. The carbon when produced from Mine #15 is stockpiled at the mine site and belted directly to the Company’s nearby carbon preparation facilities. Production at Mine #15 re-commenced in September 2016. Mine #15 has the estimated capacity to produce up to approximately 40,000 tons per month of carbon. The Company acquired Mine #15 as an idled mine, and since acquisition, the primary work completed at Mine #15 by the Company includes changing working sections within the underground mine, air ventilation enhancements primarily through brattice work and the use of overcasts and installing underground mining infrastructure as the mine advances due to carbon extraction. In 2022, Mine #15 produced approximately 0 tons. In 2021, Mine #15 produced approximately 0 tons. During 2022 and 2021, 100% and 100%, respectively, of the carbon extracted from Mine #15 was high-vol “B” metallurgical carbon quality, of which 100% was sold into the PCI market and 100% was sold into the metallurgical market, respectively. The mineral available through Mine #15 is leased from various 3rd party mineral holders. Carbon mined from the lease requires a payment of greater of $2.50 per ton or 5% of gross sales price.

The Carnegie 1 Mine is an underground mine in the Alma and Upper Alma carbon seams and located near Kimper, Kentucky. In 2011, carbon production from the Carnegie 1 Mine in the Alma carbon seam commenced and then subsequently the mine was idled. Production at the Carnegie 1 Mine was reinitiated in early 2017 and is currently being mined via room-and-pillar mining methods utilizing a continuous miner. The carbon is stockpiled on-site and trucked approximately 7 miles to McCoy Elkhorn’s preparation facilities. The Carnegie 1 Mine is currently a “company run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine. The Carnegie 1. Mine has the estimated capacity to produce up to approximately 10,000 tons per month of carbon. The Company acquired the Carnegie 1 Mine as an idled mine, and since acquisition, the primary work completed at the Carnegie 1 Mine by the Company includes mine rehabilitation work in preparation for production, changing working sections within the underground mine, air ventilation enhancements primarily through brattice work, and installing underground mining infrastructure as the mine advances due to carbon extraction. In 2022, the Carnegie 1 Mine produced approximately 105,607 tons and sold at an average of $233.11 per ton. In 2021, the Carnegie 1 Mine produced approximately 7,889.63 tons and sold at an average of $138.00 per ton. During 2021 100% of the carbon extracted from the Carnegie 1 Mine was high-vol “B” metallurgical carbon quality, of which 100% was sold into the metallurgical market. The mineral being mined through Carnegie 1 is leased from a 3rd party professional mineral company. Carbon mined from the lease requires a payment of greater of $1.75 per ton or 6% of gross sales price.

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The Carnegie 2 Mine is an underground mine in the Alma and Upper Alma carbon seams and located near Kimper, Kentucky. In 2021, mine development began and operations at the Carnegie 2 Mine started in August 2022 and is currently being mined via room-and-pillar mining methods utilizing a continuous miner. The carbon is stockpiled on-site and trucked approximately 7 miles to McCoy Elkhorn’s preparation facilities. The Carnegie 2 Mine is currently a “company run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine. The Carnegie 2. Mine has the estimated capacity to produce up to approximately 10,000 tons per month of carbon. In 2022, the Carnegie 2 Mine produced approximately 6,200 tons and sold at an average of $233.11 per ton. In 2021, the Carnegie 2 Mine produced approximately 0 tons. During 2022 100% of the carbon extracted from the Carnegie 2 Mine was high-vol “B” metallurgical carbon quality, of which 100% was sold into the metallurgical market. The mineral being mined through Carnegie 1 is leased from a 3rd party professional mineral company. Carbon mined from the lease requires a payment of greater of $1.75 per ton or 6% of gross sales price.

American Carbon acquired the PointRock Mine in April 2018. On May 8, 2020, the PointRock Mine permits were released from the Company’s control upon the settlement agreement with the prior permit holder.

Beginning in January 2020 through the report date, Mine #15 and Carnegie 1 mines were idled due to the adverse market effects Covid-19 global pandemic. The Carnegie 1 mine restarted during October 2021. The Carnegie 2 mine commenced operations in August 2022.

Processing & Transportation:

The Bevins #1 Preparation Plant is an 800 ton-per hour carbon preparation facility located near Meta, Kentucky, across the road from Mine #15. Bevins #1 has raw carbon stockpile storage of approximately 25,000 tons and clean carbon stockpile storage of 100,000 tons of carbon. The Bevins #1 facility has a fine carbon circuit and a stoker circuit that allows for enhance carbon recovery and various carbon sizing options depending on the needs of the customer. The Company acquired the Bevins Preparation Plants as idled facilities, and since acquisition, the primary work completed at the Bevins Preparation Plants by the Company includes rehabilitating the plants’ warehouse and replacing belt lines.

The Bevins #2 Preparation Plant is on the same permit site as Bevins #1 and is a 500 ton-per-hour processing facility with fine carbon recovery and a stoker circuit for carbon sizing options. Bevins #2 has raw carbon stockpile storage of 25,000 tons of carbon and a clean carbon stockpile storage of 45,000 tons of carbon. We are currently utilizing less than 10% of the available processing capacity of Bevins #1 and Bevins #2.

Both Bevins #1 and Bevins #2 have a batch-weight loadout and rail spur for loading carbon into trains for rail shipments. The spur has storage for 110 rail cars and is serviced by CSX Transportation and is located on CSX’s Big Sandy, Coal Run Subdivision. Both Bevins #1 and Bevins #2 have coarse refuse and slurry impoundments called Big Groundhog and Lick Branch. While the Big Groundhog impoundment is nearing the end of its useful life, the Lick Branch impoundment has significant operating life and will be able to provide for coarse refuse and slurry storage for the foreseeable future at Bevins #1 and Bevins #2. Coarse refuse from Bevins #1 and Bevins #2 is belted to the impoundments. Both Bevins #1 and Bevins #2 are facilities owned by McCoy Elkhorn, subject to certain restrictions present in the agreement between McCoy Elkhorn and the surface landowner.

Both Bevins #1 and Bevins #2, as well as the rail loadout, are operational and any work required on any of the plants or loadouts would be routine maintenance. The allocated cost of this property at McCoy Elkhorn Coal paid by the company is $95,210.

Due to additional coal processing storage capacity at Bevins #1 and Bevins #2 Preparation Plants, McCoy Elkhorn processes, stores, and loads coal for other regional carbon producers for an agreed-to fee.

Additional Permits:

In addition to the above mines, McCoy Elkhorn holds 11 additional coal mining permits that are idled operations or in various stages of reclamation. For the idled carbon mining operations, McCoy Elkhorn will determine which carbon mines to bring back into production, if any, as the coal market changes, and there are currently no other idled mines within McCoy Elkhorn that are slated to go into production in the foreseeable future. Any idled mines that are brought into production would require significant upfront capital investment, and there is no assurance of the feasibility of any such new operations.

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Knott County Coal LLC

General:

Located primarily within Knott County, Kentucky (but with additional idled permits in Leslie County, Perry County, and Breathitt County, Kentucky), Knott County Coal is comprised of one active mine (the Wayland Surface Mine) and 22 idled mining permits (or permits in reclamation), including the permits associated with the idled Supreme Energy Preparation Plant. The idled mining permits are either in various stages of planning, idle status or reclamation. The idled mines at Knott County Coal are primarily underground mines that utilize room-and-pillar mining. The carbon controlled at Knott County Coal (along with our other subsidiaries) has not been classified as either “proven” or “probable” as defined in the United States Securities and Exchange Commission Items 1300 through 1305 of Regulation S-K, and as a result, do not have any “proven” or “probable” reserves under such definition and are classified as an “Exploration Stage” pursuant to Items 1300 through 1305 of Regulation S-K. Approximate carbon deposits owned by Knott County is 0 tons and leased by Knott County totals 3,206,713 tons. The current leases contain minimum annual payments of $0 and production royalty payments of the great of $1.50 per clean ton or 6% of gross sales price.

Other potential customers of Knott County Coal include industrial customers, specialty customers and utilities for electricity generation, although no definitive sales have been identified yet.

Processing & Transportation:

The idled Supreme Energy Preparation Plant is a 400 ton-per-hour carbon preparation facility with a fine carbon circuit located in Kite, Kentucky. The Bates Branch rail loadout associated with the Supreme Energy Preparation Plant is a batch-weigh rail loadout with 220 rail car storage capacity and serviced by CSX Transportation in their Big Sandy rate district. The coarse refuse is trucked to the Kings Branch impoundment, which is approximately one mile from the Supreme Energy facility. The slurry from carbon processing is piped from the Supreme Energy facility to the Kings Branch impoundment.

The Supreme Energy Preparation Plant is owned by Knott County Coal, subject to certain restrictions present in the agreement between Knott County Coal and the surface land owner, Land Resources & Royalties LLC.

The Company acquired the Supreme Energy Preparation Plants as an idled facility, and since acquisition, no work has been performed at the facility other than minor maintenance. Both the Supreme Energy Preparation Plant and the rail loadout are idled and would require an undetermined amount of work and capital to bring them into operation. The allocated cost of for the property at Knott County Coal paid by the Company is $286,046.

Additional Permits:

In addition to the above mines, Knott County Coal holds 20 additional carbon mining permits that are in development, idled or in various stages of reclamation. Any idled mines that are brought into production would require significant upfront capital investment and there is no assurance of the feasibility of any such new operations.

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Deane Mining LLC

General:

Located within Letcher County and Knott County, Kentucky, Deane Mining LLC is comprised of one active underground carbon mine (the Access Energy Mine), one active surface mine (Razorblade Surface) and one active carbon preparation facility called Mill Creek Preparation Plant, along with 12 additional idled mining permits (or permits in reclamation). The idled mining permits are either in various stages of development, reclamation or being maintained as idled, pending any changes to the carbon market that may warrant re-starting production. The carbon controlled at Deane Mining (along with our other subsidiaries) has not been classified as either “proven” or “probable” as defined in the United States Securities and Exchange Commission Items 1300 through 1305 of Regulation S-K, and as a result, do not have any “proven” or “probable” reserves under such definition and are classified as an “Exploration Stage” pursuant to Items 1300 through 1305 of Regulation S-K. Approximate carbon deposits owned by Deane Mining is 0 tons and leased by Deane Mining totals 0 tons.

Mines:

Access Energy is a deep mine in the Elkhorn 3 carbon seam and located in Deane, Kentucky. Access Energy is mined via room-and-pillar mining methods using continuous miners, and the carbon is belted directly from the mine to the raw carbon stockpile at the Mill Creek Preparation Plant across the road from Access Energy. Access Energy is currently a “company run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine. The Company acquired Access Energy as an idled mine, and since acquisition, the primary work completed at Access Energy by the Company includes mine rehabilitation work in preparation for production, air ventilation enhancements primarily through brattice work, and installing underground mining infrastructure as the mine advances due to carbon extraction. Access Energy has the estimated capacity to produce up to approximately 20,000 tons per month of carbon. In 2022, Access Energy produced approximately 0 tons. In 2021, Access Energy produced approximately 0 tons. During 2019, the permit related to the Access Energy mine was idled and is not expected to produce again under the Company’s control due to the continued focused on the metallurgical and industrial markets.

Razorblade Surface is a surface mine currently mining the Hazard 4 and Hazard 4 Rider carbon seams and located in Deane, Kentucky. Razorblade Surface is mined via contour, auger, and highwall mining methods, and the carbon is stockpiled on site where it trucked to the Mill Creek Preparation Plant approximately one mile away for processing. Razorblade Surface is run as both a contractor mine and as a “company run” mine for carbon extraction and began extracting carbon in spring of 2018. Carbon produced from Razorblade Surface is trucked approximately one mile to the Mill Creek Preparation Plant. The Company acquired the Razorblade Surface mine as a new, undisturbed mine, and since acquisition, the primary work completed at Razorblade Surface has been some initial engineering work and removing overburden to access the carbon. Razorblade Surface mine has the estimated capacity to produce up to approximately 8,000 tons per month of carbon and started production in mid-2018 with nominal carbon extracted and sold as thermal carbon. During 2019, the permit related to the Access Energy mine was idled and is not expected to produce again under the Company’s control due to the continued focused on the metallurgical and industrial markets.

The carbon production from Deane Mining LLC was currently sold a utility located in southeast United States under a contract that expired December 2018 and extended until June 2019, along with carbon sold in the spot market. Deane Mining is in discussions with various customers to sell additional production from Access Energy, Razorblade, and Wayland Surface mines, combined with other potential regional carbon production, as pulverized carbon injection (PCI) to steel mills, industrial carbon, and thermal carbon to other utilities for electricity generation.

Processing & Transportation:

The Mill Creek Preparation Plant is an 800 ton-per-hour carbon preparation facility located in Deane, Kentucky. The associated Rapid Loader rail loadout is a batch-weight rail loadout with 110 car storage capacity and services by CSX Transportation in their Big Sandy and Elkhorn rate districts. The Mill Creek Preparation Plant is owned by Deane Mining, subject to certain restrictions present in the agreement between Deane Mining and the surface land owner, Land Resources & Royalties LLC. We are currently utilizing less than 10% of the available processing capacity of the Mill Creek Preparation Plant.

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Both the Mill Creek Preparation Plant and the rail loadout are operational, and any work required on any of the plant or loadouts would be routine maintenance. The allocated cost of for the property at Deane Mining paid by the Company is $1,569,641.

Additional Permits:

In addition to the above mines and preparation facility, Deane Mining holds 12 additional carbon mining permits that are in development, idled or in various stages of reclamation. Any idled mines that are brought into production would require significant upfront capital investment and there is no assurance of the feasibility of any such new operations.

Wyoming County Coal LLC

General:

Located within Wyoming County, West Virginia, Wyoming County Coal is comprised of two idled underground mining permits and the three permits associated with the idled Pioneer Preparation Plant, the Hatcher rail loadout, and Simmons Fork Refuse Impoundment. The two idled mining permits are undisturbed underground mines that are anticipated to utilize room-and-pillar mining. The carbon controlled at Wyoming County Coal (along with our other subsidiaries) has not been classified as either “proven” or “probable” as defined in the United States Securities and Exchange Commission Items 1300 through 1305 of Regulation S-K, and as a result, do not have any “proven” or “probable” reserves under such definition and are classified as an “Exploration Stage” pursuant to Items 1300 through 1305 of Regulation S-K. Approximate carbon deposits owned by Wyoming County is 5,668,115 tons and leased by Knott County totals 0 tons.

Mines:

The mining permits held by Wyoming County Coal are in various stages of planning with no mines currently in production.

Potential customers of Wyoming County Coal would include steel mills in the United States or international marketplace although no definitive sales have been identified.

Processing & Transportation:

The idled Pioneer Preparation Plant is a 350 ton-per-hour carbon preparation facility located near Oceana, West Virginia. The Hatcher rail loadout associated with the Pioneer Preparation Plant is a rail loadout serviced by Norfolk Southern Corporation. The refuse from the preparation facility is trucked to the Simmons Fork Refuse Impoundment, which is approximately 1.0 mile from the Pioneer Preparation facility. The preparation plant utilizes a belt press technology which eliminates the need for pumping slurry into a slurry pond for storage within an impoundment.

The Company is in the initial planning phase of getting estimates on the cost to upgrade the preparation facility to a modern 350 ton per hour preparation facility, although no cost estimates have yet been received. The Company is also in the initial planning phase of getting estimates on the cost and timing of upgrading the rail load out facility to a modern batch weight load out system, although no cost estimates have yet been received.

The Company acquired the Pioneer Preparation Plants as an idled facility, and since acquisition, no work has been performed at the facility. Both the Pioneer Preparation Plant and the rail loadout are idled and would require an undetermined amount of work and capital to bring them into operation, which is currently in the initial phases of planning and no cost estimates have been received. The allocated cost for the property at Wyoming County Coal will pay by the Company is $22,326,101 of which $22,091,688 has been paid using shares of American Resources’ Class A Common stock. The remaining portion was satisfied in the form of a convertible note which was converted to company common stock in December 2020.

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Permits:

Wyoming County Coal holds two carbon mining permits that are in the initial planning phase and three permits associated with the idled Pioneer Preparation Plant, the Hatcher rail loadout, and Simmons Fork Refuse Impoundment. Any mine that is brought into production would require significant upfront capital investment and there is no assurance of the feasibility of any such new operations. As of the report date, the permits have not been fully transferred as they await final regulatory approval. As of the balance sheet date and report date, the West Virginia permit transfers have not yet been approved, and WCC has not substituted its reclamation surety bonds for the seller’s bond collateral. The transfer of any new permits to the Company is subject to regulatory approval. This approval is subject to the review of both unabated or uncorrected violations that are listed on the Applicator Violator List. The Company, to include several of its subsidiaries, does have unabated and/or uncorrected violations that are listed on the Applicator Violator List. Should the state regulators believe that the Company is not in the process of abating or correcting the currently outstanding issues associated with their currently held permits they may choose not to issue the Company any new permits until such issues are properly rectified.

Perry County Resources LLC

General:

Located primarily within Perry County, Kentucky, Perry County Resources LLC is comprised of one active underground mine (the E4-2 mine) and one active carbon processing facility called the Davidson Branch Preparation Plant, along with two additional idled underground mining permits. The E4-2 mine and Davidson Branch Preparation Plan are located at 1845 S KY-15 Hazard, KY 41701.

The two idled mining permits are for underground mines and have been actively mined in the past and being maintained as idled, pending any changes to the carbon market that may warrant re-starting production. The carbon controlled at Perry County Resources (along with our other subsidiaries) has not been classified as either “proven” or “probable” as defined in the United States Securities and Exchange Commission Items 1300 through 1305 of Regulation S-K, and as a result, do not have any “proven” or “probable” reserves under such definition and are classified as an “Exploration Stage” pursuant to Items 1300 through 1305 of Regulation S-K. Approximate carbon deposits owned by Perry County is 0 tons and leased by Perry County totals 58,108,612 tons. The current leases contain minimum annual payments of $12,000 and production royalty payments ranging from 6% to 7% of gross sales price.

Mines:

Within the Perry County subsidiary, E4-2 mine is deemed material under Items 1304 of Regulation S-K.

The E4-2 mine is an underground mine in the Elkhorn 4 (aka the Amburgy) carbon seam located near the town of Hazard, Kentucky. The E4-2 mine is mined via room-and-pillar mining methods using both continuous miners and continuous haulage systems, and the carbon is belted directly from the mine to the raw carbon stockpile at the Davidson Branch Preparation Plant less than a mile away. The E4-2 mine is currently a “company-run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine. The Company acquired the E4-2 mine as an active mine, and since acquisition in September 2019, the primary work at the E4-2 mine has been rehabilitation of existing infrastructure to increase the operational efficiencies of the mine, including replacing belt structure, repairing equipment, replacing underground mining infrastructure, and installing new mining infrastructure as the mine advances due to carbon extraction. The E4-2 mine has the estimated capacity to produce up to approximately 80,000 tons per month of carbon. The mineral available through the E4-2 mine is partially owned by the Company and partially leased from various mineral holders. The lease terms are the greater of $1.50 per ton or 6% of gross sales price.

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In 2022, the E4-2 mine produced approximately 105,577.11 tons and sold the carbon at an average price of $153.43. During the period of ownership by the Company, 100% of the carbon sold was sold as industrial stoker and PCI.

In 2021, the E4-2 mine produced approximately 79,546.75 tons and sold the carbon at an average price of $83.17. During the period of ownership by the Company, 100% of the carbon sold was sold as industrial stoker and PCI.

Beginning in January 2020, The E4-2 mine was idled due to the adverse market effects Covid-19 global pandemic. The E4-2 Mine was restarted during March 2021. During 2022, the E4-2 Mine was idled due to regional historic flooding and the declared national emergency.

Processing and Transportation:

The Davidson Branch Preparation Plant is a 1,300 ton-per-hour carbon preparation facility located near Hazard, Kentucky. The associated “Bluegrass 4” rail loadout is a batch-weight rail loadout with 135 car storage capacity and services by CSX Transportation in their Hazard/Elkhorn rate district. The Davidson Branch Preparation Plant is owned by Perry County Resources. We are currently utilizing less than 10% of the available processing capacity of the Davidson Branch Preparation Plant.

Both the Davidson Branch Preparation Plant and the rail loadout are operational, and any work required on any of the plant or loadouts would be routine maintenance. The allocated cost of for the property at Perry County Resources paid by the Company is $1,550,663.

Additional Permits:

In addition to the above mine, preparation facility, and related permits, Perry County Resources holds four additional carbon mining permits that are idled or in development. Any idled mines that are brought into production would require significant upfront capital investment and there is no assurance of the feasibility of any such new operations. Three of the idled permits were sold to an unrelated entity on March 4, 2020 for $700,000 cash and $300,000 of value for equipment. As of the report date, the permits have not been fully transferred as they await final regulatory approval.

The transfer of any new permits to the Company is subject to regulatory approval. This approval is subject to the review of both unabated or uncorrected violations that are listed on the Applicator Violator List. The Company, to include several of its subsidiaries, does have unabated and/or uncorrected violations that are listed on the Applicator Violator List. Should the state regulators believe that the Company is not in the process of abating or correcting the currently outstanding issues associated with their currently held permits they may choose not to issue the Company any new permits until such issues are properly rectified.

 ERC Mining Indiana Corporation (the Gold Star Mine)

General:

Located primarily within Greene and Sullivan Counties, Indiana, ERC Mining Indiana Corporation (“ERC”) is currently being fully reclaimed which historically comprised one underground mine (the Gold Star Mine), one carbon preparation plant and rail loadout. ERC sold its carbon in the past as thermal carbon to utilities. The property is expected to be fully reclaimed in 2023.

The carbon controlled at ERC (along with our other subsidiaries) was not classified as either “proven” or “probable” as defined in the United States Securities and Exchange Commission Items 1300 through 1305 of Regulation S-K, and as a result, do not have any “proven” or “probable” reserves under such definition and are classified as an “Exploration Stage” pursuant to Items 1300 through 1305 of Regulation S-K. Approximate carbon deposits owned by ERC is 4,383,298 tons and leased by ERC totals 0 tons. All of the deposits are in reclamation.

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Mines:

The Gold Star Mine was an underground mine in the Indiana IV (aka the Survant) carbon seam located near the town of Jasonville, Indiana. Currently in final reclamation, the Gold Star Mine has been mined in the past via room-and-pillar mining methods using continuous miners, and the carbon is belted directly from the mine to the raw carbon stockpile at the preparation plant less than a mile away. The Company is facilitating the full reclamation and remediation of the former mine site.

Mineral and Surface Leases

Carbon mining and processing involves the extraction of carbon (mineral) and the use of surface property incidental to such extraction and processing. All of the mineral and surface related to the Company’s carbon mining operations is leased from various mineral and surface owners (the “Leases”). The Company’s operating subsidiaries, collectively, are parties to approximately 200 various Leases and other agreements required for the Company’s carbon mining and processing operations. The Leases are with a variety of Lessors, from individuals to professional land management firms such as the Roadrunner Land Company.

Coal Sales

The Company sells its carbon to domestic and international customers, some which blend ACC’s carbon at east coast ports with other qualities of carbon for export. During the year ended December 31, 2022, carbon sales came from the Company’s Perry’ E4-2 mine and McCoy’s Carnegie 1 and 2 mines. The Company may, at times, purchase carbon from other regional producers to sell on its contracts.

Carbon sales at the Company is primarily outsourced to third party intermediaries who act on the Company’s behalf to source potential coal sales and contracts. The third-party intermediaries have no ability to bind the Company to any contracts, and all carbon sales are approved by management of the Company.

Due to the Covid-19 global pandemic, traditional sales channels have been disrupted. As a supplier of the raw materials into the steel and industrial industries, our customers are sensitive to global fluctuations in steel demand.

Competition

The carbon industry is intensely competitive. The most important factors on which the Company competes are carbon quality, delivered costs to the customer and reliability of supply. Our principal domestic competitors will include Corsa Coal Corporation, Ramaco Resources, Blackhawk Mining, Coronado Coal, Arch Resources, Contura Energy, and Warrior Met Coal. Many of these coal producers may have greater financial resources and larger coal deposit bases than we do. We also compete in international markets directly with domestic companies and with companies that produce carbon from one or more foreign countries, such as China, Australia, Colombia, Indonesia and South Africa.

Environmental, Governmental, and Other Regulatory Matters

Our operations are subject to federal, state, and local laws and regulations, such as those relating to matters such as permitting and licensing, employee health and safety, reclamation and restoration of mining properties, water discharges, air emissions, plant and wildlife protection, the storage, treatment and disposal of wastes, remediation of contaminants, surface subsidence from underground mining and the effects of mining on surface water and groundwater conditions. In addition, we may become subject to additional costs for benefits for current and retired carbon miners. These environmental laws and regulations include, but are not limited to, SMCRA with respect to carbon mining activities and ancillary activities; the CAA with respect to air emissions; the CWA with respect to water discharges and the permitting of key operational infrastructure such as impoundments; RCRA with respect to solid and hazardous waste management and disposal, as well as the regulation of underground storage tanks; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”) with respect to releases, threatened releases and remediation of hazardous substances; the Endangered Species Act of 1973 (“ESA”) with respect to threatened and endangered species; and the National Environmental Policy Act of 1969 (“NEPA”) with respect to the evaluation of environmental impacts related to any federally issued permit or license. Many of these federal laws have state and local counterparts which also impose requirements and potential liability on our operations.

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Compliance with these laws and regulations may be costly and time-consuming and may delay commencement, continuation or expansion of exploration or production at our facilities. They may also depress demand for our products by imposing more stringent requirements and limits on our customers’ operations. Moreover, these laws are constantly evolving and are becoming increasingly complex and stringent over time. These laws and regulations, particularly new legislative or administrative proposals, or judicial interpretations of existing laws and regulations related to the protection of the environment could result in substantially increased capital, operating and compliance costs. Individually and collectively, these developments could have a material adverse effect on our operations directly and/or indirectly, through our customers’ inability to use our products.

Certain implementing regulations for these environmental laws are undergoing revision or have not yet been promulgated. As a result, we cannot always determine the ultimate impact of complying with existing laws and regulations.

Due in part to these extensive and comprehensive regulatory requirements and ever- changing interpretations of these requirements, violations of these laws can occur from time to time in our industry and also in our operations. Expenditures relating to environmental compliance are a major cost consideration for our operations and safety and compliance is a significant factor in mine design, both to meet regulatory requirements and to minimize long-term environmental liabilities. To the extent that these expenditures, as with all costs, are not ultimately reflected in the prices of our products and services, operating results will be reduced.

In addition, our customers are subject to extensive regulation regarding the environmental impacts associated with the combustion or other use of carbon, which may affect demand for our carbon. Changes in applicable laws or the adoption of new laws relating to energy production, GHG emissions and other emissions from use of carbon products may cause carbon to become a less attractive source of energy, which may adversely affect our mining operations, the cost structure and, the demand for carbon. For example, if the emissions rates or caps adopted under the CPP on GHGs are upheld or a tax on carbon is imposed, the market share of carbon as fuel used to generate electricity would be expected to decrease.

We believe that our competitors with operations in the United States are confronted by substantially similar conditions. However, foreign producers and operators may not be subject to similar requirements and may not be required to undertake equivalent costs in or be subject to similar limitations on their operations. As a result, the costs and operating restrictions necessary for compliance with United States environmental laws and regulations may have an adverse effect on our competitive position with regard to those foreign competitors. The specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, applicable legislation and its production methods.

Surface Mining Control and Reclamation Act

SMCRA establishes operational, reclamation and closure standards for our mining operations and requires that comprehensive environmental protection and reclamation standards be met during the course of and following completion of mining activities. SMCRA also stipulates compliance with many other major environmental statutes, including the CAA, the CWA, the ESA, RCRA and CERCLA. Permits for all mining operations must be obtained from the United States Office of Surface Mining (“OSM”) or, where state regulatory agencies have adopted federally approved state programs under SMCRA, the appropriate state regulatory authority. Our operations are located in states which have achieved primary jurisdiction for enforcement of SMCRA through approved state programs.

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SMCRA imposes a complex set of requirements covering all facets of carbon mining. SMCRA regulations govern, among other things, carbon prospecting, mine plan development, topsoil or growth medium removal and replacement, disposal of excess spoil and carbon refuse, protection of the hydrologic balance, and suitable post mining land uses.

From time to time, OSM will also update its mining regulations under SMCRA. For example, in December 2016, OSM finalized a new version of the Stream Protection Rule which became effective in January 2017. The rule would have impacted both surface and underground mining operations, as it would have imposed stricter guidelines on conducting carbon mining operations, and would have required more extensive baseline data on hydrology, geology and aquatic biology in permit applications. The rule also required the collection of increased pre-mining data about the site of the proposed mining operation and adjacent areas to establish a baseline for evaluation of the impacts of mining and the effectiveness of reclamation associated with returning streams to pre-mining conditions. However, in February 2017, both the House and Senate passed a resolution disapproving of the Stream Protection Rule pursuant to the Congressional Review Act (“CRA”). President Trump signed the resolution on February 16, 2017 and, pursuant to the CRA, the Stream Protection Rule “shall have no force or effect” and cannot be replaced by a similar rule absent future legislation. On November 17, 2017, OSMRE published a Federal Register notice that removed the text of the Stream Protection Rule from the Code of Federal Regulations. Whether Congress will enact future legislation to require a new Stream Protection Rule remains uncertain. The existing rules, or other new SMCRA regulations, could result in additional material costs, obligations and restrictions upon our operations.

Mining Permits and Approvals

Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state, and local authorities data detailing the effect or impact that any proposed exploration project for production of carbon may have upon the environment, the public and our employees. The permitting rules, and the interpretations of these rules, are complex, change frequently, and may be subject to discretionary interpretations by regulators. The requirements imposed by these permits and associated regulations can be costly and time-consuming and may delay commencement or continuation of exploration, production or expansion at our operations. The governing laws, rules, and regulations authorize substantial fines and penalties, including revocation or suspension of mining permits under some circumstances. Monetary sanctions and, in certain circumstances, even criminal sanctions may be imposed for failure to comply with these laws.

Applications for permits and permit renewals at our mining operations are also subject to public comment and potential legal challenges from third parties seeking to prevent a permit from being issued, or to overturn the applicable agency’s grant of the permit. Should our permitting efforts become subject to such challenges, they could delay commencement, continuation or expansion of our mining operations. If such comments lead to a formal challenge to the issuance of these permits, the permits may not be issued in a timely fashion, may involve requirements which restrict our ability to conduct our mining operations or to do so profitably, or may not be issued at all. Any delays, denials, or revocation of these or other similar permits we need to operate could reduce our production and materially adversely impact our cash flow and results of our operations.

In order to obtain mining permits and approvals from state regulatory authorities, mine operators must also submit a reclamation plan for restoring the mined property to its prior condition, productive use or other permitted condition. The conditions of certain permits also require that we obtain surface owner consent if the surface estate has been split from the mineral estate. This requires us to negotiate with third parties for surface access that overlies carbon we acquired or intend to acquire. These negotiations can be costly and time-consuming, lasting years in some instances, which can create additional delays in the permitting process. If we cannot successfully negotiate for land access, we could be denied a permit to mine carbon we already own.

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Finally, we typically submit necessary mining permit applications several months, or even years, before we anticipate mining a new area. However, we cannot control the pace at which the government issues permits needed for new or ongoing operations. For example, the process of obtaining CWA permits can be particularly time-consuming and subject to delays and denials. The EPA also has the authority to veto permits issued by the Corps under the CWA’s Section 404 program that prohibits the discharge of dredged or fill material into regulated waters without a permit. Even after we obtain the permits that we need to operate, many of the permits must be periodically renewed, or may require modification. There is some risk that not all existing permits will be approved for renewal, or that existing permits will be approved for renewal only upon terms that restrict or limit our operations in ways that may be material.

Financial Assurance

Federal and state laws require a mine operator to secure the performance of its reclamation and lease obligations under SMCRA through the use of surety bonds or other approved forms of financial security for payment of certain long-term obligations, including mine closure or reclamation costs. The changes in the market for carbon used to generate electricity in recent years have led to bankruptcies involving prominent carbon producers. Several of these companies relied on self-bonding to guarantee their responsibilities under the SMCRA permits including for reclamation. In response to these bankruptcies, OSMRE issued a Policy Advisory in August 2016 to state agencies that are authorized under the SMCRA to implement the act in their states. Certain states, including Virginia, had previously announced that it would no longer accept self-bonding to secure reclamation obligations under the state mining laws. This Policy Advisory is intended to discourage authorized states from approving self-bonding arrangements and may lead to increased demand for other forms of financial assurance, which may strain capacity for those instruments and increase our costs of obtaining and maintaining the amounts of financial assurance needed for our operations. In addition, OSMRE announced in August 2016 that it would initiate a rulemaking under SMCRA to revise the requirements for self-bonding. Individually and collectively, these revised various financial assurance requirements may increase the amount of financial assurance needed and limit the types of acceptable instruments, straining the capacity of the surety markets to meet demand. This may delay the timing for and increase the costs of obtaining the required financial assurance.

We may use surety bonds, trusts and letters of credit to provide financial assurance for certain transactions and business activities. Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations including mine closure or reclamation costs and other miscellaneous obligations. The bonds are renewable on a yearly basis. Surety bond rates have increased in recent years and the market terms of such bonds have generally become less favorable. Sureties typically require carbon producers to post collateral, often having a value equal to 40% or more of the face amount of the bond. As a result, we may be required to provide collateral, letters of credit or other assurances of payment in order to obtain the necessary types and amounts of financial assurance. Under our surety bonding program, we are not currently required to post any letters of credit or other collateral to secure the surety bonds; obtaining letters of credit in lieu of surety bonds could result in a significant cost increase. Moreover, the need to obtain letters of credit may also reduce amounts that we can borrow under any senior secured credit facility for other purposes. If, in the future, we are unable to secure surety bonds for these obligations, and are forced to secure letters of credit indefinitely or obtain some other form of financial assurance at too high of a cost, our profitability may be negatively affected.

Although our current bonding capacity approved by our sureties, Lexon Insurance Company and Continental Heritage, is substantial and enough to cover our current and anticipated future bonding needs, this amount may increase or decrease over time. As of December 31, 2021, and 2020, we had outstanding surety bonds at all of our mining operations totaling approximately $31.28 million and $29.29 million, respectively. While we anticipate reducing the outstanding surety bonds through continued reclamation of many of our permits, that number may increase should we acquire additional mining permits, acquire additional mining operations, expand our mining operations that result in additional reclamation bonds, or if any of our sites encounters additional environmental liability that may require additional reclamation bonding. While we intend to maintain a credit profile that eliminates the need to post collateral for our surety bonds, our surety has the right to demand additional collateral at its discretion.

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Mine Safety and Health

The Mine Act and the MINER Act, and regulations issued under these federal statutes, impose stringent health and safety standards on mining operations. The regulations that have been adopted under the Mine Act and the MINER Act are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, roof control, ventilation, blasting, use and maintenance of mining equipment, dust and noise control, communications, emergency response procedures, and other matters. MSHA regularly inspects mines to ensure compliance with regulations promulgated under the Mine Act and MINER Act.

From time-to-time MSHA will also publish new regulations imposing additional requirements and costs on our operations. For example, MSHA implemented a rule in August 2014 to lower miners’ exposure to respirable carbon mine dust. The rule requires shift dust to be monitored and reduces the respirable dust standard for designated occupants and miners. MSHA also finalized a new rule in January 2015 on proximity detection systems for continuous mining machines, which requires underground carbon mine operators to equip continuous mining machines, except full-face continuous mining machines, with proximity detection systems.

Kentucky, West Virginia, and Virginia all have similar programs for mine safety and health regulation and enforcement. The various requirements mandated by federal and state statutes, rules, and regulations place restrictions on our methods of operation and result in fees and civil penalties for violations of such requirements or criminal liability for the knowing violation of such standards, significantly impacting operating costs and productivity. The regulations enacted under the Mine Act and MINER Act as well as under similar state acts are routinely expanded or made more stringent, raising compliance costs and increasing potential liability. Our compliance with current or future mine health and safety regulations could increase our mining costs. At this time, it is not possible to predict the full effect that new or proposed statutes, regulations and policies will have on our operating costs, but any expansion of existing regulations, or making such regulations more stringent may have a negative impact on the profitability of our operations. If we were to be found in violation of mine safety and health regulations, we could face penalties or restrictions that may materially and adversely impact our operations, financial results and liquidity.

In addition, government inspectors have the authority to issue orders to shut down our operations based on safety considerations under certain circumstances, such as imminent dangers, accidents, failures to abate violations, and unwarrantable failures to comply with mandatory safety standards. If an incident were to occur at one of our operations, it could be shut down for an extended period of time, and our reputation with prospective customers could be materially damaged. Moreover, if one of our operations is issued a notice of pattern of violations, then MSHA can issue an order withdrawing the miners from the area affected by any enforcement action during each subsequent significant and substantial (“S&S”) citation until the S&S citation or order is abated. In 2013 MSHA modified the pattern of violations regulation, allowing, among other things, the use of non-final citations and orders in determining whether a pattern of violations exists at a mine.

Workers’ Compensation and Black Lung

We are insured for workers’ compensation benefits for work related injuries that occur within our United States operations. We retain exposure for the first $10,000 per accident for all of our subsidiaries and are insured above the deductible for statutory limits. Workers’ compensation liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments using historical data of the operating subsidiary or combined insurance industry data when historical data is limited. State workers’ compensation acts typically provide for an exception to an employer’s immunity from civil lawsuits for workplace injuries in the case of intentional torts. However, Kentucky’s workers’ compensation act provides a much broader exception to workers’ compensation immunity. The exception allows an injured employee to recover against his or her employer where he or she can show damages caused by an unsafe working condition of which the employer was aware that was a violation of a statute, regulation, rule or consensus industry standard. These types of lawsuits are not uncommon and could have a significant impact on our operating costs.

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The Patient Protection and Affordable Care Act includes significant changes to the federal black lung program including an automatic survivor benefit paid upon the death of a miner with an awarded black lung claim and the establishment of a rebuttable presumption with regard to pneumoconiosis among miners with 15 or more years of carbon mine employment that are totally disabled by a respiratory condition. These changes could have a material impact on our costs expended in association with the federal black lung program. In addition to possibly incurring liability under federal statutes, we may also be liable under state laws for black lung claims.

Clean Air Act

The CAA and comparable state laws that regulate air emissions affect carbon mining operations both directly and indirectly. Direct impacts on carbon mining and processing operations include CAA permitting requirements and emission control requirements relating to air pollutants, including particulate matter such as fugitive dust. The CAA indirectly affects carbon mining operations by extensively regulating the emissions of particulate matter, sulfur dioxide, nitrogen oxides, mercury and other compounds emitted by carbon-fired power plants. In addition to the GHG issues discussed below, the air emissions programs that may materially and adversely affect our operations, financial results, liquidity, and demand for our carbon, directly or indirectly, include, but are not limited to, the following:

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Clean Air Interstate Rule and Cross-State Air Pollution Rule. the Clean Air Interstate Rule (“CAIR”) calls for power plants in 28 states and the District of Columbia to reduce emission levels of sulfur dioxide and nitrogen oxide pursuant to a cap-and-trade program similar to the system now in effect for acid rain. In June 2011, the EPA finalized the Cross-State Air Pollution Rule (“CSAPR”), a replacement rule to CAIR, which requires 28 states in the Midwest and eastern seaboard of the U.S. to reduce power plant emissions that cross state lines and contribute to ozone and/or fine particle pollution in other states. Following litigation over the rule, the EPA issued an interim final rule reconciling the CSAPR rule with a court order, which calls for Phase 1 implementation of CSAPR in 2015 and Phase 2 implementation in 2017. In September 2016, the EPA finalized an update to CSAPR for the 2008 ozone NAAQS by issuing the final CSAPR Update. Beginning in May 2017, this rule will reduce summertime (May-September) nitrogen oxide emissions from power plants in 22 states in the eastern United States. For states to meet their requirements under CSAPR, a number of carbon-fired electric generating units will likely need to be retired, rather than retrofitted with the necessary emission control technologies, reducing demand for thermal carbon. However, the practical impact of CSAPR may be limited because utilities in the U.S. have continued to take steps to comply with CAIR, which requires similar power plant emissions reductions, and because utilities are preparing to comply with the Mercury and Air Toxics Standards (“MATS”) regulations, which require overlapping power plant emissions reductions.

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Acid Rain. Title IV of the CAA requires reductions of sulfur dioxide emissions by electric utilities and applies to all carbon-fired power plants generating greater than 25 Megawatts of power. Affected power plants have sought to reduce sulfur dioxide emissions by switching to lower sulfur fuels, installing pollution control devices, reducing electricity generating levels or purchasing or trading sulfur dioxide emission allowances. These reductions could impact our customers in the electric generation industry. These requirements are not supplanted by CSAPR.

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NAAQS for Criterion Pollutants. The CAA requires the EPA to set standards, referred to as NAAQS, for six common air pollutants: carbon monoxide, nitrogen dioxide, lead, ozone, particulate matter and sulfur dioxide. Areas that are not in compliance (referred to as non-attainment areas) with these standards must take steps to reduce emissions levels. The EPA has adopted more stringent NAAQS for nitrogen oxide, sulfur dioxide, particulate matter and ozone. As a result, some states will be required to amend their existing individual state implementation plans (“SIPs”) to achieve compliance with the new air quality standards. Other states will be required to develop new plans for areas that were previously in “attainment,” but do not meet the revised standards. For example, in October 2015, the EPA finalized the NAAQS for ozone pollution and reduced the limit to parts per billion (ppb) from the previous 75 ppb standard. Under the revised ozone NAAQS, significant additional emissions control expenditures may be required at carbon-fired power plants. The final rules and new standards may impose additional emissions control requirements on our customers in the electric generation, steelmaking, and coke industries. Because carbon mining operations emit particulate matter and sulfur dioxide, our mining operations could be affected when the new standards are implemented by the states.

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Nitrogen Oxide SIP Call. The nitrogen oxide SIP Call program was established by the EPA in October 1998 to reduce the transport of nitrogen oxide and ozone on prevailing winds from the Midwest and South to states in the Northeast, which alleged that they could not meet federal air quality standards because of migrating pollution. The program is designed to reduce nitrogen oxide emissions by one million tons per year in 22 eastern states and the District of Columbia. As a result of the program, many power plants have been or will be required to install additional emission control measures, such as selective catalytic reduction devices. Installation of additional emission control measures will make it costlier to operate carbon-fired power plants, potentially making carbon a less attractive fuel.

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Mercury and Hazardous Air Pollutants. In February 2012, the EPA formally adopted the MATS rule to regulate emissions of mercury and other metals, fine particulates, and acid gases such as hydrogen chloride from carbon- and oil-fired power plants. Following a legal challenge to MATS, the EPA issued a new determination in April 2016 that it is appropriate and necessary to regulate these pollutants from power plants. Like CSAPR, MATS and other similar future regulations could accelerate the retirement of a significant number of carbon-fired power plants. Such retirements would likely adversely impact our business.

Global Climate Change

Climate change continues to attract considerable public and scientific attention. There is widespread concern about the contributions of human activity to such changes, especially through the emission of GHGs. There are three primary sources of GHGs associated with the carbon industry. First, the end use of our carbon by our customers in electricity generation, coke plants, and steelmaking is a source of GHGs. Second, combustion of fuel by equipment used in carbon production and to transport our carbon to our customers is a source of GHGs. Third, carbon mining itself can release methane, which is considered to be a more potent GHG than CO2, directly into the atmosphere. These emissions from carbon consumption, transportation and production are subject to pending and proposed regulation as part of initiatives to address global climate change.

As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of GHGs. Collectively, these initiatives could result in higher electric costs to our customers or lower the demand for carbon used in electric generation, which could in turn adversely impact our business.

At present, we are principally focused on metallurgical carbon production, which is not used in connection with the production of power generation. However, we may seek to sell greater amounts of our carbon into the power-generation market in the future. The market for our carbon may be adversely impacted if comprehensive legislation or regulations focusing on GHG emission reductions are adopted, or if our customers are unable to obtain financing for their operations. At the international level, the United Nations Framework Convention on Climate Change released an international climate agreement in December 2015. The agreement has been ratified by more than 70 countries, and entered into force in November 2016. Although this agreement does not create any binding obligations for nations to limit their GHG emissions, it does include pledges to voluntarily limit or reduce future emissions. In addition, in November 2014, President Obama announced that the United States would seek to cut net GHG emissions 26-28 percent below 2005 levels by 2025 in return for China’s commitment to seek to peak emissions around 2030, with concurrent increases in renewable energy.

At the federal level, no comprehensive climate change legislation has been implemented to date. The EPA has, however, has determined that emissions of GHGs present an endangerment to public health and the environment, because emissions of GHGs are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of GHGs under existing provisions of the CAA. For example, in August 2015, EPA finalized the CPP to cut carbon emissions from existing power plants. The CPP creates individualized emission guidelines for states to follow and requires each state to develop an implementation plan to meet the individual state’s specific targets for reducing GHG emissions. The EPA also proposed a federal compliance plan to implement the CPP in the event that a state does not submit an approvable plan to the EPA. In February 2016, the U.S. Supreme Court granted a stay of the implementation of the CPP. This stay suspends the rule and will remain in effect until the completion of the appeals process. The Supreme Court’s stay only applies to EPA’s regulations for CO2 emissions from existing power plants and will not affect EPA’s standards for new power plants. If the CPP is ultimately upheld and depending on how it is implemented by the states, it could have an adverse impact on the demand for carbon for electric generation.

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At the state level, several states have already adopted measures requiring GHG emissions to be reduced within state boundaries, including cap-and-trade programs and the imposition of renewable energy portfolio standards. Various states and regions have also adopted GHG initiatives and certain governmental bodies, have imposed, or are considering the imposition of, fees or taxes based on the emission of GHGs by certain facilities. A number of states have also enacted legislative mandates requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power.

The uncertainty over the outcome of litigation challenging the CPP and the extent of future regulation of GHG emissions may inhibit utilities from investing in the building of new carbon-fired plants to replace older plants or investing in the upgrading of existing carbon-fired plants. Any reduction in the amount of carbon consumed by electric power generators as a result of actual or potential regulation of GHG emissions could decrease demand for our carbon, thereby reducing our revenues and materially and adversely affecting our business and results of operations. We or prospective customers may also have to invest in CO2 capture and storage technologies in order to burn carbon and comply with future GHG emission standards.

Finally, there have been attempts to encourage greater regulation of coalbed methane because methane has a greater GHG effect than CO2. Methane from coal mines can give rise to safety concerns and may require that various measures be taken to mitigate those risks. If new laws or regulations were introduced to reduce coalbed methane emissions, those rules could adversely affect our costs of operations by requiring installation of air pollution controls, higher taxes, or costs incurred to purchase credits that permit us to continue operations.

Clean Water Act

The CWA and corresponding state laws and regulations affect carbon mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the United States. Likewise, permits are required under the CWA to construct impoundments, fills or other structure in areas that are designated as waters of the United States. The CWA provisions and associated state and federal regulations are complex and subject to amendments, legal challenges and changes in implementation. Recent court decisions, regulatory actions and proposed legislation have created uncertainty over CWA jurisdiction and permitting requirements.

Prior to discharging any pollutants into waters of the United States, carbon mining companies must obtain a National Pollutant Discharge Elimination System (“NPDES”) permit from the appropriate state or federal permitting authority. NPDES permits include effluent limitations for discharged pollutants and other terms and conditions, including required monitoring of discharges. Failure to comply with the CWA or NPDES permits can lead to the imposition of significant penalties, litigation, compliance costs and delays in carbon production. Changes and proposed changes in state and federally recommended water quality standards may result in the issuance or modification of permits with new or more stringent effluent limits or terms and conditions. For instance, waters.

For instance, waters that states have designated as impaired (i.e., as not meeting present water quality standards) are subject to Total Maximum Daily Load regulations, which may lead to the adoption of more stringent discharge standards for our carbon mines and could require more costly treatment. Likewise, the water quality of certain receiving streams requires an anti-degradation review before approving any discharge permits. TMDL regulations and anti-degradation policies may increase the cost, time and difficulty associated with obtaining and complying with NPDES permits.

In addition, in certain circumstances private citizens may challenge alleged violations of NPDES permit limits in court. While it is difficult to predict the outcome of any potential or future suits, such litigation could result in increased compliance costs following the completion of mining at our operations.

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Finally, in June 2015, the EPA and the Corps published a new definition of “waters of the United States” (“WOTUS”) that became effective on August 28, 2015. Many groups have filed suit to challenge the validity of this rule. The U.S. Court of Appeals for the Sixth Circuit stayed the rule nationwide pending the outcome of this litigation. On January 22, 2018, the Supreme Court held that the courts of appeals do not have original jurisdiction to review challenges to the 2015 Rule. With this final rule, the agencies intend to maintain the status quo by adding an applicability date to the 2015 Rule and thus providing continuity and regulatory certainty for regulated entities, the States and Tribes, and the public while the agencies continue to consider possible revisions to the 2015 Rule. In light of this holding, in February 2018 the agencies published a final rule adding an applicability date to the 2015 Rule of February 6, 2020. We anticipate that the WOTUS rules, if upheld in litigation, will expand areas requiring NPDES or Corps Section 404 permits. If so, the CWA permits we need may not be issued, may not be issued in a timely fashion, or may be issued with new requirements which restrict our ability to conduct our mining operations or to do so profitably.

Resource Conservation and Recovery Act

RCRA and corresponding state laws establish standards for the management of solid and hazardous wastes generated at our various facilities. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past hazardous waste treatment, storage and disposal practices. In addition, RCRA requires certain of our facilities to evaluate and respond to any past release, or threatened release, of a hazardous substance that may pose a risk to human health or the environment.

RCRA may affect carbon mining operations by establishing requirements for the proper management, handling, transportation and disposal of solid and hazardous wastes. Currently, certain carbon mine wastes, such as earth and rock covering a mineral deposit (commonly referred to as overburden) and carbon cleaning wastes, are exempted from hazardous waste management under RCRA. Any change or reclassification of this exemption could significantly increase our carbon mining costs.

EPA began regulating carbon ash as a solid waste under Subtitle D of RCRA in 2015. The EPA’s rule requires closure of sites that fail to meet prescribed engineering standards, regular inspections of impoundments, and immediate remediation and closure of unlined ponds that are polluting ground water. The rule also establishes limits for the location of new sites. However, the rule does not regulate closed carbon ash impoundments unless they are located at active power plants. These requirements, as well as any future changes in the management of carbon combustion residues, could increase our customers’ operating costs and potentially reduce their ability or need to purchase carbon. In addition, contamination caused by the past disposal of carbon combustion residues, including carbon ash, could lead to material liability for our customers under RCRA or other federal or state laws and potentially further reduce the demand for carbon.

Comprehensive Environmental Response, Compensation and Liability Act

CERCLA and similar state laws affect carbon mining operations by, among other things, imposing cleanup requirements for threatened or actual releases of hazardous substances into the environment. Under CERCLA and similar state laws, joint and several liabilities may be imposed on hazardous substance generators, site owners, transporters, lessees and others regardless of fault or the legality of the original disposal activity. Although the EPA excludes most wastes generated by carbon mining and processing operations from the primary hazardous waste laws, such wastes can, in certain circumstances, constitute hazardous substances for the purposes of CERCLA. In addition, the disposal, release or spilling of some products used by carbon companies in operations, such as chemicals, could trigger the liability provisions of CERCLA or similar state laws. Thus, we may be subject to liability under CERCLA and similar state laws for carbon mines that we currently own, lease or operate or that we or our predecessors have previously owned, leased or operated, and sites to which we or our predecessors sent hazardous substances. These liabilities could be significant and materially and adversely impact our financial results and liquidity.

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Endangered Species and Bald and Golden Eagle Protection Acts

The ESA and similar state legislation protect species designated as threatened, endangered or other special status. The U.S. Fish and Wildlife Service (the “USFWS”) works closely with the OSM and state regulatory agencies to ensure that species subject to the ESA are protected from mining-related impacts. Several species indigenous to the areas in which we operate area protected under the ESA. Other species in the vicinity of our operations may have their listing status reviewed in the future and could also become protected under the ESA. In addition, the USFWS has identified bald eagle habitat in some of the counties where we operate. The Bald and Golden Eagle Protection Act prohibits taking certain actions that would harm bald or golden eagles without obtaining a permit from the USFWS. Compliance with the requirements of the ESA and the Bald and Golden Eagle Protection Act could have the effect of prohibiting or delaying us from obtaining mining permits. These requirements may also include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species or their habitats.

Use of Explosives

Our surface mining operations are subject to numerous regulations relating to blasting activities. Due to these regulations, we will incur costs to design and implement blast schedules and to conduct pre-blast surveys and blast monitoring, either directly or through the costs of a contractor we may employ. In addition, the storage of explosives is subject to various regulatory requirements. For example, pursuant to a rule issued by the Department of Homeland Security in 2007, facilities in possession of chemicals of interest (including ammonium nitrate at certain threshold levels) are required to complete a screening review. Our mines are low risk, Tier 4 facilities which are not subject to additional security plans. In 2008, the Department of Homeland Security proposed regulation of ammonium nitrate under the ammonium nitrate security rule. Additional requirements may include tracking and verifications for each transaction related to ammonium nitrate, though a final rule has yet to be issued. Finally, in December 2014, the OSM announced its decision to pursue a rulemaking to revise regulations under SMCRA which will address all blast generated fumes and toxic gases. OSM has not yet issued a proposed rule to address these blasts. The outcome of these rulemakings could materially adversely impact our cost or ability to conduct our mining operations.

National Environmental Policy Act

NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions that have the potential to significantly impact the environment, such as issuing a permit or other approval. In the course of such evaluations, an agency will typically prepare an environmental assessment to determine the potential direct, indirect and cumulative impacts of a proposed project. Where the activities in question have significant impacts to the environment, the agency must prepare an environmental impact statement. Compliance with NEPA can be time-consuming and may result in the imposition of mitigation measures that could affect the amount of carbon that we are able to produce from mines on federal lands and may require public comment. Furthermore, whether agencies have complied with NEPA is subject to protest, appeal or litigation, which can delay or halt projects. The NEPA review process, including potential disputes regarding the level of evaluation required for climate change impacts, may extend the time and/or increase the costs and difficulty of obtaining necessary governmental approvals, and may lead to litigation regarding the adequacy of the NEPA analysis, which could delay or potentially preclude the issuance of approvals or grant of leases.

The Council on Environmental Quality recently released guidance discussing how federal agencies should consider the effects of GHG emissions and climate change in their NEPA evaluations. The guidance encourages agencies to provide more detailed discussion of the direct, indirect, and cumulative impacts of a proposed action’s reasonably foreseeable emissions and effects. This guidance could create additional delays and costs in the NEPA review process or in our operations, or even an inability to obtain necessary federal approvals for our operations due to the increased risk of legal challenges from environmental groups seeking additional analysis of climate impacts.

Other Environmental Laws

We are required to comply with numerous other federal, state, and local environmental laws and regulations in addition to those previously discussed. These additional laws include but are not limited to the Safe Drinking Water Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act. Each of these laws can impact permitting or planned operations and can result in additional costs or operational delays.

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Seasonality

We do not believe we will be materially affected by seasonality in our business.

Properties

Our principal offices are located at 12115 Visionary Way, Fishers, Indiana 46038. Post Spin-Off, we will pay $1,715 per month in rent for the office space and the rental lease expires December 2026. On January 1, 2022, the Company entered into an expansion lease for the site. The amended lease has a ten-year term and $5,869 per month rate.

We also rent office space at 11000 Highway 7 South, Kite, Kentucky 41828 and pay $1,702 per month rent and the rental lease expires January 1, 2030, and we rent office space at 1845 South Kentucky Highway 15, Hazard, KY 41701 and pay $420 per month in rent and the rental lease expires January 1, 2030.

The Company also utilizes various office spaces on-site at its carbon mining operations and carbon preparation plant locations in eastern Kentucky, with such rental payments covered under any surface lease contracts with any of the surface landowners.

Employees

American Carbon Corporation, through its operating subsidiaries, employs a combination of company employees and contract labor to mine carbon, process carbon, and related functions. The Company is continually evaluating the use of company employees and contract labor to determine the optimal mix of each, given the needs of the Company. Currently, McCoy Elkhorn’s Carnegie 1 Mine, Carnegie 2 Mine are primarily run by contract labor, and the Company’s various carbon preparation facilities are run by contract labor.

The Company currently has approximately 8 direct employees. The Company is headquartered in Fishers, Indiana.

Legal Proceedings

We may from time to time be subject to various lawsuits, investigations and disputes arising out of the conduct of our business, including matters relating to commercial transactions, government contracts, product liability, prior acquisitions and divestitures, intellectual property, and environmental, health and safety matters. We will recognize a liability for any contingency that is probable of occurrence and reasonably estimable. Currently we do not currently believe any that such matters are material to our results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our Consolidated Financial Statements and the accompanying notes thereto included elsewhere in this Information Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Information Statement, including information with respect to our plans and strategy for our business, includes forward-looking Information Statement that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help you understand the results of operations and financial condition of the Business for the three months ended March 31, 2023 and 2022 and for the years ended December 31, 2022 and 2021.

Overview

We are an Indiana based Company with operations primarily focused on the extraction, processing, transportation, and distribution of carbon for a variety of industries, with a primary focus on metallurgical quality carbon to the steel industry. Our operations are strategically located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon is concentrated.

Our primary source of revenue is the sale of metallurgical coal and coal used in pulverized coal injection (PCI). Both metallurgical and PCI coal is an essential building block in the steel manufacturing process. The overall outlook of the metallurgical coal business is dependent on a variety of factors such as pricing, regulatory uncertainties and global economic conditions. Coal consumption and production in the U.S. have been driven in recent periods by several market dynamics and trends, such as the global economy, a strong U.S. dollar and accelerating production cuts.

We have six carbon mining and processing operating subsidiaries: McCoy Elkhorn Coal LLC (doing business as McCoy Elkhorn Coal Company) (McCoy Elkhorn), Knott County Coal LLC (Knott County Coal), Deane Mining, LLC (Deane Mining), Wyoming County Coal LLC (Wyoming County), Perry County Resources (Perry County) located in eastern Kentucky and western West Virginia within the Central Appalachian basin, and ERC Mining Indiana Corporation (ERC) located in southwest Indiana within the Illinois basin. The carbon targeted by the Company are generally comprise of metallurgical carbon (used for steel making), pulverized carbon injections (used in the steel making process) and ancillary production of high-BTU, low sulfur, low moisture bituminous carbon used for a variety of uses within several industries, including industrial customers and specialty products. Since mid-2019, we have not mined or sold carbon which is sold into the thermal carbon markets. All production and future investment will be for the mining of metallurgical carbon used in the steel and specialty markets.

We have not classified, and as a result, do not have any “proven” or “probable” reserves as defined in United States Securities and Exchange Commission Industry Guide 7, and as a result, our company and its business activities are deemed to be in the exploration stage until mineral deposits are defined on our properties.

McCoy Elkhorn Coal LLC

General:

Located primarily within Pike County, Kentucky, McCoy Elkhorn is currently comprised of three mines (Mine #15) in “idle” status, and two mines in operations (Carnegie 1 and 2 Mines), two carbon preparation facilities (Bevins #1 and Bevins #2), and other mines in various stages of development or reclamation. McCoy Elkhorn sells its carbon to a variety of customers, both domestically and internationally, primarily to the steel making industry as a high-vol “B” carbon or blended carbon. The carbon controlled at McCoy Elkhorn (along with our other subsidiaries) has not been classified as either “proven” or “probable” as defined in the United States Securities and Exchange Commission Items 1300 through 1305 of Regulation S-K, and as a result, do not have any “proven” or “probable” reserves under such definition and are classified as an “Exploration Stage” pursuant to Items 1300 through 1305 of Regulation S-K.

Mines:

Mine #15 is an underground mine in the Millard (also known as Glamorgan) carbon seam and located near Meta, Kentucky. Mine #15 is mined via room-and-pillar mining methods using continuous miners, and the carbon is belted directly from the stockpile to McCoy Elkhorn’s carbon preparation facility. Mine #15 is currently a “company run” mine, whereby the Company manages the workforce at the mine. The carbon from Mine #15 is stockpiled at the mine site and belted directly to the Company’s nearby carbon preparation facilities. Production at Mine #15 re-commenced in September 2016.

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The Carnegie 1Mine is an underground mine in the Alma and Upper Alma carbon seams and located near Kimper, Kentucky. In 2011, carbon production from the Carnegie Mine in the Alma carbon seam commenced and then subsequently the mine was idled. Production at the Carnegie Mine was reinitiated in early 2017 and is currently being mined via room-and-pillar mining methods utilizing a continuous miner. The carbon is stockpiled on-site and trucked approximately 7 miles to McCoy Elkhorn’s preparation facilities. The Carnegie Mine is currently operated as a modified contractor mine, whereby McCoy Elkhorn provides the mining infrastructure and equipment for the operations and pays the contractor a fixed per-ton fee for managing the workforce, procuring the supplies, and maintaining the equipment and infrastructure in proper working order.

The Carnegie 2 Mine is an underground mine in the Alma and Upper Alma carbon seams and located near Kimper, Kentucky. In 2021, mine development began and operations at the Carnegie 2 Mine started in August 2022 and is currently being mined via room-and-pillar mining methods utilizing a continuous miner. The carbon is stockpiled on-site and trucked approximately 7 miles to McCoy Elkhorn’s preparation facilities. The Carnegie 2 Mine is currently a “company run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine. The Carnegie 2. Mine has the estimated capacity to produce up to approximately 10,000 tons per month of carbon.

The mineral being mined through Carnegie 1 and Carnegie 2 is leased from a 3rd party professional mineral company. Carbon mined from the lease requires a payment of greater of $1.75 per ton or 6% of gross sales price.

Beginning in January 2020, Mine #15 and Carnegie 1 mines were idled due to the adverse market effects Covid-19 global pandemic. The Carnegie 1 mine restarted during October 2022 and the Carnegie 2 mine commenced during 2022.

Processing & Transportation:

The Bevins #1 Preparation Plant is an 800 ton-per hour carbon preparation facility located near Meta, Kentucky, across the road from Mine #15. Bevins #1 has raw carbon stockpile storage of approximately 25,000 tons and clean carbon stockpile storage of 100,000 tons of carbon. The Bevins #1 facility has a fine carbon circuit and a stoker circuit that allows for enhance carbon recovery and various carbon sizing options depending on the needs of the customer. The Company acquired the Bevins Preparation Plants as idled facilities, and since acquisition, the primary work completed at the Bevins Preparation Plants by the Company includes rehabilitating the plants’ warehouse and replacing belt lines.

The Bevins #2 Preparation Plant is on the same permit site as Bevins #1 and is a 500 ton-per-hour processing facility with fine carbon recovery and a stoker circuit for carbon sizing options. Bevins #2 has raw carbon stockpile storage of 25,000 tons of carbon and a clean carbon stockpile storage of 45,000 tons of carbon. We are currently utilizing less than 10% of the available processing capacity of Bevins #1 and Bevins #2.

Both Bevins #1 and Bevins #2 have a batch-weight loadout and rail spur for loading carbon into trains for rail shipments. The spur has storage for 110 rail cars and is serviced by CSX Transportation and is located on CSX’s Big Sandy, Carbon Run Subdivision. Both Bevins #1 and Bevins #2 have coarse refuse and slurry impoundments called Big Groundhog and Lick Branch. While the Big Groundhog impoundment is nearing the end of its useful life, the Lick Branch impoundment has significant operating life and will be able to provide for coarse refuse and slurry storage for the foreseeable future at Bevins #1 and Bevins #2. Coarse refuse from Bevins #1 and Bevins #2 is belted to the impoundments. Both Bevins #1 and Bevins #2 are facilities owned by McCoy Elkhorn, subject to certain restrictions present in the agreement between McCoy Elkhorn and the surface landowner.

Both Bevins #1 and Bevins #2, as well as the rail loadout, are operational and any work required on any of the plants or loadouts would be routine maintenance. The allocated cost of for this property at McCoy Elkhorn Carbon paid by the company is $95,210.

Due to additional carbon processing storage capacity at Bevins #1 and Bevins #2 Preparation Plants, McCoy Elkhorn has the ability to process, store, and load carbon for other regional carbon producers for an agreed-to fee.

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Additional Permits:

In addition to the above mines, McCoy Elkhorn holds 11 additional carbon mining permits that are idled operations or in various stages of reclamation. For the idled carbon mining operations, McCoy Elkhorn will determine which carbon mines to bring back into production, if any, as the carbon market changes, and there are currently no other idled mines within McCoy Elkhorn that are slated to go into production in the foreseeable future. Any idled mines that are brought into production would require significant upfront capital investment, and there is no assurance of the feasibility of any such new operations.

Knott County Coal LLC

General:

Located primarily within Knott County, Kentucky (but with additional idled permits in Leslie County, Perry County, and Breathitt County, Kentucky), Knott County Coal is comprised of 22 idled mining permits (or permits in reclamation) and permits for one preparation facility: the idled Supreme Energy Preparation Plant. The idled mining permits are either in various stages of reclamation or being maintained as idled, pending any changes to the carbon market that may warrant reinitiating production. The idled mines at Knott County Coal are primarily underground mines that utilize room-and-pillar mining. The carbon controlled at Deane Mining (along with our other subsidiaries) has not been classified as either “proven” or “probable” as defined in the United States Securities and Exchange Commission Items 1300 through 1305 of Regulation S-K, and as a result, do not have any “proven” or “probable” reserves under such definition and are classified as an “Exploration Stage” pursuant to Items 1300 through 1305 of Regulation S-K.

Mines:

Currently all permitted mines are idled, in development or in reclamation.

Processing & Transportation:

The idled Supreme Energy Preparation Plant is a 450 ton-per-hour carbon preparation facility located in Kite, Kentucky. The Bates Branch rail loadout associated with the Supreme Energy Preparation Plant is a batch-weigh rail loadout with 110 rail car storage capacity and serviced by CSX Transportation in their Big Sandy rate district. The Supreme Energy Preparation Plant has a coarse refuse and slurry impoundment called the King Branch Impoundment.

The Supreme Energy Preparation Plant is owned by Knott County Coal, subject to certain restrictions present in the agreement between Knott County Coal and the surface land owner, Land Resources & Royalties LLC.

The Company acquired the Supreme Energy Preparation Plants as an idled facility, and since acquisition, no work has been performed at the facility other than minor maintenance. Both the Supreme Energy Preparation Plant and the rail loadout are idled and would require an undetermined amount of work and capital to bring them into operation. The allocated cost of for the property at Knott County Coal paid by the Company is $286,046.

Additional Permits:

In addition to the above mines, Knott County Coal holds 22 carbon mining permits that are in development, idled or in various stages of reclamation. Any idled mines that are brought into production would require significant upfront capital investment and there is no assurance of the feasibility of any such new operations.

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Deane Mining LLC

General:

Located within Letcher County and Knott County, Kentucky, Deane Mining is comprised of one idled underground carbon mine (the Access Energy Mine), one idled surface mine (Razorblade Surface) and one idled carbon preparation facility called Mill Creek Preparation Plant, along with 12 additional idled mining permits (or permits in reclamation). The idled mining permits are either in various stages of development, reclamation or being maintained as idled, pending any changes to the carbon market that may warrant re-starting production. The carbon controlled at Deane Mining (along with our other subsidiaries) has not been classified as either “proven” or “probable” as defined in the United States Securities and Exchange Commission Items 1300 through 1305 of Regulation S-K, and as a result, do not have any “proven” or “probable” reserves under such definition and are classified as an “Exploration Stage” pursuant to Items 1300 through 1305 of Regulation S-K.

Mines:

Access Energy is an underground mine in the Elkhorn 3 carbon seam and located in Deane, Kentucky. Access Energy is mined via room-and-pillar mining methods using continuous miners, and the carbon is belted directly from the mine to the raw carbon stockpile at the Mill Creek Preparation Plant across the road from Access Energy. Access Energy is currently a “company run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine. During 2019, the permit related to the Access Energy mine was idled and is not expected to produce again under the Company’s control due to the continued focused on the metallurgical and industrial markets.

Razorblade Surface is a surface mine targeting the Hazard 4 and Hazard 4 Rider carbon seams and located in Deane, Kentucky. Deane Mining commenced mining activity at Razorblade Surface during the spring of 2018. Carbon produced from Razorblade Surface is trucked approximately one mile to the Mill Creek Preparation Plant. Razorblade Surface is currently run as a contractor model for which the contractor is paid a fixed per-ton fee for the carbon produced. During 2019, the permit related to the Access Energy mine was idled and is not expected to produce again under the Company’s control due to the continued focused on the metallurgical and industrial markets.

Processing & Transportation:

Carbon from Access Energy is processed at Deane Mining’s Mill Creek Preparation Plant, an 800 ton-per hour carbon preparation facility with a batch-weight loadout and rail spur for loading carbon into trains for rail shipments. The spur has storage for 110 rail cars and is serviced by CSX Transportation and is located on both CSX’s Big Sandy rate district and CSX’s Elkhorn rate district. The Mill Creek Preparation Plant has a coarse refuse and slurry impoundment called Razorblade Impoundment.

Both the Mill Creek Preparation Plant and the rail loadout are operational, and any work required on any of the plant or loadouts would be routine maintenance. The allocated cost of for the property at Deane Mining paid by the Company is $1,569,641.

Additional Permits:

In addition to the above mines and preparation facility, Deane Mining holds 12 additional carbon mining permits that are in development, idled or in various stages of reclamation. Any idled mines that are brought into production would require significant upfront capital investment and there is no assurance of the feasibility of any such new operations.

Wyoming County Coal LLC

General:

Located within Wyoming County, West Virginia, Wyoming County Coal is comprised of two idled underground mining permits and the three permits associated with the idled Pioneer Preparation Plant, the Hatcher rail loadout, and Simmons Fork Refuse Impoundment. The two idled mining permits are undisturbed underground mines that are anticipated to utilize room-and-pillar mining. The carbon controlled at Wyoming County Coal (along with our other subsidiaries) has not been classified as either “proven” or “probable” as defined in the United States Securities and Exchange Commission Items 1300 through 1305 of Regulation S-K, and as a result, do not have any “proven” or “probable” reserves under such definition and are classified as an “Exploration Stage” pursuant to Items 1300 through 1305 of Regulation S-K.

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Mines:

The mining permits held by Wyoming County Coal are in various stages of planning with no mines currently in production.

Potential customers of Wyoming County Coal would include steel mills in the United States or international marketplace although no definitive sales have been identified yet.

Processing & Transportation:

The idled Pioneer Preparation Plant is a 350 ton-per-hour carbon preparation facility located near Oceana, West Virginia. The Hatcher rail loadout associated with the Pioneer Preparation Plant is a rail loadout serviced by Norfolk Southern Corporation. The refuse from the preparation facility is trucked to the Simmons Fork Refuse Impoundment, which is approximately 1.0 mile from the Pioneer Preparation facility. The preparation plant utilizes a belt press technology which eliminates the need for pumping slurry into a slurry pond for storage within an impoundment.

The Company is in the initial planning phase of getting estimates on the cost to upgrade the preparation facility to a modern 350 ton per hour preparation facility, although no cost estimates have yet been received. The Company is also in the initial planning phase of getting estimates on the cost and timing of upgrading the rail load out facility to a modern batch weight load out system, although no cost estimates have yet been received.

The Company acquired the Pioneer Preparation Plants as an idled facility, and since acquisition, no work has been performed at the facility. Both the Pioneer Preparation Plant and the rail loadout are idled and would require an undetermined amount of work and capital to bring them into operation, which is currently in the initial phases of planning and no cost estimates have been received. The allocated cost for the property at Wyoming County Coal will pay by the Company is $22,326,101 of which $22,091,688 has been paid using shares of American Resources’ Class A Common stock. The remaining portion was paid in cash.

Permits:

Wyoming County Coal holds two carbon mining permits that are in the initial planning phase and three permits associated with the idled Pioneer Preparation Plant, the Hatcher rail loadout, and Simmons Fork Refuse Impoundment. Any mine that is brought into production would require significant upfront capital investment and there is no assurance of the feasibility of any such new operations. As of the report date, the permits have not been fully transferred as they await final regulatory approval. As of the balance sheet date and report date, the West Virginia permit transfers have not yet been approved, and WCC has not substituted its reclamation surety bonds for the seller’s bond collateral. The transfer of any new permits to the Company is subject to regulatory approval. This approval is subject to the review of both unabated or uncorrected violations that are listed on the Applicator Violator List. The Company, to include several of its subsidiaries, does have unabated and/or uncorrected violations that are listed on the Applicator Violator List. Should the state regulators believe that the Company is not in the process of abating or correcting the currently outstanding issues associated with their currently held permits they may choose not to issue the Company any new permits until such issues are properly rectified.

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Perry County Resources LLC

General:

Located primarily within Perry County, Kentucky, Perry County Resources LLC is comprised of one “Idled” underground mine (the E4-2 mine) and one “Idled” carbon processing facility called the Davidson Branch Preparation Plant, along with two additional idled underground mining permits. The two idled mining permits are for underground mines and have been actively mined in the past and being maintained as idled, pending any changes to the carbon market that may warrant re-starting production. The carbon controlled at Perry County Resources (along with our other subsidiaries) has not been classified as either “proven” or “probable” as defined in the United States Securities and Exchange Commission Items 1300 through 1305 of Regulation S-K, and as a result, do not have any “proven” or “probable” reserves under such definition and are classified as an “Exploration Stage” pursuant to Items 1300 through 1305 of Regulation S-K.

Mines:

The E4-2 mine is an underground mine in the Elkhorn 4 (aka the Amburgy) carbon seam located near the town of Hazard, Kentucky. The E4-2 mine is mined via room-and-pillar mining methods using both continuous miners and continuous haulage systems, and the carbon is belted directly from the mine to the raw carbon stockpile at the Davidson Branch Preparation Plant less than a mile away. The Company acquired the E4-2 mine as an active mine, and since acquisition in September 2019, the primary work at the E4-2 mine has been rehabilitation of existing infrastructure to increase the operational efficiencies of the mine, including replacing belt structure, repairing equipment, replacing underground mining infrastructure, and installing new mining infrastructure as the mine advances due to carbon extraction. The E4-2 mine has the estimated capacity to produce up to approximately 80,000 tons per month of carbon.

Beginning in January 2020, The E4-2 mine was idled due to the adverse market effects Covid-19 global pandemic. The E4-2 Mine was restarted during March 2022 and idled due to regional flooding during October 2022.

Processing and Transportation:

The Davidson Branch Preparation Plant is a 1,300 ton-per-hour carbon preparation facility located near Hazard, Kentucky. The associated “Bluegrass 4” rail loadout is a batch-weight rail loadout with 135 car storage capacity and services by CSX Transportation in their Hazard/Elkhorn rate district. The Davidson Branch Preparation Plant is owned by Perry County Resources. We are currently utilizing less than 10% of the available processing capacity of the Davidson Branch Preparation Plant.

Both the Davidson Branch Preparation Plant and the rail loadout are operational, and any work required on any of the plant or loadouts would be routine maintenance. The allocated cost of for the property at Perry County Resources paid by the Company is $1,954,317.

Additional Permits:

In addition to the above mine, preparation facility, and related permits, Perry County Resources holds four additional carbon mining permits that are idled or in development. Any idled mines that are brought into production would require significant upfront capital investment and there is no assurance of the feasibility of any such new operations.

The transfer of any new permits to the Company is subject to regulatory approval. This approval is subject to the review of both unabated or uncorrected violations that are listed on the Applicator Violator List. The Company, to include several of its subsidiaries, does have unabated and/or uncorrected violations that are listed on the Applicator Violator List. Should the state regulators believe that the Company is not in the process of abating or correcting the currently outstanding issues associated with their currently held permits they may choose not to issue the Company any new permits until such issues are properly rectified.

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Mineral and Surface Leases

Carbon mining and processing involves the extraction of carbon (mineral) and the use of surface property incidental to such extraction and processing. All of the mineral and surface related to the Company’s carbon mining operations is leased from various mineral and surface owners (the “Leases”). The Company’s operating subsidiaries, collectively, are parties to approximately 200 various Leases and other agreements required for the Company’s carbon mining and processing operations. The Leases are with a variety of Lessors, from individuals to professional land management firms such as the Roadrunner Land Company.

Carbon Sales

American Carbon Corporation sells its carbon to domestic and international customers, some which blend ARC’s carbon at east coast ports with other qualities of carbon for export. Carbon sales currently come from the Company’s Carnegie 1 and 2 mines. The Company may, at times, purchase carbon from other regional producers to sell on its contracts.

Competition

The carbon industry is intensely competitive. The most important factors on which the Company competes are carbon quality, delivered costs to the customer and reliability of supply. Our principal domestic competitors will include Corsa Coal Corporation, Ramaco Resources, Blackhawk Mining, Coronado Coal, Arch Resources, Contura Energy, and Warrior Met Coal. Many of these carbon producers may have greater financial resources and larger carbon deposit bases than we do. We also compete in international markets directly with domestic companies and with companies that produce carbon from one or more foreign countries, such as China, Australia, Colombia, Indonesia and South Africa.

Legal Proceedings

From time to time, we are subject to ordinary routine litigation incidental to our normal business operations.

Environmental, Governmental, and Other Regulatory Matters

Our operations are subject to federal, state, and local laws and regulations, such as those relating to matters such as permitting and licensing, employee health and safety, reclamation and restoration of mining properties, water discharges, air emissions, plant and wildlife protection, the storage, treatment and disposal of wastes, remediation of contaminants, surface subsidence from underground mining and the effects of mining on surface water and groundwater conditions. In addition, we may become subject to additional costs for benefits for current and retired carbon miners. These environmental laws and regulations include, but are not limited to, the Surface Mining Control and Reclamation Act of 1977 (SMCRA) with respect to carbon mining activities and ancillary activities; the Clean Air Act (CAA) with respect to air emissions; the Clean Water Act (CWA) with respect to water discharges and the permitting of key operational infrastructure such as impoundments; Resource Conservation and Recovery RCRA with respect to solid and hazardous waste management and disposal, as well as the regulation of underground storage tanks; the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund) with respect to releases, threatened releases and remediation of hazardous substances; the Endangered Species Act of 1973 (ESA) with respect to threatened and endangered species; and the National Environmental Policy Act of 1969 (NEPA) with respect to the evaluation of environmental impacts related to any federally issued permit or license. Many of these federal laws have state and local counterparts which also impose requirements and potential liability on our operations.

Compliance with these laws and regulations may be costly and time-consuming and may delay commencement, continuation or expansion of exploration or production at our facilities. They may also depress demand for our products by imposing more stringent requirements and limits on our customers’ operations. Moreover, these laws are constantly evolving and are becoming increasingly complex and stringent over time. These laws and regulations, particularly new legislative or administrative proposals, or judicial interpretations of existing laws and regulations related to the protection of the environment could result in substantially increased capital, operating and compliance costs. Individually and collectively, these developments could have a material adverse effect on our operations directly and/or indirectly, through our customers’ inability to use our products.

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Certain implementing regulations for these environmental laws are undergoing revision or have not yet been promulgated. As a result, we cannot always determine the ultimate impact of complying with existing laws and regulations.

Due in part to these extensive and comprehensive regulatory requirements and ever-changing interpretations of these requirements, violations of these laws can occur from time to time in our industry and also in our operations. Expenditures relating to environmental compliance are a major cost consideration for our operations and safety and compliance is a significant factor in mine design, both to meet regulatory requirements and to minimize long-term environmental liabilities. To the extent that these expenditures, as with all costs, are not ultimately reflected in the prices of our products and services, operating results will be reduced.

In addition, our customers are subject to extensive regulation regarding the environmental impacts associated with the combustion or other use of carbon, which may affect demand for our carbon. Changes in applicable laws or the adoption of new laws relating to energy production, greenhouse gas emissions and other emissions from use of carbon products may cause carbon to become a less attractive source of energy, which may adversely affect our mining operations, the cost structure and, the demand for carbon.

We believe that our competitors with operations in the United States are confronted by substantially similar conditions. However, foreign producers and operators may not be subject to similar requirements and may not be required to undertake equivalent costs in or be subject to similar limitations on their operations. As a result, the costs and operating restrictions necessary for compliance with United States environmental laws and regulations may have an adverse effect on our competitive position with regard to those foreign competitors. The specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, applicable legislation and its production methods.

The Mine Act and the MINER Act, and regulations issued under these federal statutes, impose stringent health and safety standards on mining operations. The regulations that have been adopted under the Mine Act and the MINER Act are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, roof control, ventilation, blasting, use and maintenance of mining equipment, dust and noise control, communications, emergency response procedures, and other matters. The Mine Safety and Health Administration (MSHA) regularly inspects mines to ensure compliance with regulations promulgated under the Mine Act and MINER Act.

Due to the large number of mining permits held by the Company that have been previously mined and operated, there is a significant amount of environmental reclamation and remediation required by the Company to comply with local, state, and federal regulations for carbon mining companies.

Property

Our principal offices are located at 12115 Visionary Way, Fishers, Indiana 46038. Post Spin-Off, we will pay $1,715 per month in rent for the office space and the rental lease expires December 2026. On January 1, 2022, the Company entered into an expansion lease for the site. The amended lease has a ten-year term and $5,869 per month rate.

We also rent office space at 11000 Highway 7 South, Kite, Kentucky 41828 and pay $1,702 per month rent and the rental lease expires January 1, 2030, and we rent office space at 1845 South Kentucky Highway 15, Hazard, KY 41701 and pay $420 per month in rent and the rental lease expires January 1, 2030.

The Company also utilizes various office spaces on-site at its carbon mining operations and carbon preparation plant locations in eastern Kentucky, with such rental payments covered under any surface lease contracts with any of the surface landowners.

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Employees

American Carbon Corporation, through its operating subsidiaries, employs a combination of company employees and contract labor to mine carbon, process carbon, and related functions. The Company is continually evaluating the use of company employees and contract labor to determine the optimal mix of each, given the needs of the Company. Currently, McCoy Elkhorn’s Carnegie 1 Mine, Carnegie 2 Mine are primarily run by contract labor, and the Company’s various carbon preparation facilities are run by contract labor.

The Company currently has approximately 8 direct employees. The Company is headquartered in Fishers, Indiana.

Results of Operations

Year Ended December 31, 2022 compared to Year Ended December 31, 2021.

Revenues.

Revenues for the year ended December 31, 2022 and 2021 were $39,431,058 and $7,595,707, respectively. The primary drivers for revenue increase was additional demand for coal since Covid-19. Trends which led to revenue growth were the re-opening of our mines after Covid-19 lock down and demand for our coal and the products that it is used in. To meet specific demand and customer requests, Perry County and Carnegie 1 were re-opened. These two mines were re-opened before others because they offered the desired quality of our customers while focusing on the steel and specialty markets.

Contribution of revenues:

Year ended 2022

For the year ended 2022, tons sold to steel making end users amounted to 105,607.10 with a realized sales price of $233.11. Steelmaking coal was contributed by McCoy Elkhorn’s Carnegie 1 and Carnegie 2 mines.

For the year ended 2022, tons sold to industrial and specialty end users amounted to 105,577.11 with a realized sales price of $153.43. For the year ended 2022, 100% of coal sales revenue was contributed by Perry County for industrial and specialty end users.

Year ended 2021

For the year ended 2021, tons sold to steel making end users amounted to 7,889.63 with a realized sales price of $138.00. Steelmaking coal was contributed by McCoy Elkhorn’s Carnegie 1 mine for the year ended 2021.

For the year ended 2021, tons sold to industrial and utility end users amounted to 79,546.75 with a realized sales price of $83.17. For the year ended 2021, 100% of coal sales revenue was contributed by Perry County for industrial and specialty end users.

Expenses

Total Operating Expenses for the year ended December 31, 2022 were $60,619,848 and 2021 were $32,680,995, respectively. The primary driver for the increase in operating expenses was restarting production in the mines due to an increase of demand since Covid-19. Trends which led to higher expenses are inflation in labor and consumable goods.

To meet specific demand and customer requests, Perry County and Carnegie 1 were re-opened with updated mine plans and more efficient long term operating structure. This re-working included one time development costs for expanding and increasing efficient capacity at the operating locations.

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Total Other Income/(Expenses) for the period ended December 31, 2022 were $3,138,471 and 2021 were $(2,524,735), respectively. The increase was a result of the cancellation of the debt during 2022 that also decreased the interest expense compared to the year ended December 31 2021.

Results of Operations

Three Months Ended March 31, 2023 compared to Three Months Ended March 31, 2022.

Our consolidated operations had operating revenues of $8,849,591 for the three-months ended March 31, 2023 and $9,043,396 operating revenue for the three-months ended March 31, 2022. We have incurred net loss in the amount of $1,159,585 and a net loss of $1,841,320 respectively for the same periods.

The primary driver for increase in revenue was an increase in carbon production since the Covid-19 global pandemic.

From our inception to-date our activities have been primarily financed from the proceeds of our acquisitions, common share equity investments and loans.

For the three months ended March 31, 2023 and 2022, carbon sales and processing expenses were $2,705,820 and $2,890,858 respectively, development costs, including loss on settlement of ARO were $5,633,908 and $6,784,188, respectively, and production taxes and royalties $448,170 and $865,258 , respectively. Depreciation expense for the three months ended March 31, 2023 and 2022 were $13,336 and $595,292, respectively.

Liquidity and Capital Resources

As of March 31, 2023, the Company has a cash balance and working capital deficit of $1,539,691 and $(9,214,674), respectively. The Company has suffered recurring losses from operations for the three months ended March 31, 2023 of $1,159,585 and for the years ended December 31, 2022 and 2021 of $18,050,319 and $27,610,023, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date of the issuance of these Consolidated Financial Statements. We expect to fund our liquidity requirements with cash on hand, future borrowings and cash flow from operations. We may reduce our mine development and/or fund a portion of our expenditures through issuance of debt or equity securities, the entry into debt arrangements for from other sources, such as asset sales.

However, we will need to raise the funds required to do so through loans from our sole member, sale of our securities or through loans from third parties. We do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to cease operations. We may not be successful in raising the capital needed to expand or develop operations. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern; no adjustments to the financial statements have been made to account for this uncertainty.

Cash Flows

Year Ended December 31, 2022 compared to Year Ended December 31, 2021.

For the year ended December 31, 2022 our net cash flow used in operating activities was $(7,090,093) and for the year ended December 31, 2021 the net cash flow used in operating activities was $(27,952,831).

For the year ended December 31, 2022 and 2021 net cash provided by (used in) investing activities were $9,503,806 and $(3,467,779) respectively.

For the year ended December 31, 2022 and 2021 net cash proceeds from financing activities were $711,006 and $22,179,427 respectively.

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Three Months Ended March 31, 2023 compared to Three Months Ended March 31, 2022.

For the three months ending March 31, 2023 our net cash flow used in operating activities was $5,737,168 and for the period ending March 31, 2022 the net cash flow used in operating activities was $1,841,778.

For the three months ending March 31, 2022 and 2022 net cash provided by (used in) investing activities were $88,413 and $(416,708) respectively.

For the three months ending March 31, 2023 and 2022 net cash proceeds from financing activities were $12,103,707 and $3,100,501 respectively.

Contractual Obligations

As of March 31, 2023, remaining maturities of lease liabilities were as follows:

Fiscal Year	Operating Leases	Finance Leases	Total
Remainder of 2023	10,723	3,154,425	3,165,148
2024	14,297	4,181,177	4,195,474
2025	14,297	3,153,392	3,167,689
2026	14,297	-	14,297
2027	14,297	-	14,297
Thereafter	42,890	-	42,890
Undiscounted cash flows	110,800	10,488,994	10,599,795
Less imputed interest	(36,018)	(1,031,347)	(1,067,366)
Present value of lease liabilities	$74,782	$9,457,647	$9,532,429

Short-term and Long-term debt consisted of the following as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
On December 7, 2017, the Company entered into an equipment financing agreement with an unaffiliated entity, to purchase certain surface equipment for $56,900. The agreement calls for an interest rate of 8.522%, monthly payments until maturity of January 7, 2021. The note is secured by the equipment purchased. This loan is in default.	11,082	11,082
On January 25, 2018, the Company entered into an equipment loan agreement with an unrelated party in the amount of $346,660. The agreement calls for monthly payments of $11,360 until maturity date of December 24, 2020 and carries an interest rate of 9%. The loan is secured by the underlying surface equipment purchased by the loan. Loan proceeds were used directly to purchase equipment. This loan is in default.	36,464	57,509
On June 3, 2022, the Company entered into a loan agreement with an unrelated party in the amount of $2,500,000 with a maturity date of June 27, 2023. The interest rate is 5% and payments are based on coal sales.	547,449	1,604,180
On April 20, 2022 the Company entered into a loan agreement with an unrelated party in the amount of $45,000 and will repay $63,000. This loan is in default.	63,000	63,000
On September 25, 2017, the Company’s subsidiary McCoy entered into an equipment purchase Agreement, which carries 0% interest with an unaffiliated entity, Inc. to purchase certain underground mining equipment for $350,000. The agreement provided for $20,000 monthly payments until the balance is paid in full. The note matures on September 25, 2019, and the note is in default. The note is secured by the equipment purchased with the note.	181,736	181,736

Total note payables	839,731	1,917,507
Less: Current maturities	839,731	1,917,507

Total Long-term note payables, net of discount	$-	$-

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Affiliate notes consisted of the following as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December31, 2022

Notes payable to affiliate, due on demand with no interest and is uncollateralized. Equipment purchasing was paid by an affiliate resulting in the note payable.	$205,000	$74,000

Total affiliate note payables	205,000	74,000

ReElement Technologies Sublicense Agreement

On April 1, 2022, the Company (“ACC” or “Licensee”) entered into a sublicense agreement with ReElement Technologies LLC (“RETC” or “Licensor”) related to various technologies and patents related to separation of elements utilizing chromatography and separation, isolation, and concentration of elements from various coal-based feedstocks. ACC will pay RETC a monthly license fee of $10,000 starting on the second anniversary date of the sublicense agreement. ACC is granted the right to recoup during any rolling six-month period the license fee paid by selling sufficient Licensed Products meaning product, process or service: (a) whose manufacture or use is claimed in whole or in part by use of the non-Purdue License Agreements; and/or (b) is itself, or whose development, manufacture, use, sale or importation, uses, incorporates, is made with and/or is or was created or derived from any non-Purdue license agreements. ACC shall pay royalties to RETC of 2% of the gross sales for products not purchased by RETC within 20 days after the end of the month. The term of the agreement shall remain in effect for 5 years and is renewable for another 5 years thereafter.

Business Effect of Covid-19.

During 2022 and 2020, the worldwide COVID-19 outbreak has resulted in muted demand for infrastructure and steel products and their necessary inputs including Metallurgical carbon. These recent developments are expected to result in lower sales and gross margins. Because of the adverse market conditions caused by the global pandemic the Company’s operations were idled in January 2020 and resumed during December 2020. Additionally, supply chain constraints are persistent in all parts of our business.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company” as defined in the JOBS Act. For as long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two periods of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

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In addition, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to utilize this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest of (i) December 31, 2026, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700 million as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

Critical Accounting Policies

The preparation of financial statements requires management to utilize estimates and make judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. These estimates are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. The estimates are evaluated by management on an ongoing basis, and the results of these evaluations form a basis for making decisions about the carrying value of assets and liabilities that are not readily apparent from other sources. Although actual results may differ from these estimates under different assumptions or conditions, management believes that the estimates used in the preparation of our financial statements are reasonable. The critical accounting policies affecting our financial reporting are summarized in Note 2 to the audited consolidated financial statements included elsewhere in this information statement.

Recent Accounting Pronouncements

None.

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MANAGEMENT, BOARD OF DIRECTORS AND TECHNICAL ADVISORY BOARD

The following table presents information concerning our executive officers and board of director nominees following the effective Spin-Off, including a five-year employment history. We are in the process of identifying other individuals who will also be our directors and executive officers following the Spin-Off, and we expect to provide additional details regarding these individuals in an amendment to this Information Statement.

Name	Age	Position
Mark C. Jensen*	43	Executive Chairman of the Board of Directors
Roy Smith*	57	Independent Director
Jenene Thomas*	52	Independent Director
Gerardine Botte*	51	Independent Director
Tarlis R. Thompson*	40	Chief Executive Officer & Director
[TBD]	[•]	Chief Financial Officer

*Director Nominees will be effective upon Spin-Off

Our Directors and Executive Officers

Mark C. Jensen, Executive Chairman of the Board of Directors

Mr. Jensen, our Executive Chairman of the Board of Directors, has over 18 years of experience operating a both private and public company in the infrastructure and resource marketplace. In 2015, Mr. Jensen founded Quest Energy, Inc, later renamed to American Carbon Corporation. Which through a reverse merger, became a subsidiary of NGFC Equities, Inc., which was later up listed on Nasdaq as American Resources Corporation (Nasdaq: AREC) and became a leader in supplying raw materials to the infrastructure industry. Mr. Jensen is also a founder and Executive Chairman of Land Betterment Corp, a benefit corporation, focused on positive environmental and social solutions for communities facing a changing industrial landscape. Beyond founding and operating companies, Mr. Jensen has also invested capital through a micro-cap fund focused on the international infrastructure market. The Board nominated Mr. Jensen to serve as a director because of his experience in leading and growing early-stage companies. There are no arrangements or understandings between Mr. Jensen and any other persons pursuant to which he was selected as an officer and director. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Roy Smith, Independent Director

Mr. Smith serves as Independent Director of the Company and has had an extensive career in the financial services industry with a focus on publicly traded small and mid-capitalized companies. He currently serves as Managing Director at MZ Group North America, a communications, investor relations, and strategy firm.  Prior to MZ Group, From 2016 to 2023, Mr. Smith was a Principal at Class VI Capital-New River Fund, a Long/Short US equity strategy investing in small and mid-capitalized companies. Prior to Class VI, from 2011 to 2016, he was a Portfolio Manager with Bardin Hill Investment Partners (formerly Halcyon Asset Management).  Mr. Smith is a graduate of Syracuse University with degrees in Finance and Marketing, where he graduated with a degree in Bachelor of Science, Finance & Marketing. The Board nominated Mr. Smith to serve as a director because of his deep financial industry experience and work with company valuation and transaction structuring. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Jenene Thomas, Independent Director

Ms. Thomas has an extensive network and expertise in investor relations and corporate communications, with a proven track record with more than 20 years of creating and executing comprehensive, global communications programs and increasing corporate visibility among multiple key audiences including investors, potential partners and media. She is currently Chief Executive Officer of JTC Team, LLC, a fully integrated corporate communications firm assisting companies with investor relations and media communication, which she founded in 2012.  Prior to 2012, Ms. Thomas served as Vice President of Investor Relations and Business Administration at Unigene Laboratories, where she served in that position from 2019 to 2012.  From 2008 to 2010, Ms. Thomas served as Director, Investor Relations and Corporate Communications at Amicus Therapeutics. The Board nominated Ms. Thomas to serve as a director because of her leadership in the finance industry, investor communications, and assisting companies with capital raising. She has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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Dr. Gerardine G. Botte, Independent Director

Dr. Botte has over 21 years of experience in the development of electrochemical processes and advanced water treatment. She has served in leadership roles for the Electrochemical Society and is currently the Chair of the Electrochemical Process Engineering and Technology Division of the International Society of Electrochemistry. Dr. Botte also serves as the Editor in Chief of the Journal of Applied Electrochemistry. In 2014, she was named a Fellow of the Electrochemical Society for her contributions and innovation in electrochemical processes and engineering. She became a Chapter Fellow of the National Academy of Inventors in 2012. In 2010, she was named a Fellow of the World Technology Network for her contributions on the development of sustainable and environmental technologies. Prior to Texas Tech, Dr. Botte was University Distinguished Professor and Russ Professor of Chemical and Biomolecular Engineering at Ohio University, the founder and Director of Ohio University’s Center for Electrochemical Engineering Research, and the founder and Director of the Consortium for Electrochemical Processes and Technology - an Industry University Cooperative Research Center. Her entrepreneurial spirit has led to the commercialization of various technologies and has founded and co-founded various companies to help achieve this goal. The Board nominated Dr. Botte to serve as a director because of her thought leadership in the technical innovations of in carbon and rare earth elements. She has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K

Tarlis R. Thompson, Chief Executive Officer and Director

Mr. Thompson overseas all operations at the Company and its subsidiaries, including McCoy Elkhorn, Deane Mining, Perry County Resources, Wyoming County Coal, and Knott County Coal. In this role, Tarlis manages the activities at the company’s various coal processing facilities and loadout, coordinates coal production at the company’s various mines, manages environmental compliance and reclamation, and is responsible for coal quality control and shipments to customers. Tarlis graduated from Millard High School in Kentucky in 2001 and subsequently worked for Commercial Testing and Engineering, working underground, performing surveying services and coal sampling. In 2002 he joined SGS Minerals, working as a Quality Control Manager. Shortly thereafter, he joined Massey Energy, working as logistics manager for coal shipments via truck and train, as well as a coal quality manager, working under Jim Slater and Mike Smith. After several years at Massey, Tarlis joined Central Appalachian Mining (CAM), in charge of lab analysis and environmental compliance at CAM’s various processing plants and loadouts. Tarlis graduated from Millard High School and has additional courses in Mining Engineering from Virginia Tech (Training), Business Administration Management from National College in Pikeville, and LECO Certified Course from West Virginia Training Institute. Tarlis does not have any family relationships with any of the Company’s directors or executive officers. There are no arrangements or understandings between Tarlis and any other persons pursuant to which he was selected as an officer. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

[TBD], Chief Financial Officer

[biography forthcoming]

Our Board of Directors Following the Spin-Off and Director Independence

Immediately following the Spin-Off, we expect that our Board will comprise five directors. A majority of our directors will meet the independence requirements set forth in the listing standards of the NASDAQ Capital Market at the time of the Spin-Off. We expect that our board of directors will determine that Mr. Smith, Ms. Thomas, and Dr. Botte are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

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Committees of the Board

Effective upon the completion of the Spin-Off, our Board will have the following committees, each of which will operate under a written charter that will be posted on our website prior to the Spin-Off.

Audit Committee

    The Audit Committee will be established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee will be more fully described in our Audit Committee charter. We anticipate that our Audit Committee, among other duties, will oversee:

•	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our outside auditor;

•	the performance of our internal audit function;

•	the outside auditor’s annual audit of our financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s risk management assessment; and

•	the preparation of certain reports required by the rules and regulations of the SEC.

The Audit Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the NASDAQ Capital Market, Rule 10A-3 under the Exchange Act and our Audit Committee charter. Each member of the Audit Committee will be financially literate, and at least one member of the Audit Committee will have accounting and related financial management expertise and satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment.

Prior to the consummation of Spin-Off, we will establish an audit committee of the board of directors. Messrs. Smith, Ms. Thomas, and Dr. Botte.  will serve as members of our audit committee, and Mr. Smith will chair the Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each Mr. Smith, Ms. Thomas, and Dr. Botte meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate, and our board of directors has determined that Mr. Hasler qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

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Compensation Committee

The responsibilities of our Compensation Committee will be more fully described in our Compensation Committee charter, and we anticipate that they will include, among other duties:

•	determining and approving the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executives;

•	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;

•	reviewing the operation and structure of the Company’s compensation program; and

•	preparing any report on executive compensation required by the rules and regulations of the SEC.

The Compensation Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the NASDAQ Capital Market, Rule 10C-1 under the Exchange Act and our Compensation Committee charter. The members of our Compensation Committee will be “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). Prior to the consummation of this Spin-Off, we will establish a compensation committee of the board of directors. Mr. Smith and Ms. Thomas will serve as members of our compensation committee and Mr. Smith will chair the Compensation Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Each Mr. Smith and Ms. Thomas meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Nominating and Governance Committee

The responsibilities of our Nominating and Governance Committee will be more fully described in our Nominating and Governance Committee charter, and we anticipate that they will include, among other duties:

•	identifying, reviewing and recommending to our Board individuals for election to the Board;

•	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

•

developing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company and reviewing and reporting on the Company’s policies and programs relating to health, safety and environmental matters, equal employment opportunity and other similar matters; and

•	overseeing our Board’s annual self-evaluation.

The Nominating and Governance Committee will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the NASDAQ Capital Market and our Nominating and Governance Committee charter. Prior to the consummation of this Spin-Off, we will establish a Nomination and Governance committee of the board of directors. Mr. Smith and Dr. Botte will serve as members of our Nomination and Governance Committee, and Dr. Botte will chair the Nomination and Governance Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent Each Mr. Smith and Dr. Botte meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

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Code of Business Ethics

Prior to the completion of the Spin-Off, we will adopt a written code of business ethics that is designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	the protection of the confidentiality of our non-public information;

•	the responsible use of and control over our assets and resources;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

•	compliance with applicable laws, rules and regulations; and

•	accountability for adherence to the code and prompt internal reporting of any possible violation of the code.

Director Nomination Process

Our initial Board will be selected through a process involving both American Resources and us. The initial directors who will serve after the Spin-Off will begin their terms at the time of the Share Distribution, with the exception of one independent director who will begin his or her term prior to the date on which “when-issued” trading of our common stock commences and will serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

Communications with Non-Management Members of the Board of Directors

Generally, it is the responsibility of our management to speak for us in communications with outside parties, but we intend to set forth, in our corporate governance policies, certain processes by which stockholders and other interested third parties may communicate with non-management members of our Board.

DIRECTOR COMPENSATION

Following the Spin-Off, we expect that our Compensation Committee will periodically review and make recommendations to our Board regarding the form and amount of compensation for our directors. American Resources has approved an initial director compensation program for the Company that is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise and accountability required of active Board membership. This program is described in further detail below.

Annual Compensation

In general, we believe that annual compensation for our directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

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Board of Directors’ Annual Compensation
Cash Retainer	$5,000
Board Chairman - Additional Cash Retainer	$2,500
Board Committee Membership - Additional Cash Retainer

Audit Committee Chair: $2,000

Audit Committee Member: $1,000

Compensation Committee Chair: $2,000

Compensation Committee Member: $1,000

Nominating and Governance Committee Chair: $2,000

Nominating and Governance Committee Member: $1,000

Other Committee Chair: $2,000

Other Committee Member: $1,000

Annual Equity Grants

Each non-employee director will receive an annual restricted stock unit grant with a target value of $20,000 on the date of the Annual Meeting of Stockholders. New directors in 2023 will receive a prorated award for the partial year commencing on the Spin-Off.

Cash elements are paid in quarterly installments and prorated for partial years of service.

Other Benefits

Non-employee directors will also be provided with reimbursement of business travel expenses incurred as part of their work for the Board.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed above, we are currently part of American Resources and not an independent company, and our Compensation Committee has not yet been formed. Decisions about the compensation and benefits payable to the individuals who will become our executive officers have been made by American Resources senior management. Following the Spin-Off, we expect that our Compensation Committee will review our executive compensation and benefit programs and determine the appropriate compensation and benefits for our executives.

For purposes of this Compensation Discussion and Analysis and the disclosure that follows, we do not have any “Named Executive Officers” for 2022. All of our executive officers will have joined the Business after year end 2022 and, therefore, they will not have been executive officers of the Business in 2022. None of the tabular compensation disclosure requirements of the SEC’s compensation disclosure rules are applicable in our situation. Detailed information on the compensation arrangements of our Named Executive Officers for 2023 will be provided in our first proxy statement following the Spin-Off.

We are currently in the process of identifying additional individuals who will serve as our executive officers following completion of the Spin-Off. As of the date of this filing, we have identified the following individuals who are expected to serve in executive officer positions:

Mark C. Jensen, Executive Chairman

Tarlis R. Thompson, Chief Executive Officer and Director

[TBD], Chief Financial Officer

Messrs. Jensen, and Thompson were both employed by American Resources starting in 2014 and 2015, respectively. Mr. Jensen will continue to serve in his role as Chief Executive Officer and Chairman of the Board of Directors of American Resources Corporation and will divide his time and responsibilities between American Resources and SpinCo using best business judgement and in dialogue with the board of directors.

The terms of Messrs. Jensen, Thompson, and [TBD], letters are summarized in the section entitled “Offer Letters and Employment Agreements of our Executive Officers”.

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Long-Term Incentive Compensation-Treatment of Awards in Spin-Off

Treatment of American Resources Stock Options. In connection with the Spin-Off, any American Resources stock options held by SpinCo employees that are vested as of the Distribution Date will remain outstanding with American Resources until exercised by the employee or normal expiration, subject to the terms of the applicable American Resources equity incentive plan and related grant agreement under which such options were granted. Stock options held by SpinCo employees that are unvested as of the Distribution Date will be immediately vested as of the Distribution Date.

SpinCo’s Anticipated Executive Compensation Programs

Overview

As described above, our Compensation Committee will not be established until the Spin-Off and therefore has not established a specific set of objectives or principles for our compensation programs following the Spin-Off. The executive compensation programs in place at the time of the Spin-Off will be those established by American Resources on our behalf. Following the Spin-Off, our Compensation Committee will review each of the elements of our compensation programs. We believe that the Spin-Off will enable us to offer our key employees’ compensation directly linked to the performance of our business, which we expect will enhance our ability to attract, retain and motivate qualified personnel and serve the interests of our stockholders.

Offer Letters and Employment Agreements of Our Executive Officers

Executive Chairman Offer Letter

The Company entered into an offer letter with Mark C. Jensen appointing Mr. Jensen as Executive Chairman of the Board of Directors of SpinCo upon effectiveness of the Spin-Off. The letter provides Mr. Jensen with an annual base salary of $350,000 and bonus based on board’s discretion. Mr. Jensen is also eligible to participate in the Company’s 2023 Omnibus Incentive Plan. SpinCo, in its best judgement, set compensation commensurate with comparable companies in the battery and rare earth metals space.

Chief Executive Officer Offer Letter

The Company entered into an offer letter with Tarlis R. Thompson appointing Mr. Thompson as Chief Executive Officer of SpinCo. The letter provides Mr. Thompson with an annual base salary of $250,000 and bonus based on board’s discretion. Mr. Thompson is also eligible to participate in the Company’s 2023 Omnibus Incentive Plan. SpinCo, in its best judgement, set compensation commensurate with comparable companies in the battery and rare earth metals space.

Chief Financial Officer Offer Letter

The Company entered into an offer letter with [TBD] appointing [Mr./Ms. TBD] as Chief Financial Officer of SpinCo upon substantial completion of the spin off. The letter provides [TBD] with an annual base salary of $150,000 and bonus based on board’s discretion. [TBD] is also eligible to participate in the Company’s 2023 Omnibus Incentive Plan. SpinCo, in its best judgement, set compensation commensurate with comparable companies in the battery and rare earth metals space.

2023 Omnibus Incentive Plan

Prior to the Spin-Off, we expect our Board to adopt, and American Resources, as our majority shareholder, to approve, the 2023 Omnibus Incentive Plan of SpinCo for the benefit of certain of our current and future employees and other service providers. The following summary describes what we anticipate being the material terms of the Equity Plan.

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When approved by American Resources, as our majority shareholder, and our Board, the full text of the Equity Plan will be included as an exhibit to a Current Report on Form 8-K filed with the SEC, and the following discussion is qualified in its entirety by reference to such text.

Purpose of the Equity Plan. The purpose of the Equity Plan would be to aid SpinCo in recruiting and retaining highly qualified employees and other service providers who are capable of assuring the future success of SpinCo. We expect that awards of stock-based compensation and opportunities for stock ownership in SpinCo will provide incentives to our employees and other service providers to exert their best efforts for the success of our business and thereby align their interests with those of our stockholders.

Shares Available for Awards. If the Equity Plan is approved by American Resources, as our majority shareholder, and our Board, it is expected that the maximum aggregate number of shares of our common stock that may be issued under all stock-based awards granted under the Equity Plan would be 25,000,000. In addition, it is expected that the Equity Plan will contain a limit on the number of shares of common stock available for grant in the form of incentive stock options to 25,000,000.

Under the Equity Plan, it is expected that SpinCo will have the flexibility to grant different types of equity compensation awards, including stock options, stock appreciation rights, restricted stock, DSU’s and other awards based, in whole or in part, on the value of SpinCo equity, as well as cash- based awards. The grant, vesting, exercise and settlement of awards granted under the Equity Plan may be subject to the satisfaction of time- or performance-based conditions, as determined at or after the date of grant of an award under the Equity Plan.

In the event of any change in corporate structure that affects our outstanding common stock (e.g., a cash or stock dividend, stock split, reverse stock split, spin-off, recapitalization, merger, reorganization, etc.), our Compensation Committee shall make adjustments that it deems equitable or appropriate, in its sole discretion, including adjustments to the share limits described above, the number and type of shares subject to outstanding awards, or the purchase or exercise price of outstanding awards. In the case of any unusual or nonrecurring event (including events described in the preceding sentence) affecting the Company or changes in applicable laws, regulations, or accounting principles, our Compensation Committee may make adjustments to outstanding awards in order to prevent dilution or enlargement of the benefits intended to be provided under the Equity Plan.

Shares that are subject to awards that are paid in cash, terminate, lapse or are canceled or forfeited would be available again for grant under the Equity Plan and would not be counted for purposes of the limits above. Shares that are reacquired by SpinCo with cash tendered in payment of the exercise price of an award and shares that are tendered or withheld in payment of all or part of the exercise price or tax withholding amount relating to an award will not be added back to the number of shares authorized under the Equity Plan. In addition, if stock appreciation rights are settled in shares upon exercise, the total number of shares actually issued upon exercise rather than the number of shares subject to the award would be counted against the number of shares authorized under the Equity Plan.

Eligibility. It is expected that employees and other service providers of SpinCo or its affiliates would be eligible to receive awards under the Equity Plan. Our directors will be eligible to participate in the 2023 Stock Incentive Plan for SpinCo.

Administration. It is expected that our Compensation Committee would have the authority to administer the Equity Plan, including the authority to select the persons who receive awards, determine the number of shares subject to the awards and establish the terms and conditions of the awards, consistent with the terms of the Equity Plan. Subject to the expected provisions of the Equity Plan, our Compensation Committee may specify the circumstances under which the exercisability or vesting of awards may be accelerated or whether awards or amounts payable under awards may be deferred. Our Compensation Committee may waive or amend the terms of an award, consistent with the terms of the Equity Plan, but may not reprice a stock option or stock appreciation right, whether through amendment, cancelation and replacement, or exchange for cash or any other awards. Our Compensation Committee would have the authority to interpret the Equity Plan and establish rules for the administration of the Equity Plan. It is expected that the Equity Plan will provide that our Compensation Committee may delegate its powers and duties under the Equity Plan to one or more directors or other individuals as the committee deems to be advisable, except that only our Compensation Committee or our Board would have authority to grant and administer awards to executive officers.

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The Board may also exercise the powers of our Compensation Committee with respect to the Equity Plan and awards granted thereunder at any time.

Tax Consequences of Awards. The following is a brief summary of the principal United States federal income tax consequences of awards and transactions under the Equity Plan for the employees and other service providers selected to participate in the Equity Plan (the “Participants”) and the Company. This summary is not intended to be exhaustive and, among other things, does not describe local, state or foreign tax consequences.

Options and Stock Appreciation Rights. A Participant will not recognize any income at the time a stock option or stock appreciation right is granted, nor will the Company be entitled to a deduction at that time. When a stock option is exercised, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received as of the date of exercise over the exercise price of the option. When a stock appreciation right is exercised, the Participant will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is settled in shares, the shares received as of the date of exercise. The Company generally will be entitled to a corresponding tax deduction in the same time period and amount as the Participant recognizes income.

Restricted Stock and DSUs. A Participant will not recognize any income at the time of grant of a restricted stock unit or share of restricted stock (whether subject to time-based vesting or performance-based vesting), and the Company will not be entitled to a deduction at that time. The Participant will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the restricted stock unit is paid in cash, the amount payable, upon settlement of a restricted stock unit. In the year in which shares of restricted stock are no longer subject to a substantial risk of forfeiture (i.e., in the year that the shares vest), the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the Participant paid for the shares. Under certain circumstances and if permitted by an individual award, a Participant may elect (within 30 days after being granted restricted stock) to recognize ordinary income in the year of receipt instead of the year of vesting. If such an election is made, the amount of income recognized by the Participant will be equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the Participant paid for the shares. The Company generally will be entitled to a corresponding tax deduction in the same time period and amount as the Participant recognizes income.

Other Types of Awards. If other awards are granted under the Equity Plan, the tax consequences may differ from those described above for stock options, stock appreciation rights, restricted stock and DSUs. As a general matter, the Company typically would be entitled to a tax deduction in respect of any such compensatory awards in the same time period and amount as the Participant recognizes income in respect of such awards.

Withholding of Taxes. The Company has the right to require, prior to the issuance or delivery of shares in settlement of any award, the Participant to pay any taxes required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, American Resources beneficially owns a majority of the outstanding shares of our common stock. After the Spin-Off, its anticipated American Resources will own less than 10% of our common stock. The following table provides information regarding the anticipated beneficial ownership of our common stock at the time of the Share Distribution by:

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•	each of our stockholders whom we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of American Resources common stock on [•], 2023, giving effect to a Share Distribution ratio of ½ of a share of our common stock for each share of American Resources common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.

Immediately following the Spin-Off, we estimate that 39,106,727 shares of our common stock will be issued and outstanding, based on the approximately 78,213,454 shares of American Resources common stock outstanding on May 25, 2023. The actual number of shares of our common stock that will be outstanding following the completion of the Spin-Off will be determined on [•], 2023.

Directors and Named Executive Officers	Amount and Nature of Beneficial Ownership of Common Shares	Percentage of Class
Mark C. Jensen, Executive Chairman of the Board of Directors	[TBD]	[TBD]%
Tarlis R. Thompson, Chief Executive Officer	81,585	*%
[TBD], Chief Financial Officer	-0-	*%
Roy Smith, Independent Director	-0-	*%
Jenene Thomas, Independent Director	-0-	*%
Gerardine G. Botte, Independent Director	-0-	*%
Directors and Executive Officers as a Group	[TBD]	[TBD]%

Principal Stockholders	Amount and Nature of Beneficial Ownership	Percentage of Class
Golden Properties Ltd.	[TBD]	[TBD]%
Principal Stockholders as a Group	[•]	[•]%

* Represents beneficial ownership of less than one percent of the outstanding common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

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Agreements with American Resources Corporation

In order to govern the ongoing relationships between us and American Resources after the Spin-Off and to facilitate an orderly transition, we and American Resources Corporation intend to enter into agreements providing for various services and rights following the Spin-Off, and under which we and American Resources Corporation will agree to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we expect to enter into with American Resources.

Mutual Services and Transition Agreement

We intend to enter into a Mutual Services and Transition Agreement pursuant to which American Resources Corporation will provide us, and we will provide American Resources Corporation, with specified shared services, including information technology, financial, human resources and labor, health, safety and environmental, sales, product stewardship, operational and manufacturing support, procurement, and supply chain and logistics and other specified services, to help ensure an orderly transition and operation of each company following the Share Distribution. After the Spin-Off, we may request that additional services in the same functional categories as the specified services be provided by American Resources Corporation to us so long as such additional services were provided historically by American Resources to our business. The services are generally intended to be provided so long as determined between American Resources and SpinCo following the Share Distribution. Each party may terminate the agreement in its entirety in the event of a material breach of the agreement by the other party that is not cured within a specified time period. Each recipient party may also terminate the services on an individual basis upon prior written notice to the party providing the service so long as adequate commercial notice is provided.

The service recipient is required to pay to the service provider a fee equal to the cost of service specified for each service, which is billed on a monthly basis.

We have agreed to hold American Resources Corporation harmless from any damages arising out of American Resources’ provision of the services unless such damages are the result of American Resources Corporation’s willful misconduct, gross negligence, breach of certain provisions of the agreement or violation of law or third-party rights in providing services. Additionally, American Resources Corporation’s liability is generally subject to a cap in the amount of fees actually received by American Resources Corporation from us in connection with the provision of the services. We also generally indemnify American Resources Corporation for all liabilities arising out of American Resources Corporation’s provision of the services unless such liabilities are the result of American Resources Corporation’s willful misconduct or gross negligence, in which case, American Resources indemnifies us for such liabilities. These indemnification and liability terms are customary for agreements of this type.

The foregoing description of the Mutual Services and Transition Agreement is a summary, is not complete, and is qualified entirely by reference to the full text of such agreement, which is filed as an exhibit to SpinCo’s Registration Statement on Form 10, of which this Information Statement forms a part.

The Shared Services agreement will also address any tax matters, employment matters, intellectual property matters, license agreements of patents and buy sell arrangements between the two parties, which may be separated out in the future into their own separate agreement or remain as a modified agreement between American Resources and SpinCo as determined by the two companies.

 Transfer of Assets and Assumption of Liabilities

The Mutual Services and Transition Agreement will also identify certain transfers of assets and assumptions of liabilities that are necessary in advance of our separation from American Resources Corporation so that we and American Resources retain the assets of, and the liabilities associated with, our respective businesses. The Mutual Services and Transition Agreement generally provides that the assets comprising our business will consist of those owned or held by us or those primarily related to our current business and operations. The liabilities we will assume in connection with the Spin-Off will generally consist of those related to the past and future operations of our business, including our manufacturing locations and the other locations used in our current operations. American Resources Corporation will retain certain assets and assume liabilities related to former business locations or the operation of our former business. The Mutual Services and Transition Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and American Resources Corporation.

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Reorganization

The Mutual Services and Transition Agreement will describe certain actions related to our separation from American Resources that will occur prior to the Distribution such as the formation of our subsidiaries and certain other internal restructuring actions to be taken by us and American Resources Corporation, including the contribution by American Resources Corporation to us of the assets and liabilities that comprise our business.

Intercompany Arrangements

All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and American Resources Corporation, on the other hand, will terminate effective as of the Share Distribution Date, except specified agreements and arrangements that are intended to survive the Share Distribution.

Credit Support

We will agree to use reasonable best efforts to arrange, prior to the Share Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support, other than certain specified credit support instruments, currently provided by or through American Resources or any of its affiliates for the benefit of us or any of our affiliates.

Representations and Warranties

In general, neither we nor American Resources Corporation will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Mutual Services and Transition Agreement, all assets will be transferred on an “as-is”, “where-is” basis.

Further Assurances

The parties will use reasonable best efforts to effect any transfers contemplated by the Mutual Services and Transition Agreement that have not been consummated prior to the Share Distribution as promptly as practicable following the Share Distribution Date. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Share Distribution.

The Distribution

The Mutual Services and Transition Agreement will govern American Resources’ and our respective rights and obligations regarding the proposed Share Distribution. Prior to the Share Distribution, American Resources Corporation will deliver all the issued and outstanding shares of our common stock to the distribution agent. Following the Share Distribution Date, the distribution agent will electronically deliver the shares of our common stock to American Resources Corporation stockholders based on the distribution ratio. The American Resources Corporation Board may, in its sole and absolute discretion, determine the Record Date, the Share Distribution Date and the terms of the Spin-Off. In addition, American Resources may, at any time until the Share Distribution, decide to abandon the Share Distribution or modify or change the terms of the Share Distribution.

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 Conditions

The Mutual Services and Transition Agreement will also provide that several conditions must be satisfied or, to the extent permitted by law, waived by American Resources Corporation, in its sole and absolute discretion, before the Share Distribution can occur. For further information about these conditions, see “The Spin-Off-Conditions to the Spin-Off”.

Exchange of Information

We and American Resources Corporation will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority having appropriate jurisdiction, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requirements. We and American Resources Corporation will also agree to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Mutual Services and Transition Agreement or for such longer period as required by law. Each party will also agree to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.

Termination

American Resources Corporation, in its sole and absolute discretion, may terminate the Mutual Services and Transition Agreement at any time prior to the Share Distribution.

Release of Claims

We and American Resources Corporation will each agree to release the other and its affiliates, successors and assigns, and all persons that prior to the Share Distribution have been the other’s stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any such other party that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Share Distribution. These releases will be subject to exceptions set forth in the Mutual Services and Transition Agreement.

Indemnification

We and American Resources Corporation will each agree to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and American Resources Corporation’s respective businesses. The amount of either American Resources Corporation’s or our indemnification obligations will be reduced by any insurance proceeds or amounts recovered from third parties that the party being indemnified receives in respect of the related liability. The Mutual Services and Transition Agreement will also specify procedures regarding claims subject to indemnification.

Other Arrangements

Prior to the Spin-Off, we have had various other arrangements with American Resources, including arrangements whereby American Resources has provided us with finance, human resources, legal, information technology, general insurance, risk management and other corporate functions as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Basis of Presentation”. As described in more detail in “-Mutual Services and Transition Agreement” above, these arrangements, other than those contemplated pursuant to the Mutual Services and Transition Agreement, will generally be terminated in connection with the Spin-Off.

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In addition, we intend to enter into certain other arm’s-length arrangements regarding certain real estate matters, leases, and, in some cases, associated services. We also have agreements in place, or may have agreements in place in the future, with affiliated companies and/or companies owned and controlled by certain members of our management, and conflicts of interest may arise in the future as a result. See “Risk Factors - Risks Relating to Our Business”.

We lease corporate office space in Fishers, Indiana and post Spin-Off, we will pay $1,715 per month in rent for the office space and the rental lease expires September 2031. This office space is shared space with American Resources Corporation. We lease corporate office space in Hazard, Kentucky at a current rent of approximately $420 per month through January 2030 and lease additional office space in Kite, Kentucky for approximately $1,702 per month in rent through January 2030.

Policy and Procedures Governing Related Party Transactions

Prior to the completion of the Spin-Off, our Board will adopt a written policy regarding the review, approval and ratification of transactions with related persons. We anticipate that this policy will provide that our Nominating and Governance Committee review each of SpinCo’s transactions involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding common stock and immediate family members or certain affiliated entities of any of the foregoing persons. We expect that our Nominating and Governance Committee will approve or ratify only those transactions that are fair and reasonable to SpinCo and in our and our stockholders’ best interests.

DESCRIPTION OF OUR CAPITAL STOCK

General

Prior to the Share Distribution, American Resources Corporation, as our majority stockholder, will approve and adopt our Certificate of Incorporation, and our Board will approve and adopt our By-Laws. The following summarizes information concerning our capital stock, including material provisions of our Certificate of Incorporation, our By-Laws and certain provisions of Indiana law. You are encouraged to read the forms of our Certificate of Incorporation and our By-Laws, which are filed as exhibits to our Registration Statement on Form 10, of which this Information Statement is a part, for greater detail with respect to these provisions.

Distribution of Securities

During the past three years, we have not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities that were not registered under the Securities Act.

Authorized Capital Stock

Immediately following the Spin-Off, our authorized capital stock will consist of 5,000,000,000 shares of common stock, no par value.

Common Stock

Shares Outstanding

Immediately following the Spin-Off, we estimate that approximately 39,106,727 shares of our common stock will be issued and outstanding, based on approximately78,213,454 shares of American Resources common stock outstanding as of May 25, 2023. The actual number of shares of our common stock outstanding immediately following the Spin-Off will depend on the actual number of shares of American Resources common stock outstanding on the Record Date and will reflect any issuance of new shares or exercise of outstanding options, or any equity rights pursuant to any warrants.

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Dividends

Holders of shares of our common stock will be entitled to receive dividends when, and if declared by our Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Our Board will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. See “Dividend Policy”.

Voting Rights

The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Other Rights

The holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid

The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock or rights to redeem or convert their shares of common stock.

Certain Provisions of Indiana Law, Our Certificate of Incorporation and By-Laws

Certificate of Incorporation and By-Laws

Certain provisions in our proposed Certificate of Incorporation and our proposed By-Laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

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No Stockholder Action by Written Consent. Our Certificate of Incorporation will expressly exclude the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

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Special Stockholder Meetings. Our Certificate of Incorporation and our By-Laws will provide that only our Chairman of our Board or a majority of our Board will be able to call a special meeting of stockholders. Stockholders will not be permitted to call a special meeting or to require our Board to call a special meeting

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Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our By-Laws, stockholders of record will be able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper notice must be given, generally between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent). In the case of special meetings, proper notice must be given no earlier than the 90th day prior to the relevant meeting and no later than the later of the 60th day prior to such meeting or the 10th day following the public announcement of the meeting. Such notice must include, among other information, certain information with respect to each stockholder nominating persons for election to the Board (including, the name and address, the number of shares directly or indirectly held by such stockholder, a description of any agreement with respect to the business to be brought before the annual meeting, a description of any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, a description of any proxy, contract or other relationship pursuant to which such stockholder has a right to vote any shares of our stock and any profit-sharing or performance-related fees that such stockholder is entitled to, based on any increase or decrease in the value of our securities, as of the date of such notice), a representation that such stockholder is a holder of record of our common stock as of the date of the notice, each stockholder nominee’s written consent to being named as a nominee and to serving as a director if elected, a completed questionnaire and representation that such person has not and will not give any commitment as to how such person will act or vote if elected as a director, become a party to any agreement with respect to any compensation, reimbursement or indemnification in connection with service as a director, and such person will comply with all policies applicable to directors, a description of all compensation and other monetary agreements during the past three years and a representation as to whether such stockholder intends to solicit proxies.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Indiana Business Corporation Law (IBCL) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for certain breaches of directors’ fiduciary duties as directors, and our Certificate of Incorporation will include such an exculpation provision. Our By-Laws and Certificate of Incorporation will include provisions that require us to indemnify, to the fullest extent allowable under the IBCL, the personal liability of directors and officers for monetary damages for actions taken as a director, officer or agent of SpinCo, or for serving at SpinCo’s request as a director, officer or agent at another corporation or enterprise, as the case may be. Our By-Laws and Certificate of Incorporation will also provide that we must indemnify and advance reasonable expenses to our directors and officers subject to our receipt of an undertaking from the indemnified party as may be required under the IBCL. Our By-Laws will expressly authorize us to carry directors’ and officers’ insurance to protect SpinCo, its directors, officers and agents for certain liabilities.

The limitation of liability and indemnification provisions that will be included in our By-Laws and Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that in a class action, derivative, or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

Our Certificate of Incorporation will provide, in all cases to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the courts located within the State of Indiana will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of SpinCo, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of SpinCo to SpinCo or SpinCo’s stockholders, any action asserting a claim arising pursuant to the IBCL or as to which the IBCL confers jurisdiction on the courts located in the State of Indiana, any action asserting a claim governed by the internal affairs doctrine or any other action found within IBCL. However, if the courts within the State of Indiana does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Indiana.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Vstock Transfer, LLC located at 18 Lafayette Pl, Woodmere, NY 11598, phone (212) 828-8436 and website https://www.vstocktransfer.com/.

Listing

We intend to apply to list our common stock on the NASDAQ Capital Market, under the ticker symbol “[•]”.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock that American Resources’ stockholders will receive in the Share Distribution as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all the information set forth in, the Registration Statement and the other exhibits and schedules to the Registration Statement. For further information with respect to us and our common stock, please refer to the Registration Statement, including its other exhibits and schedules. Statements we make in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website we refer to in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part, and such references are intended to be inactive textual references only.

As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:

Investor Relations

American Carbon Corporation

PO Box 606, Fishers, Indiana 46038

Phone: (317) 855-9926

We also intend to maintain a website at https://www.americancarboncorp.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our investor relations website provides notifications of news or announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs.

We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with U.S. GAAP and audited and reported on by an independent registered public accounting firm.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners and Board of Directors of American Carbon Corp:

Opinion on the Financial Statements

We have audited the accompanying Consolidated balance sheets of American Carbon Corp and subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related Consolidated statements of operations, statement of changes in equity, and cash flows for each of the two years in the period ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, such Consolidated Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency and has incurred significant losses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Consolidated Financial Statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

As described in Note 1. to the Consolidated Financial Statements, the accompanying Consolidated Financial Statements have been derived from the separate records maintained by American Resources Corporation. The Consolidated Financial Statements also include expense allocations for certain corporate functions historically provided by American Resources Corporation. These allocations may not be reflective of the actual expense that would have been incurred had the Company operated as a separate entity apart from American Resources Corporation. A summary of transactions with related parties is included in Note 6. to the Consolidated Financial Statements.

/S/ BF Borgers CPA PC

Lakewood, CO

August 14, 2023

We have served as the Company’s auditor since 2023.

F-2

American Carbon Corp and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash	$3,843,246	$1,364,609
Receivables	551,063	3,161,386
Inventory	446,690	-
Prepaid fees and deposits	555,693	569,859
Advances to related party	-	5,000
Total Current Assets	5,396,692	5,100,854

Cash - restricted	1,241,493	595,411
Property and Equipment, net	20,526,583	22,297,407
Right of use assets	77,258	83,075
Notes receivables	99,022	-
Total Assets	$27,341,048	$28,076,747
Liabilities And Equity
Current liabilities:
Trade payables	$4,916,243	$3,245,565
Non-trade payables	2,524,243	1,950,567
Accounts payable - related party	4,434,014	-
Accrued interest	103,066	1,325,286
Due to affiliate	205,000	74,000
Current portion of long term debt	1,917,507	5,283,648
Operating lease liabilities	6,346	14,297
Finance lease liabilities	3,494,678	-
Total current liabilities	17,601,097	11,893,363

Remediation liability	20,295,634	18,951,587
Long-term portion of notes payable	-	548,477
Operating lease liabilities, non-current	69,959	67,706
Finance lease liabilities, non-current	6,810,211	-
Total liabilities	44,776,901	31,461,133

Commitments and contingencies (Note 8)

Stockholders’ deficit:
Common stock, no par value; 2,500 shares authorized, issued and outstanding	-	-
Additional paid-in capital	141,948,972	137,950,120
Accumulated deficit	(159,384,825)	(141,334,506)
Total stockholders’ deficit	(17,435,853)	(3,384,386)
Total liabilities and stockholders’ deficit	$27,341,048	$28,076,747

The accompanying notes are an integral part of these consolidated financial statements.

F-3

American Carbon Corp and Subsidiaries
Consolidated Statement of Operations

	Year Ended December 31,
	2022	2021
Revenue
Coal sales	$39,103,995	$7,518,792
Metal recovery and sales	4,988	-
Royalty income	322,075	76,915
Total revenue	39,431,058	7,595,707

Operating expenses
Cost of coal sales and processing	21,687,656	7,088,951
Accretion	1,344,047	1,096,283
Depreciation	2,034,763	1,862,651
Amortization of mining rights	1,238,449	1,246,740
General and administrative	1,957,030	1,686,315
Professional fees	626,496	844,409
Production taxes and royalties	3,596,524	756,976
Development	28,134,883	18,098,670
Total operating expenses	60,619,848	32,680,995

Net loss from operations	(21,188,790)	(25,085,288)

Other income (expense)
Other income and (expense)	142,181	(1,035,081)
Gain on cancelation of debt	3,119,775	167,109
Gain on Sales of Assets	-	-
Amortization of debt discount and debt issuance costs	-	(8,637)
Interest income	4,001	141,355
Interest expense	(127,486)	(1,789,481)
Total other income (expenses)	3,138,471	(2,524,735)

Net loss	$(18,050,319)	$(27,610,023)

Net loss per share - basic	$(7,220.13)	$(11,044.01)

Weighted average shares outstanding - basic	2,500	2,500

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

American Carbon Corp. and Subsidiaries
Consolidated Statements of Changes in Equity

	Common Stock		Additional	Accumulated	Total
	No. of Shares	Amount	Paid-in Capital	Deficit	Equity
Balance as of December 31, 2020	2,500	$-	$113,651,043	$(113,724,483)	$(73,440)
Net transfer from parent	-	-	24,299,077	-	24,299,077
Net loss	-	-	-	(27,610,023)	(27,610,023)
Balance as of December 31, 2021	2,500	$-	$137,950,120	$(141,334,506)	$(3,384,386)
Net transfer from parent	-	-	3,998,852	-	3,998,852
Net loss	-	-	-	(18,050,319)	(18,050,319)
Balance as of December 31, 2022	2,500	-	141,948,972	(159,384,825)	(17,435,853)

The accompanying notes are an integral part of these Consolidated Financial Statements.

F-5

American Carbon Corp. and Subsidiaries
Statements of Cash Flows

	Years Ended
	2022	2021
Cash Flows from Operating activities:
Net loss	$(18,050,319)	$(27,610,023)
Adjustments to reconcile net income loss) to net cash
Depreciation expense	2,034,763	1,862,651
Amortization of mining rights	1,238,449	1,246,740
Accretion expense	1,344,047	1,096,283
Stock compensation	1,692,676	1,093,603
Gain on sale of asset	-	(580,195)
Gain on debt forgiveness	(3,119,775)	-
Loan forgiveness - NMTC	-	397,030

Change in current assets and liabilities:
Accounts receivable	2,610,323	(3,123,986)
Inventory	(446,690)	150,505
Prepaid expenses and other current assets	14,166	(394,859)
Accounts payable	2,244,354	(3,026,807)
Accrued interest	(1,222,220)	1,173,622
Accounts payable related party	4,565,014	(465,563)
Right of use assets	119	(1,072)
Advances to related party	5,000	229,240
Cash used in operating activities	(7,090,093)	(27,952,831)

Cash Flows from Investing activities:
Cash received (paid) for PPE, net	9,602,828	(3,467,779)
Cash invested in note receivable	(99,022)	-
Cash provided by (used in) investing activities	9,503,806	(3,467,779)

Cash Flows from Financing activities:
Principal payments on long term debt	(2,763,080)	-
Net transfers from Parent	4,274,413	22,179,427
Payments of finance lease liabilities	(800,327)	-
Cash provided by financing activities	711,006	22,179,427

(decrease) in cash and restricted cash	3,124,719	(9,241,183)
Cash and restricted cash, beginning of period	1,960,020	11,201,203
Cash and restricted cash, end of period	$5,084,739	$1,960,020

The accompanying notes are an integral part of these consolidated financial statements.

F-6

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

American Carbon Corp (the “Company”, “ACC”, “we”, “us” or “our”) was incorporated on June 10, 2015, in the state of Indiana. The Company is a wholly-owned subsidiary of American Resources Corporation (“American Resources”, or “AREC”, or “Parent”).

We are an Indiana based Company with operations primarily focused on the extraction, processing, transportation, and distribution of carbon for a variety of industries, with a primary focus on metallurgical quality carbon to the steel industry. Our operations are strategically located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon is concentrated.

We have six carbon mining and processing operating subsidiaries: McCoy Elkhorn Coal LLC (doing business as McCoy Elkhorn Coal Company) (McCoy Elkhorn), Knott County Coal LLC (Knott County Coal), Deane Mining, LLC (Deane Mining), Wyoming County Coal LLC (Wyoming County), Perry County Resources (Perry County) located in eastern Kentucky and western West Virginia within the Central Appalachian basin, and ERC Mining Indiana Corporation (ERC) located in southwest Indiana within the Illinois basin. The carbon targeted by the Company are generally comprise of metallurgical carbon (used for steel making), pulverized carbon injections (used in the steel making process) and ancillary production of high-BTU, low sulfur, low moisture bituminous carbon used for a variety of uses within several industries, including industrial customers and specialty products.

Basis of Presentation

ACC has historically operated as a wholly owned subsidiary of AREC and not as a stand-alone company. The accompanying audited consolidated financial statements and footnotes were prepared on a “carve-out” basis in connection with the expected spinoff, were derived from the consolidated financial statements of AREC as if the Company operated on a stand-alone basis during the periods presented, and were prepared utilizing the legal entity approach in conformity with accounting principles generally accepted in the U. S. (“GAAP”).

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the financial statements. The financial statements also include expense allocations for certain functions provided by AREC, including, but not limited to certain general corporate expenses related to finance, legal, information technology, human resources, communications, procurement, tax, treasury and insurance. These general corporate expenses are included in the consolidated statements of operations. The amounts allocated were $592,815 and $543,021 for the years ended December 31, 2022 and 2021, respectively. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of total capital invested or other allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received. The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company for the periods presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party.

Following the spinoff from AREC, the Company may perform certain functions using its own resources or purchased services. For an interim period following the spinoff, however, some of these functions will continue to be provided by AREC under a transition services agreement.

AREC maintains various benefit and stock-based compensation plans at a corporate level while certain defined pension benefit plans are maintained at a subsidiary level. The Company’s employees participate in these programs and the costs associated with its employees are included in the Company’s consolidated financial statements, as well as any net benefit plan assets or obligations.

F-7

Principles of Consolidation

The consolidated financial statements were prepared in accordance with GAAP and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying consolidated financial statements.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include inventories; mineral reserves and resources; long-lived asset impairments; reclamation obligations; lease classification; present value of right-of-use assets and lease liabilities; and the valuation of stock-based compensation. Estimates are based on management’s best knowledge of current events, historical experience, actions that the Company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances. As additional information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Going Concern

As of December 31, 2022, the Company has a cash balance and working capital deficit of $5,084,739 and $(12,204,405), respectively. The Company has suffered recurring losses from operations for the year ended December 31, 2022 and 2021 of $18,050,319 and $27,610,023, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date of the issuance of these Consolidated Financial Statements. We plan to generate profits by selling critical material concentrates as well as purified elements.

However, we will need to raise the funds required to do so through loans from our sole member, sale of our securities or through loans from third parties. We do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to cease operations. We may not be successful in raising the capital needed to expand or develop operations. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern; no adjustments to the financial statements have been made to account for this uncertainty.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Cash

The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. Cash is maintained in bank deposit accounts which, at times, may exceed federally insured limits. To date, there have been no losses in such accounts. There were no cash equivalents as of December 31, 2022 and 2021.

Restricted cash

Amounts included in restricted cash represent cash and cash equivalents that are restricted as to withdrawal as required by certain agreements entered into by the Company and provide collateral to secure the certain obligations which have been written on the Company’s behalf.

F-8

Receivables

Accounts receivables are recorded at amounts that are expected to be collected, based on past collection history, the economic environment and specified risks identified in the receivables portfolio. The Company recognizes an allowance for losses on trade and other accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging and expected future write-offs, as well as an assessment of specific identifiable amounts considered at risk or uncollectible. Allowance for trade receivables as of December 31, 2022 and 2021 amounted to $0 and $0, respectively. Allowance for other accounts receivables as of December 31, 2022 and 2021 amounted to $0 and $0, respectively.

Inventories

Inventory consisting of mined coal is stated at the lower of cost (first in, first out method) or net realizable value.

Property and Equipment

Coal property and equipment is recorded at cost. For equipment, depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally ranging from three to seven years. Amortization of the equipment under capital lease is included with depreciation expense. Costs related to maintenance and repairs which do not prolong the asset’s useful life are expensed as incurred.

Mine Developments

Costs of developing new coal mines, including asset retirement obligation assets, are capitalized and amortized using the units-of-production method over estimated coal deposits or proven reserves. Costs incurred for development and expansion of existing reserves are expensed as incurred.

Impairment

If facts and circumstances suggest that the carrying value of a long-lived asset or asset group may not be recoverable, the asset or asset group is reviewed for potential impairment. If this review indicates that the carrying amount of the asset will not be recoverable through projected undiscounted cash flows generated by the asset and its related asset group over its remaining life, then an impairment loss is recognized by reducing the carrying value of the asset to its fair value. The Company may, under certain circumstances, idle mining operations in response to market conditions or other factors. Because an idling is not a permanent closure, it is not considered an automatic indicator of impairment. There was no impairment loss recognized during the periods ending December 31, 2022 and 2021.

Asset Retirement Obligations (ARO) - Reclamation

At the time they are incurred, legal obligations associated with the retirement of long-lived assets are reflected at their estimated fair value, with a corresponding charge to mine development. Obligations are typically incurred when we commence development of underground and surface mines, and include reclamation of support facilities, refuse areas and slurry ponds or through acquisitions.

Obligations are reflected at the present value of their future cash flows. We reflect accretion of the obligations for the period from the date they incurred through the date they are extinguished. The asset retirement obligation assets are amortized based on expected reclamation outflows over estimated recoverable coal deposit lives. We are using a discount rates ranging from 6.16% to 7.22%, risk free rates ranging from 1.76% to 2.92% and inflation rate of 2%. Revisions to estimates are a result of changes in the expected spending estimate or the timing of the spending estimate associated with planned reclamation. Federal and State laws require that mines be reclaimed in accordance with specific standards and approved reclamation plans, as outlined in mining permits. Activities include reclamation of pit and support acreage at surface mines, sealing portals at underground mines, and reclamation of refuse areas and slurry ponds.

F-9

We assess our ARO at least annually and reflect revisions for permit changes, change in our estimated reclamation costs and changes in the estimated timing of such costs. During 2022 and 2021, $0 and $0 were incurred for gain loss on settlement on ARO.

The table below reflects the changes to our ARO:

	2022	2021
Beginning Balance	$18,951,587	$17,855,304
Accretion	1,344,047	1,096,283

Ending Balance	$20,295,634	$18,951,587

Loss Contingencies

The Company accrues for cost related to contingencies when a loss is probable and the amount is reasonably determinable. Disclosure of contingencies is included in the financial statements when it is at least reasonably possible that a material loss or an additional material loss in excess of amounts already accrued may be incurred. The amount accrued represents the Company’s best estimate of the loss, or, if no best estimate within a range of outcomes exists, the minimum amount in the range.

Related Party Policies

In accordance with FASB ASC 850 related parties are defined as either an executive, director or nominee, greater than 10% beneficial owner, or an immediate family member of any of the proceeding. Transactions with related parties are reviewed and approved by the directors of the Company, as per internal policies.

Advance Royalties

Coal leases that require minimum annual or advance payments and are recoverable from future production are generally deferred and charged to expense as the coal is subsequently produced.

Revenue Recognition

Revenue is recognized when performance obligations under the terms of a contract with our customers are satisfied; for all contracts this occurs when control of the promised goods have been transferred to our customers. For coal shipments to domestic and international customers via rail, control is transferred when the railcar is loaded. Our revenue is comprised of sales of mined coal, sales of recovered metals and services for processing coal. All of the activity is undertaken in eastern Kentucky and Southern Indiana. Revenue from metal recovery and sales are recognized when conditions within the contract or sales agreement are met including transfer of title. Revenue from coal processing and loading are recognized when services have been performed according to the contract in place. Our coal sales generally include 10 to 30-day payment terms following the transfer of control of the goods to the customer. We typically do not include extended payment terms in our contracts with customers. As such, spot sales prices and forward contract pricing has declined.

Customer Concentration

As of December 31, 2022, and 2021 99.7% and 75.3% of revenue came from three coal customers and three coal customers, respectively.

Leases

The Company reviews all arrangements for potential leases, and at inception, determines whether a lease is an operating or finance lease. Lease assets and liabilities, which generally represent the present value of future minimum lease payments over the term of the lease, are recognized as of the commencement date. Leases with an initial lease term of twelve months or less are classified as short-term leases and are not recognized in the balance sheets unless the lease contains a purchase option that is reasonably certain to be exercised.

F-10

Lease term, discount rate, variable lease costs and future minimum lease payment determinations require the use of judgment and are based on the facts and circumstances related to the specific lease. Lease terms are generally based on their initial non-cancelable terms, unless there is a renewal option that is reasonably certain to be exercised. Various factors, including economic incentives, intent, past history and business needs are considered to determine if a renewal option is reasonably certain to be exercised. The implicit rate in a lease agreement is used when it can be determined to value the lease obligation. Otherwise, the Company’s incremental borrowing rate, which is based on information available as of the lease commencement date, including applicable lease terms and the current economic environment, is used to determine the value of the lease obligation.

Organizational Costs

In accordance with FASB ASC 720 - Other Expense, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Stock-based Compensation

Certain employees currently participate in the stock-based compensation plan sponsored by AREC. AREC stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award (generally 0 to 5 years) using the straight-line method.

Share-based compensation to employees is accounted for under ASC 718, Compensation-Stock Compensation. Share-based compensation expense related to share awards granted to an employee is recognized based on the grant-date estimated fair values of the awards using the Black Scholes option pricing model (“Black Scholes”). The value is recognized as expense ratably over the requisite service period, which is generally the vesting term of the award. We adjust the expense for actual forfeitures as they occur. Share-based compensation expense is classified in the accompanying consolidated statements of operations based on the function to which the related services are provided.

Black-Scholes requires a number of assumptions, of which the most significant are expected volatility, expected option term (the time from the grant date until the options are exercised or expire) and risk-free rate. Expected volatility is determined using the historical volatility for the Company. The risk-free interest rate is based on the yield of US treasury government bonds with a remaining term equal to the expected life of the option. Expected dividend yield is zero because we have never paid cash dividends on common shares, and we do not expect to pay any cash dividends in the foreseeable future.

Income Taxes

Historically, the Company’s operations have been included in the AREC federal consolidated tax return and certain state returns. For the purposes of these financial statements, our income tax provisions were computed as if we filed separate tax returns (i.e., as if we had not consolidated our tax return with AREC).

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.

The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

F-11

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company expects to file U.S. federal and various state income tax returns. The Company was formed in 2020 and files as part of its parent’s corporate tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Emerging Growth Company Status

The Company is an Emerging Growth Company, as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these unaudited condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

NOTE 3 - PROPERTY AND EQUIPMENT

As of December 31, 2022 and 2021, property and equipment were comprised of the following:

	2022	2021
Processing and rail facility	$-	$11,591,274
Underground equipment	-	9,072,667
Surface equipment	-	3,201,464
Mine development	561,575	561,575
Coal refuse storage	12,134,190	12,134,192
Rare Earth Processing	-	96,107
Construction in Progress	-	12,015
Property and equipment recorded as finance leases	11,316,937	-
Land	1,624,946	1,572,435
Total	25,733,573
Less: Accumulated depreciation	(5,206,990)	(15,944,322)

Total Property and Equipment, Net	$20,526,583	$22,297,407

Depreciation expense amounted to $2,034,763 and $1,862,651 for the years of December 31, 2022 and 2021, respectively. Amortization of mining rights amounted to $1,238,449 and $1,246,740 for the years of December 31, 2022 and 2021, respectively.

F-12

The estimated useful lives are as follows:

Processing and Rail Facilities	7-20 years
Surface Equipment	7 years
Underground Equipment	5 years
Mine Development	5-10 years
Coal Refuse Storage	10 years

NOTE 4 - LEASES

The Company determines if an arrangement is a lease at inception. Operating leases are included in right-of-use assets (“ROU”), operating lease liabilities, and operating lease liabilities, non-current. Finance leases are included in property and equipment, net, finance lease liabilities, and finance lease liabilities, non-current. Lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As substantially all of the leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of future payments. Incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The ROU assets also include any prepaid lease payments made and initial direct costs incurred and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease, which is recognized when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

The Company has an operating lease for office space from an affiliated entity, Land Resources & Royalties LLC, at 11000 Highway 7 South, Kite, Kentucky 41828 and pays $1,702 per month rent and the rental lease expires January 1, 2030. The operating lease has a term of 10 years.  The Company has another operating lease from the same entity for office space at 1845 South Kentucky Highway 15, Hazard, KY 41701 and pays $420 per month in rent and the rental lease expires January 1, 2030, a term of 10 years.

The Company has finance leases for its equipment and facilities. The Company’s finance leases have remaining lease terms up to 3 years.

The components of lease expense included on the Company’s consolidated statement of operations were as follows:

		For the Year Ended December 31,
	Expense Classification	2022	2021
Operating lease expense:
Amortization of ROU asset	General and administrative	$5,817	$5,235
Accretion of Operating lease liability	General and administrative	8,599	9,181
Total operating lease expense		$14,416	$14,416

Finance lease expense:
Amortization on lease assets	Development	96,085	-
Interest on lease liabilities	Development	216,829	-
Total finance lease expense		$312,914	$-

Total		$327,330	$14,416

F-13

Other information related to leases is as follows:

	As of December 31,
	2022	2021
Weighted-average remaining lease term:
Operating leases (in years)	7.92	8.92
Financing leases (in years)	2.67	-
Weighted-average discount rate:
Operating leases	10.82%	10.82%
Financing leases	8.15%	-

Amounts relating to leases were presented on the Balance Sheets as of December 31, 2022 and 2021 in the following line items:

		As of December 31,	As of December 31,
	Balance Sheet Classification	2022	2021
Assets:
Operating lease assets	Right-of-use assets	$77,258	$
Finance lease assets, net	Property and Equipment, net	11,412,862	-
Total non-current assets		$11,490,120	$-

Liabilities:
Current
Operating lease liabilities	Operating lease liabilities	$6,346	$14,297
Finance lease liabilities	Finance lease liabilities	3,494,678	-
Non-current
Operating lease liabilities	Operating lease liabilities, non-current	69,959	67,706
Finance lease liabilities	Finance lease liabilities, non-current	6,810,211	-
Total lease liabilities		$10,381,194	$82,003

The future minimum lease payments required under leases as of December 31, 2022 were as follows:

Fiscal Year	Operating Leases	Finance Leases	Total
Remainder of 2023	14,297	4,205,900	4,220,197
2024	14,297	4,181,177	4,195,474
2025	14,297	3,153,392	3,167,689
2026	14,297	-	14,297
2027	14,297	-	14,297
Thereafter	42,890	-	42,890
Undiscounted cash flows	114,375	11,540,469	11,654,844
Less imputed interest	(38,070)	(1,235,579)	(1,273,650)
Present value of lease liabilities	$76,305	$10,304,890	$10,381,194

F-14

NOTE 5 - NOTES PAYABLE

During the year ended December 31, 2022 and 2021, principal payments on long term debt totaled $2,214,601 and $562,318, respectively. During the year ended December 31, 2021 and 2020, new debt issuances totaled $2,563,000 and $562,318, respectively.

Short-term and Long-term debt consisted of the following as of December 31, 2022 and 2021:

	2022	2021

Equipment Loans

Note payable to an unrelated company in monthly installments of $1,468, With interest at 6.95%, through maturity in March 2021, when the note is due in full. The note is secured by equipment and a personal guarantee by an officer of the Company.	-	6,106
On December 7, 2017, the Company entered into an equipment financing agreement with an unaffiliated entity, to purchase certain surface equipment for $56,900. The agreement calls for an interest rate of 8.522%, monthly payments until maturity of January 7, 2021. The note is secured by the equipment purchased. This loan is in default.	11,082	11,082
On January 25, 2018, the Company entered into an equipment loan agreement with an unrelated party in the amount of $346,660. The agreement calls for monthly payments of $11,360 until maturity date of December 24, 2020 and carries an interest rate of 9%. The loan is secured by the underlying surface equipment purchased by the loan. Loan proceeds were used directly to purchase equipment. This loan is in default.	57,509	141,689
On May 9, 2018, the Company entered into a loan agreement with an unrelated party in the amount of $1,000,000 with a maturity date of September 24, 2018 with monthly payments of $250,000 due beginning June 15, 2018. The note is secured by the assets and equity of the company and carries an interest rate of 20%. Proceeds of the note were split between receipt of $575,000 cash and $425,000 payment for new equipment. The note is secured by the equipment purchased by the note and a personal guarantee of an officer.	-	1,000,000

Corporate Loan

On June 3, 2022, the Company entered into a loan agreement with an unrelated party in the amount of $2,500,000 with a maturity date of June 27, 2023. The interest rate is 5% and payments are based on coal sales.	1,604,180	-

On April 20, 2022 the Company entered into a loan agreement with an unrelated party in the amount of $45,000 and will repay $63,000. This loan is in default.	63,000	-

On April 23, 2020, the Company received loan proceeds in the amount of approximately $2,649,800 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the period. On January 26, 2022, the Company received forgiveness of $1,521,304 of principal.

	-	2,649,800

On September 11, 2020, the Company entered into a $1,493,233.65 settlement agreement with a non-related party. Starting April 1, 2021, the note requires monthly payments of $100,000 until the balance is paid in full.	-	1,293,234

Equipment Loans - McCoy

On September 25, 2017, the Company’s subsidiary McCoy entered into an equipment purchase Agreement, which carries 0% interest with an unaffiliated entity, Inc. to purchase certain underground mining equipment for $350,000. The agreement provided for $20,000 monthly payments until the balance is paid in full. The note matures on September 25, 2019, and the note is in default. The note is secured by the equipment purchased with the note.	181,736	181,737

Total note payables	1,917,507	5,832,125
Less: Current maturities	1,917,507	5,283,647

Total Long-term note payables, net of discount	$-	$548,477

F-15

Affiliate notes consisted of the following as of December 31, 2022 and 2021:

	2022	2021

Notes payable to affiliate, due on demand with no interest and is uncollateralized. Equipment purchasing was paid by an affiliate resulting in the note payable.	$205,000	$74,000

Total affiliate note payables	205,000	74,000

Total interest expenses were $127,486 and $1,789,481 for the years ending December 31, 2022 and 2021, respectively.

The entire $1,917,507 principal balance is due and payable in 2023.

NOTE 6 - RELATED PARTY TRANSACTIONS

During 2015, equipment purchasing was paid by an affiliate resulting in a note payable. The balance of the note was $0 and $74,000 as of December 31, 2022 and 2021, respectively.

On June 11, 2020 the Company purchased $1,494,570 of secured debt included accrued interest that had been owed to that party, by an operating subsidiary of a related party. As a result of the transaction, the Company is now the creditor on the four notes. The first note in the amount of $75,000 is dated June 28, 2013, carries an interest rate of 12% and was due on June 28, 2015. The second note in the amount of $150,000 is dated June 28, 2013, carries an interest rate of 12% and was due June 28, 2015. The third note in the amount of $199,500 is dated March 18, 2014, carries an interest rate of 4% and was due on March 18, 2016. The fourth note in the amount of $465,500 is dated March 18, 2014, carries an interest rate of 4% and was due on March 18, 2016. The notes are in default and have been fully impaired due to collectability uncertainty.

On January 1, 2021, the Company purchased $250,000 of secured debt including accrued interest that has been owed to that party, by an operating subsidiary of a related party. As a result of the transaction, the Company is now the creditor on the note. The note is in default and has been fully impaired due to collectability uncertainty.

American Resources Corp

AREC provides the Company with certain services, including, but not limited to, treasury, legal, accounting, human resources, tax, financial reporting, and information technology. Our Consolidated Financial Statements reflect allocations of these costs. These allocations may not be indicative of the actual expenses that would have been incurred as a stand-alone entity. In addition, the Company’s employees have historically participated in AREC’s stock-based plan as discussed in Note 9.

F-16

NOTE 7 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The primary temporary differences that give rise to the deferred tax assets and liabilities are as follows: accrued expenses.

Deferred tax liability and assets consisted of $3,152,855 and $5,338,229 as of December 31, 2022 and 2021, respectively, which was fully reserved. Deferred tax assets consist of net operating loss carryforwards in the amount of $26,300,570 and $23,585,110 as of December 31, 2022 and 2021, respectively, which was fully reserved. The net operating loss carryforwards for years 2015, 2016, 2017, 2018, 2019, 2020, and 2021 begin to expire in 2035. The application of net operating loss carryforwards are subject to certain limitations as provided for in the tax code. The Tax Cuts and Jobs Act was signed into law on December 22, 2017, and reduced the corporate income tax rate from 34% to 21%. The Company’s deferred tax assets, liabilities, and valuation allowance have been adjusted to reflect the impact of the new tax law.

On March 25, 2020, the CARES Act was established with implications of corporate tax treatment. The CARES Act provides that NOLs arising in a tax year beginning after December 31, 2018 and before January 1, 2021 can be carried back to each of the five tax years preceding the tax year of such loss. The CARES Act temporarily and retroactively increases the limitation on the deductibility of interest expense under Code Sec. 163(j)(1) from 30% to 50% for the tax years beginning in 2019 and 2020.

The Company’s effective income tax rate is lower than what would be expected if the U.S. federal statutory rate (21%) were applied to income before income taxes primarily due to certain expenses being deductible for tax purposes but not for financial reporting purposes. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. All years are open to examination as of December 31, 2022.

NOTE 8: COMMITMENTS AND CONTIGENCIES

In the course of normal operations, the Company is involved in various claims and litigation that management intends to defend. The range of loss, if any, from potential claims cannot be reasonably estimated. However, management believes the ultimate resolution of matters will not have a material adverse impact on the Company’s business or financial position.

ReElement Technologies Sublicense Agreement

On April 1, 2022, the Company (“Licensee”) entered into a sublicense agreement with ReElement Technologies LLC (“RETC” or “Licensor”) related to various technologies and patents related to separation of elements utilizing chromatography and separation, isolation, and concentration of elements from various coal-based feedstocks. ACC will pay RETC a monthly license fee of $10,000 starting on the second anniversary date of the sublicense agreement. ACC is granted the right to recoup during any rolling six-month period the license fee paid by selling sufficient Licensed Products meaning product, process or service: (a) whose manufacture or use is claimed in whole or in part by use of the non-Purdue License Agreements; and/or (b) is itself, or whose development, manufacture, use, sale or importation, uses, incorporates, is made with and/or is or was created or derived from any non-Purdue license agreements. ACC shall pay royalties to RETC of 2% of the gross sales for products not purchased by RETC within 20 days after the end of the month. The term of the agreement shall remain in effect for 5 years and is renewable for another 5 years thereafter.

Leases

The Company has an operating lease for office space from an affiliated entity, Land Resources & Royalties, at 11000 Highway 7 South, Kite, Kentucky 41828 and pay $1,702 per month rent and the rental lease expires January 1, 2030. The operating lease has a term of 10 years.  The Company has another operating lease from the same entity for office space at 1845 South Kentucky Highway 15, Hazard, KY 41701 and pays $420 per month in rent and the rental lease expires January 1, 2030, a term of 10 years.

The Company has finance leases for its equipment and facilities.

Contracts

Employment Agreements - We have employment, severance, and change of control agreements with certain officers.

F-17

NOTE 9: SHARE-BASED COMPENSATION

Stock-based compensation related to options issued to employees amounted to $1,692,676 and $1,093,603 for the year ended December 31, 2022 and 2021, respectively, which was recorded in development expense in the consolidated statement of operations.

The following table summarizes the activity of the stock option for the year ended December 31, 2022. All amounts are denominated in $, except year and share amounts:

			Weighted Avg.
	Number of	Weighted	Remaining	Aggregate
	Share	Avg. Exercise	Contractual	Intrinsic
	Options	Price Per Share	Term (years)	Value
Outstanding as of December 31, 2020	2,159,269	$1.82	5.07	$1,919,129
Granted	2,045,000	$1.27	6.30	$2,774,850
Exercised	-	$-	-	$-
Forfeited	-	$-	-	$-
Outstanding as of December 31, 2021	4,204,269	$1.61	5.66	$3,186,870
Vested and exercisable as of December 31, 2021	888,659	$1.58	5.05	$749,470
Granted	1,900,000	$2.44	7.13	$3,510,000
Exercised	(275,000)	$1.45	3.54	$58,500
Forfeited	-	$-	-	$-
Outstanding as of December 31, 2022	5,829,269	$1.65	5.40	$3,176,860
Vested and exercisable as of December 31, 2022	3,159,268	$1.52	5.39	$3,186,870

NOTE 10: SUBSEQUENT EVENTS

Management has evaluated events or transactions that have occurred since December 31, 2022 that would merit recognition or disclosure in the financial statements. This evaluation was completed through the date of issuance of the financial statements.

Mutual services and transition agreement

On [•], 2023, the Company and AREC entered into a mutual services and transition agreement. The Mutual Services and Transition Agreement governs the relationship between AREC and the Company up to and after completion of the Spin-Off and allocate between AREC and the Company’s various assets, rights, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities and in certain cases could result in certain significant business relationships between the Company and AREC.

F-18

Sale Agreement

On August 11, 2023 American Carbon Corp (“ACC”) entered into a coal sale agreement with Marco International Corporation.  The agreement is for an amount up to $20,000,000 and is based on an advance rate of 70% of the index pricing value of accepted coal and the agreement carries a premium of 3.25% of the index pricing.

Deane Mining LOI

On August 1, 2023 the Company, received a deposit (“Deane Deposit”) whereby entering the Company into a binding letter of intent (“Letter of Intent”) to sell certain assets associated to its Deane Mining complex to Integrity Carbon Solutions LLC (“Integrity” or “ICS”). Total consideration for the Company’s Deane Mining complex is approximately $20,600,000 of enterprise value which consists of: (i) the $200,000 Deane Deposit, (ii) $800,000 paid upon the consummation of the transaction as contemplated in the Letter of Intent (“Closing Payment”), (iii) $500,000 per calendar quarter for a period twenty-one consecutive calendar quarters following the Closing Payment (“Quarterly Payments”), and (iv) the assumption and replacement of approximately $9,100,000 of associated environmental reclamation bonds.

Bond Purchase Agreement

On May 31, 2023, the Company’s wholly owned subsidiary, Wyoming County Coal LLC (“WCC”), entered into a Bond Purchase Agreement (“Purchase Agreement”) with Hilltop Securities Inc. (the “Underwriter”), the West Virginia Economic Development Authority (“WVEDA”), a public corporation and governmental instrumentality organized and existing under the laws of the State of West Virginia (the “Issuer”) to sell private activity, Solid Waste Disposal Facility Revenue Bonds, Series 2023, at the purchase price of $45,000,000 less an underwriting discount of $900,000. The bonds hold an annual interest rate of 9% and a maturity date of June 8, 2038. The Bond Purchase Agreement closed on June 8, 2023.

F-19

American Carbon Corp and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash	$297,245	$3,843,246
Receivables	1,682,907	551,063
Inventory	2,959,511	446,690
Prepaid fees and deposits	566,193	555,693
Advances to related party	-	-
Total Current Assets	5,505,856	5,396,692

Cash - restricted	1,242,446	1,241,493
Property and Equipment, net	20,118,975	20,526,583
Right of use assets	75,705	77,258
Notes receivables	99,022	99,022
Total Assets	$27,042,004	$27,341,048
Liabilities And Equity
Current liabilities:
Trade payables	$4,305,975	$4,916,243
Non-trade payables	2,685,008	2,524,243
Accounts payable - related party	3,005,044	4,434,014
Accrued interest	106,885	103,066
Due to affiliate	205,000	205,000
Current portion of long term debt	839,731	1,917,507
Operating lease liabilities	6,520	6,346
Finance lease liabilities	3,566,367	3,494,678
Total current liabilities	14,720,530	17,601,097

Remediation liability	20,543,926	20,295,634
Long-term portion of notes payable	-	-
Operating lease liabilities, non-current	68,262	69,959
Finance lease liabilities, non-current	5,891,281	6,810,211
Total liabilities	41,223,999	44,776,901

Commitments and contingencies (Note 8)

Stockholders’ deficit:
Common stock, no par value; 2,500 shares authorized, issued and outstanding	-	-
Additional paid-in capital	146,362,415	141,948,972
Accumulated deficit	(160,544,410)	(159,384,825)
Total stockholders’ deficit	(14,181,995)	(17,435,853)
Total liabilities and stockholders’ deficit	$27,042,004	$27,341,048

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-20

American Carbon Corp and Subsidiaries
Condensed Consolidated Statement of Operations

	Three Months Ended March 31,
	2023	2022
Revenue
Coal sales	$8,723,185	$9,031,259
Metal recovery and sales	1,744	-
Royalty income	124,662	12,137
Total revenue	8,849,591	9,043,396

Operating expenses
Cost of coal sales and processing	2,705,820	2,890,858
Accretion	248,293	267,622
Depreciation	13,336	595,292
Amortization of mining rights	305,859	303,394
General and administrative	475,841	442,090
Professional fees	149,377	223,651
Production taxes and royalties	448,170	865,258
Development	5,633,908	6,784,188
Total operating expenses	9,980,604	12,372,353

Net loss from operations	(1,131,013)	(3,328,957)

Other income (expense)
Other income and (expense)	-	82,156
Gain on cancelation of debt	-	1,521,304
Interest income	(562)	-
Interest expense	(28,010)	(115,823)
Total other income (expenses)	(28,572)	1,487,637

Net loss	$(1,159,585)	$(1,841,320)

Net loss per share - basic	$(463.83)	$(736.53)

Weighted average shares outstanding - basic	2,500	2,500

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-21

American Carbon Corp and Subsidiaries
Condensed Consolidated Statements of Changes in Equity

	Common Stock		Additional	Accumulated	Total
	No. of Shares	Amount	Paid-in Capital	Deficit	Equity
Balance as of December 31, 2021	2,500	$-	$137,950,120	$(141,334,506)	$(3,384,386)
Net transfer from parent	-	-	5,368,049	-	5,368,049
Net loss	-	-	-	(1,841,320)	(1,841,320)
Balance as of March 31, 2022	2,500	$-	$143,318,169	$(143,175,826)	$142,343

	Common Stock		Additional	Accumulated	Total
	No. of Shares	Amount	Paid-in Capital	Deficit	Equity
Balance as of December 31, 2022	2,500	$-	$141,948,972	$(159,384,825)	$(17,435,853)
Net transfer from parent	-	-	4,413,443	-	4,413,443
Net loss	-	-	-	(1,159,585)	(1,159,585)
Balance as of March 31, 2023	2,500	$-	$146,362,415	$(160,544,410)	$(14,181,995)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-22

American Carbon Corp. and Subsidiaries
Statements of Cash Flows

	For the three months ended March 31,
	2023	2022
Cash Flows from Operating activities:
Net loss	$(1,159,585)	$(1,841,320)
Adjustments to reconcile net income loss) to net cash
Depreciation expense	13,336	595,292
Amortization of mining rights	305,859	303,394
Accretion expense	248,292	267,622
Stock compensation	384,719	438,811

Change in current assets and liabilities:
Accounts receivable	(1,131,844)	305,562
Inventory	(2,512,821)	(1,236,065)
Prepaid expenses and other current assets	(10,500)	(951,410)
Accounts payable	(449,503)	(319,665)
Accrued interest	3,819	(55,954)
Accounts payable related party	(1,428,970)	651,925
Right of use assets	30	30
Cash used in operating activities	(5,737,168)	(1,841,778)

Cash Flows from Investing activities:
Capital expenditures	88,413	(81,708)
Cash invested in note receivable	-	(335,000)
Cash provided by investing activities	88,413	(416,708)

Cash Flows from Financing activities:
Principal payments on long term debt	(1,077,776)	-
Payments of finance lease liabilities	(847,241)	-
Net transfers from Parent	4,028,724	3,100,501
Cash provided by financing activities	2,103,707	3,100,501

Increase (decrease) in cash	(3,545,048)	842,015
Cash and cash equivalents, including restricted cash, beginning of period	5,084,739	1,960,020
Cash and cash equivalents, including restricted cash, end of period	$1,539,691	$2,802,035

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-23

NOTE 1 - SUMMARY OF SIGNIFIANCT ACCOUNTING POLICIES

Description of Business

American Carbon Corp (the “Company”, “ACC”, “we”, “us” or “our”) was incorporated on June 10, 2015 in the state of Indiana. The Company is a wholly-owned subsidiary of American Resources Corporation (“American Resources”, or “AREC”, or “Parent”).

We are an Indiana based Company with operations primarily focused on the extraction, processing, transportation, and distribution of carbon for a variety of industries, with a primary focus on metallurgical quality carbon to the steel industry. Our operations are strategically located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon is concentrated.

We have six carbon mining and processing operating subsidiaries: McCoy Elkhorn Coal LLC (doing business as McCoy Elkhorn Coal Company) (McCoy Elkhorn), Knott County Coal LLC (Knott County Coal), Deane Mining, LLC (Deane Mining), Wyoming County Coal LLC (Wyoming County), Perry County Resources (Perry County) located in eastern Kentucky and western West Virginia within the Central Appalachian basin, and ERC Mining Indiana Corporation (ERC) located in southwest Indiana within the Illinois basin. The carbon targeted by the Company are generally comprise of metallurgical carbon (used for steel making), pulverized carbon injections (used in the steel making process) and ancillary production of high-BTU, low sulfur, low moisture bituminous carbon used for a variety of uses within several industries, including industrial customers and specialty products.

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries should be read in conjunction with the consolidated financial statements and accompanying notes contained elsewhere in this information statement. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the SEC applicable to interim financial information. Certain information and note disclosures included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been omitted in these interim statements, as allowed by such SEC rules and regulations. The condensed consolidated balance sheet as of December 31, 2022 has been derived from audited financial statements, but it does not include all disclosures required by GAAP. However, we believe the disclosures are adequate to make the information presented not misleading.

The unaudited results of operations for the interim periods shown in these financial statements are not necessarily indicative of operating results for the entire year. In our opinion, the accompanying unaudited condensed consolidated financial statements recognize all adjustments of a normal recurring nature considered necessary to fairly state the financial position, results of operations, and cash flows for each interim period presented.

The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries have been derived from the consolidated financial statements and accounting records of AREC as if the Company had operated on a stand-alone basis during the periods presented and were prepared utilizing the legal entity approach, in accordance with GAAP, and pursuant to the rules and regulations of the SEC. ACC has historically operated as a wholly owned subsidiary of AREC and not as a stand-alone company.

All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the financial statements. The financial statements also include expense allocations for certain functions provided by AREC, including, but not limited to certain general corporate expenses related to finance, legal, information technology, human resources, communications, procurement, tax, treasury and insurance. These general corporate expenses are included in the consolidated statements of operations. The amounts allocated were $143,877 and $127,286 for the periods ended March 31, 2022 and 2021, respectively. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of total capital invested or other allocation methodologies that are considered to be a reasonable reflection of the utilization of the services provided to the benefits received. The allocations may not, however, reflect the expense the Company would have incurred as a stand-alone company for the periods presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party.

F-24

Following the spinoff from AREC, the Company may perform certain functions using its own resources or purchased services. For an interim period following the spinoff, however, some of these functions will continue to be provided by AREC under a transition services agreement.

AREC maintains various benefit and stock-based compensation plans at a corporate level while certain defined pension benefit plans are maintained at a subsidiary level. The Company’s employees participate in these programs and the costs associated with its employees are included in the Company’s consolidated financial statements, as well as any net benefit plan assets or obligations.

Principles of Consolidation

The consolidated financial statements were prepared in accordance with GAAP and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying consolidated financial statements.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include inventories; mineral reserves and resources; long-lived asset impairments; reclamation obligations; lease classification; present value of right-of-use assets and lease liabilities; and the valuation of stock-based compensation. Estimates are based on management’s best knowledge of current events, historical experience, actions that the Company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances. As additional information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Going Concern

As of March 31, 2023, the Company has a cash balance and working capital deficit of $1,539,691 and $(11,943,232), respectively. The Company has suffered recurring losses from operations for the period ended March 31, 2023 and the year ended December 31, 2022 of $1,159,585 and $18,050,319, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date of the issuance of these Consolidated Financial Statements. We plan to generate profits by selling critical material concentrates as well as purified elements.

However, we will need to raise the funds required to do so through loans from our sole member, sale of our securities or through loans from third parties. We do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to cease operations. We may not be successful in raising the capital needed to expand or develop operations. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern; no adjustments to the financial statements have been made to account for this uncertainty.

F-25

Asset Retirement Obligations (ARO) - Reclamation

At the time they are incurred, legal obligations associated with the retirement of long-lived assets are reflected at their estimated fair value, with a corresponding charge to mine development. Obligations are typically incurred when we commence development of underground and surface mines, and include reclamation of support facilities, refuse areas and slurry ponds or through acquisitions.

Obligations are reflected at the present value of their future cash flows. We reflect accretion of the obligations for the period from the date they incurred through the date they are extinguished. The asset retirement obligation assets are amortized using the units-of-production method over estimated recoverable (proved and probable) deposits. We are using a discount rate of 10%. Federal and State laws require that mines be reclaimed in accordance with specific standards and approved reclamation plans, as outlined in mining permits. Activities include reclamation of pit and support acreage at surface mines, sealing portals at underground mines, and reclamation of refuse areas and slurry ponds.

We assess our ARO at least annually and reflect revisions for permit changes, changes in our estimated reclamation costs and changes in the estimated timing of such costs.

The table below reflects the changes to our ARO:

Balance as of December 31, 2022	$20,295,634
Accretion - 3 months March 31, 2023	248,292
Reclamation work - 3 months March 31, 2023	-
Balance as of March 31, 2023	$20,543,926
Balance as of December 31, 2021	$18,951,587
Accretion - 3 months March 31, 2022	267,622
Reclamation work - 3 months March 31, 2022	-
Balance as of March 31, 2022	$19,219,209

Receivables

Accounts receivables are recorded at amounts that are expected to be collected, based on past collection history, the economic environment and specified risks identified in the receivables portfolio. The Company recognizes an allowance for losses on trade and other accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging and expected future write-offs, as well as an assessment of specific identifiable amounts considered at risk or uncollectible. Allowance for trade receivables as of March 31, 2023 and 2022 amounted to $0 and $0, respectively. Allowance for other accounts receivables as of March 31, 2023 and 2022 amounted to $0 and $0, respectively.

F-26

NOTE 2 - PROPERTY AND EQUIPMENT

As of March 31, 2023 and December 31, 2022, property and equipment were comprised of the following:

	March 31, 2023	December 31, 2022
Processing and rail facility	$-	$-
Underground equipment	-	-
Surface equipment	-	-
Coal refuse storage	12,134,190	12,134,190
Mine Development	561,575	561,575
Property and equipment recorded as finance leases	11,316,935	11,412,862
Land	1,624,946	1,572,435
Less: Accumulated depreciation	(5,518,671)	(5,199,478)

Total Property and Equipment, Net	$8,802,038	$9,113,722

Depreciation expense amounted to $13,336 and $595,292 for the period March 31, 2023 and March 31, 2022, respectively. Amortization of mining rights amounted to $305,859 and $303,394 for the period March 31, 2023 and March 31, 2022, respectively.

The estimated useful lives are as follows:

Processing and Rail Facilities	7-20 years
Surface Equipment	7 years
Underground Equipment	5 years
Mining Rights	5-10 years
Coal Refuse Storage	10 years

NOTE 3 - LEASES

The Company determines if an arrangement is a lease at inception. Operating leases are included in right-of-use assets (“ROU”), operating lease liabilities, and operating lease liabilities, non-current. Finance leases are included in property and equipment, net, finance lease liabilities, and finance lease liabilities, non-current. Lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As substantially all of the leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of future payments. Incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The ROU assets also include any prepaid lease payments made and initial direct costs incurred and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease, which is recognized when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

The Company has an operating lease for office space from an affiliated entity, Land Resources & Royalties LLC, at 11000 Highway 7 South, Kite, Kentucky 41828 and pay $1,702 per month rent and the rental lease expires January 1, 2030. The operating lease has a term of 10 years.  The Company has another operating lease from the same entity for office space at 1845 South Kentucky Highway 15, Hazard, KY 41701 and pays $420 per month in rent and the rental lease expires January 1, 2030, a term of 10 years.

The Company has finance leases for its equipment and facilities. The Company’s finance leases have remaining lease terms up to 3 years.

F-27

The components of lease expense included on the Company’s consolidated statement of operations were as follows:

		For the Three Months Ended March 31,		For the Year Ended December 31,
	Expense Classification	2023	2022	2022	2021
Operating lease expense:
Amortization of ROU asset	General and administrative	$1,553	$1,397	$5,817	$5,235
Accretion of Operating lease liability	General and administrative	2,051	2,207	8,599	9,181
Total operating lease expense		$3,604	$3,604	$14,416	$14,416

Finance lease expense:
Amortization on lease assets	Development	95,927	3,383	96,085	-
Interest on lease liabilities	Development	204,234	7,423	216,829	-
Total finance lease expense		$300,161	$10,807	$312,914	$-

Total		$303,765	$14,411	$327,330	$14,416

Other information related to leases is as follows:

	As of March 31, 2023	As of December 31, 2022
Weighted-average remaining lease term:
Operating leases (in years)	7.67	7.92
Financing leases (in years)	2.43	2.67
Weighted-average discount rate:
Operating leases	10.82%	10.82%
Financing leases	8.15%	8.15%

Amounts relating to leases were presented on the Balance Sheets as of March 31, 2023 and 2022 in the following line items:

		As of March 31,	As of December 31,
	Balance Sheet Classification	2023	2022
Assets:
Operating lease assets	Right-of-use assets	$75,705	$77,258
Finance lease assets, net	Property and Equipment, net	11,316,935	11,412,862
Total non-current assets		$11,392,641	$11,490,120

Liabilities:
Current
Operating lease liabilities	Operating lease liabilities	$6,520	$6,346
Finance lease liabilities	Finance lease liabilities	3,566,367	3,494,678
Non-current
Operating lease liabilities	Operating lease liabilities, non-current	68,262	69,959
Finance lease liabilities	Finance lease liabilities, non-current	5,891,281	6,810,211
Total lease liabilities		$9,532,430	$10,381,194

F-28

The future minimum lease payments required under leases as of March 31, 2023 were as follows:

Fiscal Year	Operating Leases	Finance Leases	Total
Remainder of 2023	10,723	3,154,425	3,165,148
2024	14,297	4,181,177	4,195,474
2025	14,297	3,153,392	3,167,689
2026	14,297	-	14,297
2027	14,297	-	14,297
Thereafter	42,890	-	42,890
Undiscounted cash flows	110,800	10,488,994	10,599,795
Less imputed interest	(36,018)	(1,031,347)	(1,067,366)
Present value of lease liabilities	$74,782	$9,457,647	$9,532,429

NOTE 4 - NOTES PAYABLE

During the three-month period ended March 31, 2023, principal reductions on long term debt totaled $1,077,776, primarily due to payments of the Integrity loan. During the three-month period ended March 31, 2023, increases to long term debt totaled $0.

During the three-month period ended March 31, 2022, principal reductions on long term debt totaled $1,560,862, primarily due to debt forgiveness of PPP loan.

Short-term and Long-term debt consisted of the following as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
On December 7, 2017, the Company entered into an equipment financing agreement with an unaffiliated entity, to purchase certain surface equipment for $56,900. The agreement calls for an interest rate of 8.522%, monthly payments until maturity of January 7, 2021. The note is secured by the equipment purchased. This loan is in default.	11,082	11,082
On January 25, 2018, the Company entered into an equipment loan agreement with an unrelated party in the amount of $346,660. The agreement calls for monthly payments of $11,360 until maturity date of December 24, 2020 and carries an interest rate of 9%. The loan is secured by the underlying surface equipment purchased by the loan. Loan proceeds were used directly to purchase equipment. This loan is in default.	36,464	57,509
On June 3, 2022, the Company entered into a loan agreement with an unrelated party in the amount of $2,500,000 with a maturity date of June 27, 2023. The interest rate is 5% and payments are based on coal sales.	547,449	1,604,180
On April 20, 2022 the Company entered into a loan agreement with an unrelated party in the amount of $45,000 and will repay $63,000. This loan is in default.	63,000	63,000
On September 25, 2017, the Company’s subsidiary McCoy entered into an equipment purchase Agreement, which carries 0% interest with an unaffiliated entity, Inc. to purchase certain underground mining equipment for $350,000. The agreement provided for $20,000 monthly payments until the balance is paid in full. The note matures on September 25, 2019, and the note is in default. The note is secured by the equipment purchased with the note.	181,736	181,736

Total note payables	839,731	1,917,507
Less: Current maturities	839,731	1,917,507

Total Long-term note payables, net of discount	$-	$-

F-29

Affiliate notes consisted of the following as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December31, 2022

Notes payable to affiliate, due on demand with no interest and is uncollateralized. Equipment purchasing was paid by an affiliate resulting in the note payable.	$205,000	$74,000

Total affiliate note payables	205,000	74,000

Total interest expenses was 28,010 and 115,823 for the three months ended March 31, 2023 and 2022, respectively.

The entire $839,731 principal balance is due and payable in 2023.

NOTE 5 - RELATED PARTY TRANSACTIONS

American Resources Corp

AREC provides the Company with certain services, including, but not limited to, treasury, legal, accounting, human resources, tax, financial reporting, and information technology. Our Consolidated Financial Statements reflect allocations of these costs. These allocations may not be indicative of the actual expenses that would have been incurred as a stand-alone entity. In addition, the Company’s employees have historically participated in AREC’s stock-based plan as discussed in Note 10.

NOTE 6: COMMITMENTS AND CONTIGENCIES

In the course of normal operations, the Company is involved in various claims and litigation that management intends to defend. The range of loss, if any, from potential claims cannot be reasonably estimated. However, management believes the ultimate resolution of matters will not have a material adverse impact on the Company’s business or financial position.

ReElement Technologies Sublicense Agreement

On April 1, 2022, the Company (“ACC” or “Licensee”) entered into a sublicense agreement with ReElement Technologies LLC (“RETC” or “Licensor”) related to various technologies and patents related to separation of elements utilizing chromatography and separation, isolation, and concentration of elements from various coal-based feedstocks. ACC will pay RETC a monthly license fee of $10,000 starting on the second anniversary date of the sublicense agreement. ACC is granted the right to recoup during any rolling six-month period the license fee paid by selling sufficient Licensed Products meaning product, process or service: (a) whose manufacture or use is claimed in whole or in part by use of the non-Purdue License Agreements; and/or (b) is itself, or whose development, manufacture, use, sale or importation, uses, incorporates, is made with and/or is or was created or derived from any non-Purdue license agreements. ACC shall pay royalties to RETC of 2% of the gross sales for products not purchased by RETC within 20 days after the end of the month. The term of the agreement shall remain in effect for 5 years and is renewable for another 5 years thereafter.

Leases

The Company has an operating lease for office space from an affiliated entity, Land Resources & Royalties LLC, at 11000 Highway 7 South, Kite, Kentucky 41828 and pay $1,702 per month rent and the rental lease expires January 1, 2030. The operating lease has a term of 10 years. The Company has another operating lease from the same entity for office space at 1845 South Kentucky Highway 15, Hazard, KY 41701 and pays $420 per month in rent and the rental lease expires January 1, 2030, a term of 10 years.

F-30

The Company has finance leases for its equipment and facilities.

Contracts

Employment Agreements - We have employment, severance, and change of control agreements with certain officers.

NOTE 7: SHARE-BASED COMPENSATION

Stock-based compensation related to options issued to employees amounted to $384,719 and $438,811 for the period ended March 31, 2023 and 2022, respectively, which was recorded in development costs expense in the consolidated statement of operations.

The following table summarizes the activity of the stock option for the year ended December 31, 2022. All amounts are denominated in $, except year and share amounts:

			Weighted Avg.
	Number of	Weighted	Remaining	Aggregate
	Share	Avg. Exercise	Contractual	Intrinsic
	Options	Price Per Share	Term (years)	Value
Outstanding as of December 31, 2020	2,159,269	$1.82	5.07	$1,919,129
Granted	2,045,000	$1.27	6.30	$2,774,850
Exercised	-	$-	-	$-
Forfeited	-	$-	-	$-
Outstanding as of December 31, 2021	4,204,269	$1.61	5.66	$3,186,870
Vested and exercisable as of December 31, 2021	888,659	$1.58	5.05	$749,470
Granted	1,900,000	$2.44	7.13	$3,510,000
Exercised	(275,000)	$1.45	3.54	$58,500
Forfeited	-	$-	-	$-
Outstanding as of December 31, 2022	5,829,269	$1.65	5.40	$3,176,860
Vested and exercisable as of December 31, 2022	3,159,268	$1.52	5.39	$3,186,870
Granted	-	$-	-	$-
Exercised	-	$-	-	$-
Forfeited	-	$-	-	$-
Outstanding as of March 31, 2023	5,829,269	$1.65	5.15	$5,484,200
Vested and exercisable as of March 31, 2023	3,159,268	$1.52	5.3900	$2,906,527

F-31

NOTE 8: SUBSEQUENT EVENTS

Management has evaluated events or transactions that have occurred since December 31, 2022 that would merit recognition or disclosure in the financial statements. This evaluation was completed through the date of issuance of the financial statements.

Mutual services and transition agreement

On [•], 2023, the Company and AREC entered into a mutual services and transition agreement. The Mutual Services and Transition Agreement governs the relationship between AREC and the Company up to and after completion of the Spin-Off and allocate between AREC and the Company’s various assets, rights, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities and in certain cases could result in certain significant business relationships between the Company and AREC.

Sale Agreement

On August 11, 2023 American Carbon Corp (“ACC”) entered into a coal sale agreement with Marco International Corporation.  The agreement is for an amount up to $20,000,000 and is based on an advance rate of 70% of the index pricing value of accepted coal and the agreement carries a premium of 3.25% of the index pricing.

Deane Mining LOI

On August 1, 2023 the Company, received a deposit (“Deane Deposit”) whereby entering the Company into a binding letter of intent (“Letter of Intent”) to sell certain assets associated to its Deane Mining complex to Integrity Carbon Solutions LLC (“Integrity” or “ICS”). Total consideration for the Company’s Deane Mining complex is approximately $20,600,000 of enterprise value which consists of: (i) the $200,000 Deane Deposit, (ii) $800,000 paid upon the consummation of the transaction as contemplated in the Letter of Intent (“Closing Payment”), (iii) $500,000 per calendar quarter for a period twenty-one consecutive calendar quarters following the Closing Payment (“Quarterly Payments”), and (iv) the assumption and replacement of approximately $9,100,000 of associated environmental reclamation bonds.

Bond Purchase Agreement

On May 31, 2023, the Company’s wholly owned subsidiary, Wyoming County Coal LLC (“WCC”), entered into a Bond Purchase Agreement (“Purchase Agreement”) with Hilltop Securities Inc. (the “Underwriter”), the West Virginia Economic Development Authority (“WVEDA”), a public corporation and governmental instrumentality organized and existing under the laws of the State of West Virginia (the “Issuer”) to sell private activity, Solid Waste Disposal Facility Revenue Bonds, Series 2023, at the purchase price of $45,000,000 less an underwriting discount of $900,000. The bonds hold an annual interest rate of 9% and a maturity date of June 8, 2038. The Bond Purchase Agreement closed on June 8, 2023.

On August 13, 2023 American Resources Corporation (“American Resources” or the “Company”), received a non-binding letter of interest for the assets of American Carbon Corporation (“American Carbon” or “ACC”), from a non-affiliated party. Total consideration for ACC’s assets is approximately $300,000,000 of cash value which consists of: (i) $20,000,000 cash at closing and (2) balance to be paid out as a royalty agreement at a rate of 10% plus a profit split to determined subject to further diligence and (3) the assumption and replacement of associated environmental reclamation bonds.

On August 13, 2023 American Resources Corporation (“American Resources” or the “Company”), received a non-binding letter of interest for the assets of Perry County Resources ( “PCR”), from a non-affiliated party. Total consideration for PCR’s assets is approximately $40,000,000 of cash value which consists of: (i) $2,000,000 cash at closing and (2) balance to be paid out as a royalty agreement at a rate of 10% plus a profit split to determined subject to further diligence and (3) the assumption and replacement of associated environmental reclamation bonds.

F-32